UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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1Life Healthcare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

Dear Stockholders of 1Life Healthcare, Inc.:

You are cordially invited to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of 1Life Healthcare, Inc. (“1Life”) to be held virtually on                 , 2022, at      a.m. Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated July 20, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among 1Life, Amazon.com, Inc., a Delaware corporation (“Amazon”), and Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Amazon (“Merger Sub”) providing for the acquisition of 1Life by Amazon, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to 1Life’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Upon the terms and subject to the conditions of the Merger Agreement, Amazon will acquire 1Life via the merger of Merger Sub with and into 1Life, with 1Life continuing as the surviving corporation and an indirect wholly-owned subsidiary of Amazon (the “Merger”).

If the Merger is completed, you will be entitled to receive $18.00 in cash, without interest thereon, for each share of 1Life common stock (“common stock”) that you own immediately prior to the time at which the Merger will become effective (unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights), which represents a premium of approximately 83% to the closing price of 1Life’s common stock on July 19, 2022, the last full trading day prior to the entry into the Merger Agreement.

1Life’s Board of Directors (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”) are fair to, and in the best interests of, 1Life and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, (iii) resolved to recommend adoption of the Merger Agreement and approval of the Transactions by the stockholders of 1Life and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of 1Life.

The Board of Directors unanimously recommends, on behalf of 1Life, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We urge you to read both the proxy statement and Merger Agreement carefully in their entirety.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote at the meeting your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of a majority of all outstanding shares of 1Life’s common stock as of the close of business on                 , 2022 which is the record date for the Special Meeting.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, and who object in writing to the Merger prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section captioned “The Merger—Appraisal Rights” in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement, will be entitled to appraisal rights to obtain the fair value of their shares of 1Life.

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Amir Dan Rubin
Chair, Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                , 2022, and is first being mailed to our stockholders on or about                , 2022.

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 814-0927

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                 , 2022

Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of 1Life Healthcare, Inc., a Delaware corporation (“1Life”), to be held virtually on                 , at                 Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM, for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated July 20, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among 1Life, Amazon.com, Inc., a Delaware corporation (“Amazon”), and Negroni Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Amazon will acquire 1Life via a merger of Merger Sub with and into 1Life, with 1Life continuing as the surviving corporation and an indirect wholly-owned subsidiary of Amazon (the “Merger”);

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to 1Life’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on                 , 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

1Life’s Board of Directors (the “Board of Directors”) unanimously recommends, on behalf of 1Life, that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote virtually, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Amir Dan Rubin
Chair, Chief Executive Officer and President
Dated: , 2022

1LIFE HEALTHCARE, INC.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2022

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                 , 2022

This proxy statement is available on the investor relations page of our website at http://investor.onemedical.com/. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference. We intend to mail these proxy materials on or about                 , 2022 to all stockholders of record entitled to vote at the Special Meeting.

A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten (10) days prior to the Special Meeting at our principal executive offices, located at One Embarcadero Center, Suite 1900, San Francisco, CA 94111. Stockholders may examine the list for any legally valid purpose related to the Special Meeting. If you would like to examine the list, please email us at investor@onemedical.com. This list also will be available during the Special Meeting at www.virtualshareholdermeeting.com/ONEM2022SM.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal (as defined below).

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500

Annex A	Merger Agreement
Annex B	Opinion of Morgan Stanley & Co. LLC
Annex C	Appraisal Rights (Section 262 of the Delaware General Corporation Law)
Exhibit 107	Fee Table

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Negroni Merger Sub, Inc., an indirect wholly-owned subsidiary of Amazon.com, Inc. with and into 1Life Healthcare, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “1Life,” “One Medical,” “we,” “our,” “us” and similar words refer to 1Life Healthcare, Inc., including, in certain cases, its subsidiaries and affiliated professional entities. Throughout this proxy statement, we refer to Amazon.com, Inc. as “Amazon” and Negroni Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated July 20, 2022, by and among 1Life, Amazon and Merger Sub, as it may be amended, modified or supplemented from time to time, as the “Merger Agreement,” our common stock, par value $0.001 per share, as “common stock” and the holders of our common stock as “stockholders.”

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting

A special meeting of stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on                , 2022, at                a.m. Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM (the “Special Meeting”).

At the Special Meeting, stockholders of record as of the close of business on                 , 2022 (the “Record Date”) will be asked to consider and vote on:

•	a proposal to adopt the Merger Agreement;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to 1Life’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to receive notice of, and vote at, the Special Meeting if you owned any share(s) of common stock on the Record Date. Each holder of common stock shall be entitled to one (1) vote for each such share of common stock owned on the Record Date on all matters properly coming before the Special Meeting. As of the

Record Date, there were                  shares of common stock outstanding and entitled to vote at the Special Meeting. A quorum is necessary to adopt the Merger Agreement and approve the Compensation Proposal. A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee based on your instructions), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. If you hold your shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum. The Special Meeting may be adjourned whether or not a quorum is present.

Vote Required; Abstentions and Failure to Vote

The affirmative vote of the holders of a majority of all outstanding shares of 1Life’s common stock on the Record Date is required to adopt the Merger Agreement. Because the required vote for the proposal to adopt the Merger Agreement is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the merger proposal. As of                 , 2022, the Record Date for the Special Meeting,                  shares constitute a majority of the issued and outstanding shares of common stock.

Approval of the Compensation Proposal requires the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person in at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Merger

Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Shares Held by 1Life’s Directors and Executive Officers

As of the Record Date, our directors and executive officers owned and were entitled to vote, in the aggregate,                  shares of common stock, representing approximately     % of the shares of common stock outstanding on the Record Date (and approximately     % of the shares of common stock outstanding when taking into account 1Life Options and 1Life RSUs beneficially owned, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

The Merger

Parties Involved in the Merger

1Life Healthcare, Inc.

1Life Healthcare, Inc., referred to as One Medical, was incorporated in the state of Delaware in July 2002. One Medical’s vision is to delight millions of members with better health and better care while reducing costs, within a better team environment. One Medical’s mission is to transform health care for all through a human-centered, technology-powered model. One Medical is a U.S. national human-centered and technology-powered primary care organization with seamless digital health and inviting in-office care, convenient to where people work, shop, live and click. One Medical is disrupting health care from within the existing ecosystem by simultaneously addressing the frustrations and unmet needs of key stakeholders, which include consumers, employers, providers, and health networks.

1Life’s principal corporate offices are located at One Embarcadero Center, Suite 1900, San Francisco, CA 94111, and its telephone number is (415) 814-0927.

Amazon.com, Inc.

Amazon.com, Inc., referred to as “Amazon,” was incorporated in 1994 in the state of Washington and reincorporated in 1996 in the state of Delaware. Its principal corporate offices are located in Seattle, Washington. It completed its initial public offering in May 1997 and its common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AMZN.”

Amazon seeks to be Earth’s most customer-centric company. Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of its segments, it serves its primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.

Amazon has organized its operations into three segments: North America, International and Amazon Web Services.

Amazon’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.

Negroni Merger Sub, Inc. (Merger Sub)

Negroni Merger Sub, Inc., referred to as “Merger Sub,” is a Delaware corporation and an indirect wholly-owned subsidiary of Amazon and was formed on July 18, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and 1Life will continue as the surviving corporation and an indirect wholly-owned subsidiary of Amazon (the “Surviving Corporation”). Merger Sub’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109-5210, and its telephone number is (206) 266-1000.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into 1Life, with 1Life continuing as the Surviving Corporation and an indirect wholly-owned subsidiary of Amazon. As a result of the Merger, 1Life’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, 1Life’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and 1Life will no longer file periodic reports under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time (as defined below) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Amazon and Merger Sub may agree in writing and specify in the certificate of merger).

Effect on 1Life if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

(ii)

(A) 1Life will remain an independent public company, (B) 1Life’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) 1Life will continue to file periodic reports under the Exchange Act with the SEC;

(iii)

under certain specified circumstances, 1Life will be required to pay Amazon a termination fee of $136,000,000 (net of any Expense Reimbursement (as defined below) previously paid) (the “1Life Termination Fee”) upon or following the termination of the Merger Agreement; and

(iv)	under certain other specified circumstances, Amazon will be required to pay 1Life a termination fee of $195,000,000 (the “Amazon Termination Fee”) following the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

Merger Consideration

1Life Common Stock

At the Effective Time, and without any further action on the part of the parties or any stockholder, each share of common stock issued and outstanding immediately prior to the Effective Time (other than (i) common stock held in the treasury of 1Life or owned by any direct or indirect wholly-owned 1Life subsidiary, (ii) common stock owned by Merger Sub, Amazon or any direct or indirect wholly-owned Amazon subsidiary immediately prior to the Effective Time and (iii) any common stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such common stock in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Dissenting Shares”) (collectively, (i), (ii) and (iii), the “Excluded Shares”)) will be converted automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”).

At or before the closing of the Merger (the “Closing”), Amazon will deposit or cause to be deposited cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid under the Merger Agreement with American Stock Transfer & Trust Company, LLC, in its capacity as the Paying Agent (as defined below), for the benefit of the holders of the common stock (other than Excluded Shares) of each share of common stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own, but you will no longer have any rights as a stockholder. Stockholders who properly exercise their appraisal rights have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards

The Merger Agreement provides that, at the Effective Time, each:

(i)

1Life Option (as defined below) with an exercise price per share of common stock that is less than the Merger Consideration that is vested or that accelerates vesting pursuant to its terms at the Effective Time (with any market or performance conditions determined in accordance with the applicable award agreement), and is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, less any applicable tax withholdings;

(ii)

1Life Option with an exercise price per share of common stock that is less than the Merger Consideration that is unvested and is outstanding as of immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, which will be subject to the same vesting and forfeiture provisions as were applicable to such unvested 1Life Option immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule of such 1Life Option;

(iii)	1Life Option, whether vested or unvested, with an exercise price per share of common stock that is equal to or greater than the Merger Consideration will be cancelled without consideration;

(iv)

1Life RSU (as defined below) that is vested and outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, less any applicable tax withholdings;

(v)

1Life RSU that is unvested and outstanding as of immediately prior to the Effective Time, will be converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, and such cash-based awards will be subject to the same vesting and forfeiture provisions as were applicable to the 1Life RSU immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule of such 1Life RSU; and

(vi)

1Life Phantom Award (as defined below) will remain outstanding at the Effective Time and continue to be subject to the same terms and conditions as applicable to such 1Life Phantom Award immediately prior to the Effective Time.

Treatment of Purchase Rights under 1Life’s 2020 Employee Stock Purchase Plan

The Merger Agreement generally provides that after July 20, 2022, no new offering periods will begin under 1Life’s 2020 Employee Stock Purchase Plan (the “1Life ESPP”), no 1Life employee may become a new participant in the 1Life ESPP and no 1Life ESPP participant may increase the percentage amount of his or her payroll deduction election. The current purchase period will terminate at the earlier of (1) the scheduled purchase date for the current purchase period, which is November 15, 2022 and (2) immediately prior to the Effective Time. Each participant’s accumulated payroll deductions will be used to purchase shares of common stock on such purchase date in accordance with the terms of the 1Life ESPP. Contingent on closing of the Merger, the 1Life ESPP will terminate effective immediately prior to the Effective Time. While two of our executive officers currently participate in the 1Life ESPP, none of our executive officers have accumulated payroll deductions under the 1Life ESPP for the offering period that commenced on May 16, 2022. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights Under the Employee Stock Purchase Plan.”

Treatment of Convertible Notes

The Merger Agreement provides that, at and prior to the Closing, 1Life will (and Amazon will cooperate with 1Life to) comply with the Indenture (as defined below), relating to the Convertible Notes (as defined below), including executing and delivering a supplemental indenture to the Indenture. In the event that Amazon desires to consummate a Repurchase Transaction (as defined below), in Amazon’s sole discretion, with respect to any or all of the Convertible Notes, each of 1Life, Amazon and Merger Sub will use their respective commercially reasonable efforts to cooperate with one another in good faith to permit such Repurchase Transaction; provided that (i) the Repurchase Transaction will not be consummated prior to the Closing; and (ii) Amazon will pay all reasonable and documented out-of-pocket fees and expenses incurred by 1Life in taking actions requested by Amazon in connection with a Repurchase Transaction.

In the event that a Repurchase Transaction is not consummated at Closing, then the Closing will result in in a “fundamental change” under the Indenture governing the Convertible Notes, requiring 1Life to offer to repurchase the Convertible Notes for par value, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Recommendation of the 1Life Board of Directors

After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” 1Life’s Board of Directors (the “Board of Directors”) unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”) are fair to, and in the best interests of, 1Life and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, (iii) resolved to recommend adoption of the Merger Agreement and approval of the Transactions by the stockholders of 1Life and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of 1Life.

The Board of Directors also unanimously recommends, on behalf of 1Life, that stockholders vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Prior to receipt of the required stockholder approval, under certain specified circumstances, the Board of Directors may withdraw or change the foregoing recommendation if the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal is more favorable to the stockholders from a financial point of view than the Merger and the Transactions, subject to certain matching rights in favor of Amazon. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing Amazon five (5) business days to make adjustments in the terms and conditions of the Merger Agreement (as described further in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; 1Life Adverse Recommendation Change”). The termination of the Merger Agreement by Amazon, prior to receipt of the required stockholder approval, following the withdrawal by the Board of Directors of its recommendation that stockholders adopt the Merger Agreement will result in the payment by 1Life of the 1Life Termination Fee. The termination of the Merger Agreement by 1Life, prior to receipt of the required stockholder approval, following the Board of Directors’ determination that 1Life enter into a definitive agreement with respect to a Superior Proposal (as defined below) will result in the payment by 1Life of the 1Life Termination Fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; 1Life Adverse Recommendation Change.”

Opinion of Morgan Stanley & Co. LLC

1Life retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor in connection with a potential sale of 1Life. 1Life selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in 1Life’s industry. At the meeting of the 1Life Board of Directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, dated July 20, 2022, to the 1Life Board of Directors, that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of 1Life’s common stock (other than the Excluded Shares) was fair, from a financial point of view, to such holders of common stock, as set forth in such opinion and as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.”

The full text of the written opinion of Morgan Stanley delivered to the Board of Directors, dated as of July 20, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Stockholders of 1Life are urged to, and should, read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors, in its capacity as such, and addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of 1Life’s common stock (other than the Excluded Shares), pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion does not constitute an opinion or a recommendation as to how the stockholders of 1Life should vote at the Special Meeting.

Interests of 1Life’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, stockholders should be aware that some of 1Life’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Transactions were fair to and in the best interests of 1Life and its stockholders, in reaching its decision to approve and declare advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, in making their recommendation that the stockholders vote in favor of the adoption of the Merger Agreement and approval of the Transactions and in directing that the adoption of the Merger Agreement be submitted to a vote of the stockholders. These interests include:

•

at the Effective Time of the Merger, each 1Life Option and 1Life RSU will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Treatment of 1Life Options, 1Life RSUs and 1Life Phantom awards”;

•

continued eligibility of 1Life’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under the Executive Severance and Change in Control Plan (as defined below) and under the terms of the 1Life Retention RSUs, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control”;

•

eligibility of 1Life’s non-employee directors to receive accelerated vesting of their 1Life RSUs and 1Life Options, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Equity Awards Held by 1Life’s Executive Officers and Non-employee Directors”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by 1Life directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger.”

Appraisal Rights

If the Merger is consummated and certain conditions are met, stockholders who continuously hold shares of 1Life common stock through the effective date of the Merger, who do not vote in favor of the adoption of the

Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of 1Life common stock (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the court, as described further below in lieu of receiving the Merger Consideration if the Merger is completed. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Merger Consideration for 1Life common stock. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review Annex C carefully and are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein may result in the loss of such rights.

To exercise appraisal rights, stockholders must: (i) submit a written demand for appraisal to 1Life before the stockholder vote is taken on the proposal to adopt the Merger Agreement at the Special Meeting; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of 1Life common stock of record through the effective date of the Merger; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Failure to timely and fully comply with the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of 1Life unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by U.S. Holders (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of 1Life common stock in the Merger will be a taxable transaction to such stockholders for U.S. federal income tax purposes. Each such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A stockholder that is a Non-U.S. Holder (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States (the “U.S.”), but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

This proxy statement contains a general discussion of U.S. federal income tax consequences of the Merger. Stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other income and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period (and any extension thereof) under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any voluntary agreement with the Department of Justice Antitrust Division (“DOJ”) or the Federal Trade Commission (“FTC”) not to consummate the Transactions has expired or been terminated.

1Life and Amazon have agreed to use reasonable best efforts to obtain all regulatory approvals that may be or become necessary to consummate the Merger and the other Transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement.

For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”

Conduct of Business Pending the Merger

No Solicitation of Other Offers

Under the Merger Agreement, during the period between the signing of the Merger Agreement on July 20, 2022 and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, 1Life may not, among other actions: (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquires or the implementation or submission of any Acquisition Proposal (as defined below), or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information in connection with any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal (subject to limited exceptions), or (iii) execute or enter into any acquisition agreement, subject to, prior to receipt of the 1Life Stockholder Approval (as defined below), a customary “fiduciary out” provision that allows 1Life, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if 1Life complies with certain notice and other requirements and the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is more favorable to the stockholders from a financial point of view than the Merger and the Transactions, subject to certain matching rights in favor of Amazon. For more information, please see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conduct of Business Pending the Merger” and “Proposal 1: Adoption of the Merger Agreement—The ‘No Shop’ Period–No Solicitation of Other Offers.”

Notwithstanding the foregoing restrictions, under certain specified circumstances, from July 20, 2022, the date of the Merger Agreement, until the receipt of the 1Life Stockholder Approval (as defined below), the Board of Directors (i) may effect an Adverse Recommendation Change (as defined below) and (ii) may cause 1Life to terminate the Merger Agreement if (x) 1Life receives a written Acquisition Proposal that did not result from a breach (or deemed breach) of the non-solicitation provisions of the Merger Agreement that the Board of Directors determines in good faith (after consultation with its outside legal and financial advisors) is a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law or (y) an Intervening Event (as defined below) occurs and as a result thereof the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; subject, in each case, to compliance with the terms and conditions of the Merger Agreement.

If 1Life terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, 1Life must pay the 1Life Termination Fee to Amazon. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; 1Life Adverse Recommendation Change.”

Conditions to the Closing of the Merger

The obligations of 1Life, Amazon and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or written waiver of customary conditions, including (among other conditions), the following:

•	1Life’s receipt of the affirmative vote of the holders of a majority of all outstanding shares of 1Life’s common stock to adopt the Merger Agreement (the “1Life Stockholder Approval”);

•

expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions;

•

no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger;

•	in the case of Amazon and Merger Sub, the absence of any 1Life Material Adverse Effect (as defined below) having occurred since July 20, 2022, the date of the Merger Agreement, that is continuing;

•

the accuracy of certain representations and warranties provided by 1Life, Amazon and/or Merger Sub in the Merger Agreement as of July 20, 2022, the date of the Merger Agreement, and the Closing (except to the extent such representations and warranties were, by their terms, made as of a specified date, in which case their accuracy is to be assessed as of such specified date), in each case, subject to certain qualifications and materiality thresholds;

•

each of 1Life, Amazon and Merger Sub performing and complying in all material respects with each of their respective agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time; and

•	each of 1Life and Amazon providing a certificate, dated as of the date of Closing, signed by a duly authorized officer certifying as to the satisfaction of certain conditions to Closing of the Merger.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

Amazon and 1Life have certain customary rights to terminate the Merger Agreement under certain circumstances, including:

•	by mutual written consent of Amazon and 1Life;

•	by either Amazon or 1Life:

•

if the Effective Time has not occurred on or before July 20, 2023 (the “Outside Date”), provided however, that if on the Outside Date any of the conditions to Closing pertaining to a Restriction (as defined below) (to the extent relating to any approvals required to consummate the transaction under the HSR Act) or the conditions to Closing relating to the expiration or termination of any waiting periods applicable to the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions have not been satisfied but all other conditions to Closing in the Merger Agreement have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date will be automatically extended to January 22, 2024; provided further that if on such extended Outside Date any of the conditions to Closing pertaining to the absence of Restrictions (to the extent relating to any approvals required to consummate the transaction under the HSR Act) or the conditions to Closing relating to the expiration or termination of any waiting periods applicable to the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions have not been satisfied but all other conditions to Closing in the Merger Agreement have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date will be automatically extended one additional time to July 22, 2024. However, the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or directly resulted in, the failure of the Effective Time to occur on or before such date;

•

if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order will have become final and nonappealable, or if there will be adopted following the date of execution of the Merger any law that makes consummation of the Merger illegal or otherwise prohibited (collectively, a “Restriction”). However, the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any agreements or covenants under the Merger Agreement relating to efforts to consummate the Merger has been the principal cause of, or directly resulted in, such law or order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

•	if the Merger Agreement fails to receive the 1Life Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof);

•	by Amazon:

•	prior to 1Life’s receipt of the 1Life Stockholder Approval, if the Board of Directors effects an Adverse Recommendation Change;

•

if 1Life has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to Closing related to the accuracy of 1Life’s representations and warranties or 1Life’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Amazon to 1Life and (B) the Outside Date as it may be extended. However, Amazon will not have the right to terminate the Merger Agreement pursuant to the foregoing if either Amazon or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to Closing related to the accuracy of Amazon’s representations and warranties or Amazon’s performance of covenants and agreements are not satisfied; or

•	by 1Life:

•

at any time prior to the time at which 1Life receives the 1Life Stockholder Approval, if the Board of Directors determines to enter into a definitive Acquisition Agreement with respect to a Superior Proposal; provided that, (i) 1Life will have complied with the applicable procedures set forth in the Merger Agreement relating to termination of the Merger Agreement with respect to a Superior Proposal and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, 1Life pays to Amazon the 1Life Termination Fee;

•

if Amazon or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to Closing related to the accuracy of Amazon’s representations and warranties or Amazon’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by 1Life to Amazon and (B) the Outside Date as it may be extended. However, 1Life will not have the right to terminate the Merger Agreement pursuant to the foregoing if 1Life is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to Closing related to the accuracy of 1Life’s representations and warranties or 1Life’s performance of covenants and agreements are not satisfied.

Under some circumstances, 1Life will be required to pay Amazon the 1Life Termination Fee upon or following the termination of the Merger Agreement, and under certain circumstances Amazon will be required to pay 1Life the Amazon Termination Fee following the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:

You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting because you have been identified as a holder of 1Life common stock on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of 1Life common stock with respect to such matters.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on , 2022, at Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

•

a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into 1Life, with 1Life continuing as the Surviving Corporation and an indirect wholly-owned subsidiary of Amazon;

•	a proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•	a proposal to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Holders of any share(s) of common stock issued and outstanding as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of 1Life common stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each share of 1Life common stock that such holder owned on the Record Date. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your control number (as described below) prior to the Special Meeting.

Q:	May I attend the Special Meeting virtually and vote at the Special Meeting?

A:

Stockholders of Record and Beneficial Owners. Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but you will need to use your control number on your proxy card to log into the live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM. If you are a beneficial stockholder, who does not have a control number, you may gain access to the meeting by logging into the website of your broker, bank or other nominee and selecting the stockholder communications mailbox to link through to the Special Meeting; instructions should also be provided by your broker, bank, or other nominee, including any requirement to obtain a legal proxy. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately fifteen (15) minutes before the Special Meeting is scheduled to begin at a.m. Pacific Time on , 2022.

Each holder of 1Life common stock is entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share of 1Life common stock that such holder owned on the Record Date.

Attending the Special Meeting as a Guest. Guests may enter the Special Meeting in “listen-only” mode by entering the Special Meeting via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions at the Special Meeting.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $18.00 in cash, without interest thereon, for each share of common stock that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not waived, withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of common stock, you will receive $1,800.00 in cash in exchange for your shares of common stock. You will not receive any shares of the capital stock in the Surviving Corporation.

Q:	What will holders of 1Life stock awards receive if the Merger is consummated?

A:	At the Effective Time each:

•

1Life Option with an exercise price per share of common stock that is less than the Merger Consideration that is vested or that accelerates vesting pursuant to its terms at the Effective Time (with any market or performance conditions determined in accordance with the applicable award agreement), and is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, less any applicable tax withholdings;

•

1Life Option with an exercise price per share of common stock that is less than the Merger Consideration that is unvested and is outstanding as of immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, which will be subject to the same vesting and forfeiture provisions as were applicable to such unvested 1Life Option immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule of such 1Life Option;

•	1Life Option, whether vested or unvested, with an exercise price per share of common stock that is equal to or greater than the Merger Consideration will be cancelled without consideration;

•

1Life RSU that is vested and outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, less any applicable tax withholdings;

•

1Life RSU that is unvested and outstanding as of immediately prior to the Effective Time, will be converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, and such cash-based awards will be subject to the same vesting and forfeiture provisions as were applicable to the 1Life RSU immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule of such 1Life RSU; and

•

1Life Phantom Award will remain outstanding at the Effective Time and continue to be subject to the same terms and conditions as applicable to such 1Life Phantom Award immediately prior to the Effective Time.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards.”

Q:	What impact will the consummation of the Merger have on 1Life’s Convertible Notes?

A:

The Merger Agreement provides that, at and prior to the Closing, 1Life will (and Amazon will cooperate with 1Life to) comply with the Indenture relating to the Convertible Notes, including executing and delivering a supplemental indenture to the Indenture.

The Closing of the Merger is considered a “fundamental change” under the Indenture governing the Convertible Notes, requiring 1Life to offer to repurchase from holders the Convertible Notes for par value, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. This will occur only following completion of the Merger. In the event that Amazon desires to consummate a Repurchase Transaction, in Amazon’s sole discretion, each of 1Life, Amazon and Merger Sub will use their respective commercially reasonable efforts to cooperate with one another in good faith to permit such Repurchase Transaction; provided that (i) the Repurchase Transaction will not be consummated prior to the Closing; and (ii) Amazon will pay all reasonable and documented out-of-pocket fees and expenses incurred by 1Life in taking actions requested by Amazon in connection with a Repurchase Transaction.

For more information, see the section in this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Convertible Notes.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible. In order to complete the Merger, 1Life must obtain the 1Life Stockholder Approval described in this proxy statement, and the other conditions to Closing under the Merger Agreement must be satisfied or waived, including the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not be entitled to, nor will they receive, any payment for their shares of common stock pursuant to the Merger Agreement. Instead, 1Life will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports under the Exchange Act with the SEC. Under certain specified circumstances, 1Life will be required to pay Amazon the 1Life Termination Fee upon or following the termination of the Merger Agreement and under certain other specified circumstances, Amazon will be required to pay 1Life the Amazon Termination Fee following the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of all outstanding shares of 1Life’s common stock as of the Record Date is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	How many shares are needed to constitute a quorum?

A:

The presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present. If you hold your shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum.

As of the close of business on                 , 2022, the Record Date for the Special Meeting, there were                 , shares of common stock outstanding.

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require 1Life to seek an advisory (non-binding) vote with respect to certain payments that may be paid or become payable to certain of its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal, if necessary or appropriate?

A:

Approval of the Compensation Proposal requires the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

Q:	How does the 1Life Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that 1Life stockholders vote:

•	“FOR” the adoption of the Merger Agreement;

•	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the proposal to adopt the Merger Agreement, please see the section captioned “Proposal 1: Adoption of the Merger Agreement — The Board of Directors’ Recommendation; 1Life Adverse Recommendation Change.” In addition, when considering the recommendation of the Board of Directors, you should be aware that some of 1Life’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section captioned “The Merger — Interests of 1Life’s Directors and Executive Officers in the Merger.”

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on 1Life. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to 1Life’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:

If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies 1Life in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by 1Life.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee is not authorized to vote your shares on any proposal without instructions from you. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your shares.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” adoption of the Merger Agreement and, only if a quorum is not present, the Adjournment Proposal, but will have no effect on the Compensation Proposal or, if a quorum is present, the Adjournment Proposal.

Q:	How may I vote?

A:

If you are a stockholder of record (that is, if your shares of common stock are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting virtually and voting at the meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•

delivering a written notice of revocation to the Corporate Secretary of 1Life at 1Life Healthcare, Inc., One Embarcadero Center, Suite 1900, San Francisco, CA 94111, by 11:59 p.m. Eastern Time on                 , 2022; or

•

attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, stockholders of record who continuously hold shares of 1Life common stock through the effective date of the Merger, who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, will be entitled to seek appraisal of the “fair value” of their shares (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), as determined by the Delaware Court of Chancery, in lieu of receiving the Merger Consideration if the Merger is completed. Appraisal rights will only be available to stockholders who are entitled and otherwise properly deliver, and do not properly withdraw, a written demand for an appraisal to 1Life prior to the vote on the proposal to adopt the Merger Agreement at the Special Meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is included as Annex C to this proxy statement. For additional information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Q:	Should I send in my stock certificate(s), if any, now?

A:

No. If you are a record holder of a certificate or certificates that represent shares of 1Life common stock on the Record Date, a letter of transmittal will be mailed to you promptly, and in any event within five (5) business days, after the Effective Time, describing, among other things, how you should surrender your stock certificate(s) in respect of your shares of 1Life common stock in exchange for payment of the Merger Consideration. Please do NOT return any stock certificate(s) with your proxy.

If your shares of 1Life common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of 1Life common stock in exchange for the Merger Consideration, and you will not be mailed, and do not need to complete, a letter of transmittal.

Q:	Should I surrender my book-entry shares now?

A:

No. All holders of uncertificated shares (i.e., holders whose shares are held in book-entry form, including held in “street name” by your broker, bank or other nominee) will automatically receive the applicable Merger Consideration for their shares of common stock shortly after the Merger is completed without any further action required on the part of such holder.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, 1Life may announce preliminary voting results at the conclusion of the Special Meeting. 1Life intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that 1Life files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements which involve substantial risks and uncertainties and are based on 1Life’s beliefs and assumptions and on information currently available to 1Life. All statements other than statements of historical facts contained in this proxy statement, including statements regarding the Transactions, are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this proxy statement and information contained in this proxy statement should not be relied upon as representing 1Life’s estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to:

•	the ability of the parties to consummate the Transactions in a timely manner or at all;

•	the satisfaction (or waiver) of the conditions to Closing to the consummation of the Transactions, including with respect to the approval of the1Life stockholders;

•	potential delays in consummating the Transactions;

•	our ability to timely and successfully achieve the anticipated benefits of the Transactions;

•

the impact of health epidemics, including the pandemic with respect to SARS-CoV-2 or COVID-19 virus and any evolutions or mutations thereof (“COVID-19”), on the parties’ respective businesses, the actions the parties may take in response thereto and on our financial performance, financial condition and results of operations, and the financial performance and financial condition of our health network partners, our enterprise clients and others;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Transactions on our business relationships, operating results and business generally;

•	costs related to the Transactions;

•	the outcome of any legal proceedings that may be instituted against 1Life, Amazon or any of their respective directors or officers related to the Merger Agreement or the Transactions;

•	actual or anticipated fluctuations in our financial condition and operating results;

•	variance in our financial performance from expectations of securities analysts or investors;

•	changes in our projected operating and financial results;

•	changes in the pricing we offer our members;

•	our relationships with our health network partners and enterprise clients and any changes to or terminations of our contracts with our health network partners or enterprise clients;

•	changes in laws or regulations applicable to our solutions and services;

•	announcements by us or our competitors of significant business or strategic developments, acquisitions or new offerings;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	publicity associated with issues with our services and technology platforms;

•	our involvement in litigation, including medical malpractice claims and consumer class actions;

•

any governmental investigations or inquiries into our business and operations or challenges to our relationships with our affiliated professional entities under the Administrative Services Agreements (“ASAs”);

•	future sales of our common stock or other securities, by us or our stockholders;

•	changes in senior management or key personnel;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	changes in accounting standards, policies, guidelines, interpretations or principles;

•	the trading volume of our common stock;

•

general economic, regulatory and market conditions, including labor shortages, inflationary pressures and any future actions taken in an effort to mitigate the effects of inflation, which could increase our costs of doing business and cause our stock price to be volatile;

•	our estimates of our market opportunity and changes in the anticipated future size and growth rate of our market;

•	our ability to retain and recruit key personnel and expand our sales force;

•	the ability of our affiliated professional entities to attract and retain high quality providers;

•	our ability to fund our working capital requirements;

•	our compliance with, and the cost of, federal, state and foreign regulatory requirements; and

•	our ability to successfully integrate and realize the anticipated benefits and synergies of our past or future strategic acquisitions, including our acquisition of Iora Health, Inc. (“Iora”).

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements as predictions of future events.

These risks are not exhaustive. Except as required by law, 1Life assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by 1Life’s forward-looking statements is included in the reports 1Life has filed or will file with the SEC, including 1Life’s Annual Report on Form 10-K for the year ended December 31, 2021, 1Life’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and subsequent filings 1Life makes with the SEC. These filings, when available, are available on the investor relations section of 1Life’s website at investor.onemedical.com and on the SEC’s website at www.sec.gov.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on                 , 2022, at                 a.m. Pacific Time via the live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM and, if applicable, at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to be consummated. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 136 One Embarcadero Center, Suite 1900, San Francisco, CA 94111, during regular business hours for a period of no less than ten (10) days before the Special Meeting and will be available electronically at the Special Meeting.

The presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. As of the Record Date, there were                 , shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that                 , shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to adopt the Merger Agreement.

Vote Required; Abstentions and Failure to Vote

The affirmative vote of the holders of a majority of all outstanding shares of 1Life’s common stock on the Record Date is required to adopt the Merger Agreement. As of the Record Date,                  shares constitute a majority of the outstanding shares of common stock. Adoption of the Merger Agreement by stockholders is a condition to the Closing.

The affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter is required to approve the Compensation Proposal, on an advisory (non-binding) basis, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for the purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” each of the proposal to adopt the Merger Agreement, the Compensation Proposal and the Adjournment Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to votes shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Shares Held by 1Life’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,                 shares of common stock, representing approximately     % of the shares of common stock outstanding on the Record Date (and approximately     % of the shares of common stock outstanding when taking into account 1Life Options and 1Life RSUs held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

If, on the Record Date, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit control number found next to the label “Control Number” on your proxy card, or in the email sending you the proxy statement. If you attend the Special Meeting and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered directly in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:

•	“FOR” the adoption of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

If, on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return the voting form provided by your bank, broker or other nominee, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary at 1Life Healthcare, Inc., One Embarcadero Center, Suite 1900, San Francisco, CA 94111, by 11:59 p.m. Eastern Time on , 2022; or

•	attending the Special Meeting and voting virtually.

If you have submitted a proxy, your virtual appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote virtually or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Adjournments and Recess

Although it is not currently expected, the Special Meeting may be adjourned or recessed to a later date or dates, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or recessed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, 1Life and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, (iii) resolved to recommend adoption of the Merger Agreement and approval of the Transactions by the stockholders of 1Life and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of 1Life.

Accordingly, the Board of Directors unanimously recommends, on behalf of 1Life, that you vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by 1Life. 1Life has retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. 1Life will also indemnify MacKenzie against losses arising out of its provisions of these services on our behalf. In addition, 1Life may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as quickly as possible. In order to complete the Merger, 1Life must obtain the 1Life Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived, including the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Delisting and Deregistration of 1Life Common Stock

If the Merger is completed, the shares of 1Life’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of 1Life’s common stock will no longer be publicly traded. As such, 1Life will no longer file periodic reports under the Exchange Act with the SEC on account of 1Life’s common stock.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on                 , 2022

The proxy statement is available on the investor relations page of our website at http://investor.onemedical.com/.

Questions and Additional Information

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

1Life Healthcare, Inc.

1Life Healthcare, Inc., referred to as One Medical, was incorporated in the state of Delaware in July 2002. One Medical’s vision is to delight millions of members with better health and better care while reducing costs, within a better team environment. One Medical’s mission is to transform health care for all through a human-centered, technology-powered model. One Medical is a U.S. national human-centered and technology-powered primary care organization with seamless digital health and inviting in-office care, convenient to where people work, shop, live and click. One Medical is disrupting health care from within the existing ecosystem by simultaneously addressing the frustrations and unmet needs of key stakeholders, which include consumers, employers, providers, and health networks.

1Life’s principal corporate offices are located at One Embarcadero Center, Suite 1900, San Francisco, CA 94111, and its telephone number is (415) 814-0927.

Amazon.com Inc.

Amazon.com, Inc., referred to as “Amazon,” was incorporated in 1994 in the state of Washington and reincorporated in 1996 in the state of Delaware. Its principal corporate offices are located in Seattle, Washington. It completed its initial public offering in May 1997 and its common stock is listed on the Nasdaq under the symbol “AMZN.”

Amazon seeks to be Earth’s most customer-centric company. Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of its segments, it serves its primary customer sets, consisting of consumers, sellers, developers, enterprises, content creators, advertisers, and employees.

Amazon has organized its operations into three segments: North America, International and Amazon Web Services.

Amazon’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109, and its telephone number is (206) 266-1000.

Negroni Merger Sub, Inc.

Negroni Merger Sub, Inc., referred to as “Merger Sub,” is a Delaware corporation and an indirect wholly-owned subsidiary of Amazon and was formed on July 18, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and 1Life will continue as the Surviving Corporation. Merger Sub’s principal executive offices are located at 410 Terry Avenue North, Seattle, Washington 98109-5210, and its telephone number is (206) 266-1000.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into 1Life, with 1Life continuing as the Surviving Corporation and an indirect wholly-owned subsidiary of Amazon. As a result of the Merger, 1Life’s common stock will no longer be publicly traded, and will be delisted from Nasdaq. In addition, 1Life’s common stock will be deregistered under the Exchange Act, and 1Life will no longer file periodic reports under the Exchange Act with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Amazon and Merger Sub may agree in writing and specify in the certificate of merger).

Effect on 1Life if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

•	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

•

(A) 1Life will remain an independent public company, (B) 1Life’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) 1Life will continue to file periodic reports under the Exchange Act with the SEC;

•

1Life anticipates that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect 1Life’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which 1Life operates and economic conditions;

•

the price of common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

•

the Board of Directors will continue to evaluate and review 1Life’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that 1Life’s business, prospects and results of operations will be adversely impacted);

•	under certain specified circumstances, 1Life will be required to pay Amazon the 1Life Termination Fee upon or following the termination of the Merger Agreement; and

•	under certain other specified circumstances, Amazon will be required to pay 1Life the Amazon Termination Fee following the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees and Expenses.”

Merger Consideration

At the Effective Time, and without any further action on the part of the parties or any stockholder, each share of common stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted automatically into the right to receive the Merger Consideration.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Background of the Merger

The Board of Directors, together with 1Life senior management, and with the assistance of its outside advisors, frequently reviews 1Life’s strategic and financial alternatives in light of developments in 1Life’s business, the sectors in which it operates, and the economy and financial markets generally, as they, individually and together, may affect 1Life’s long-term strategic goals and plans, with the goal of enhancing stockholder value. As part of this process, members of 1Life’s senior management have from time to time engaged in business development and strategic discussions with participants in the healthcare industry and other market participants, all with the goal of enhancing value for stockholders, including by delivering the best possible services to patients and customers. 1Life’s strategic discussions have focused on, among other things, opportunities for strategic transactions, acquisitions, licensing transactions, commercial agreements and other financial and strategic alternatives for 1Life, including continuing as a standalone company. In connection with evaluating these possible strategic and other opportunities, from time to time the Board of Directors has periodically sought the advice of outside legal counsel and financial advisors to evaluate these strategic opportunities, including Morgan Stanley. 1Life selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which 1Life operates and its knowledge of 1Life’s business and affairs.

In the fall of 2021, 1Life senior management and the Board of Directors began, in the context of long-range capital planning, an assessment of 1Life’s ongoing operations and expansion plans, related cash flow projections, the impact of changes in capital markets, and the interplay between these factors and the availability and attractiveness for any potential future third party funding of 1Life.

In mid-October 2021, a financial advisor for a strategic party (“Party A”) called Amir Dan Rubin, Chief Executive Officer and President of 1Life, and indicated that Party A was interested in exploring a potential partnership or other strategic transaction with 1Life. Mr. Rubin and Party A’s financial advisor agreed to find a time for 1Life management and representatives of Party A to discuss their respective businesses at a future date.

On October 26, 2021, Mr. Rubin and Bjorn Thaler, Chief Financial Officer of 1Life, met with the Chief Financial Officer of Party A and Party A’s financial advisor, at which time Messrs. Rubin and Thaler provided a general overview of 1Life and its business, and the parties agreed to have future meetings to continue to explore whether a potential partnership or other strategic transaction between 1Life and Party A would be beneficial to the respective companies and their stockholders.

On November 15, 2021, the Board of Directors held a regularly scheduled meeting with 1Life senior management, during which Mr. Rubin provided a regular strategic update on 1Life, including a description of discussions with Party A. The Board of Directors agreed that 1Life management should continue exploratory discussions with Party A, along with other business opportunities that 1Life considers from time to time.

On November 16, 2021, 1Life and Party A entered into a confidentiality agreement to facilitate due diligence between the parties in connection with a potential partnership or other strategic transaction. The confidentiality agreement included a two year standstill provision with a customary exclusion permitting Party A to make proposals to 1Life privately and confidentially.

Over the course of the next few months, members of 1Life senior management, representatives of Morgan Stanley, senior management of Party A and Party A’s financial advisors engaged in a series of diligence meetings and preliminary discussions to explore a potential partnership or other strategic transaction between the two companies. 1Life’s senior management provided the Board of Directors with periodic updates on these discussions. During this period, the companies and their financial advisors continued to discuss perspectives on structure and valuation, and 1Life management pointed representatives of Party A to the financial forecasts made by 1Life and provided in 1Life’s proxy statement/prospectus contained in the registration statement on Form S-4 filed on July 6, 2021 (as amended on July 14, 2021, the “Form S-4”) as a basis for evaluating the future prospects of 1Life.

On January 31, 2022, a subset of independent directors of the Board of Directors consisting of Bruce W. Dunlevie, Robert R. Schmidt and Paul R. Auvil (the “Board subgroup”) held a meeting with Messrs. Rubin and Thaler and Ms. Mango, General Counsel of 1Life. Members of 1Life senior management had from time to time consulted with the Board subgroup regarding strategic transaction matters following 1Life’s initial public offering, including in connection with 1Life’s acquisition of Iora Health, Inc., based on the constituent directors’ independence, experience with strategic transactions, existing roles within the Board of Directors and willingness to serve in such roles. At the January 31 meeting, 1Life senior management updated the Board subgroup on the status of discussions with Party A regarding a potential partnership or other strategic transaction with Party A, including that senior management of 1Life had met several times with senior management of Party A, including Party A’s Chief Executive Officer and Chief Financial Officer, but that discussions were still preliminary, and that Party A had not to date either provided a specific indication of valuation or proposed a specific structure for a potential transaction. Discussion ensued, including with respect to potential alternative business relationships or transaction structures. The Board subgroup was supportive of 1Life’s senior management continuing discussions with Party A.

On February 9, 2022, representatives from Morgan Stanley facilitated an introductory meeting between Mr. Rubin and Carlo Bertucci, Vice President of Corporate Development at Amazon to discuss potential areas of cooperation between 1Life and Amazon.

On February 25, 2022, Mr. Rubin and the Chief Financial Officer of Party A had a meeting during which they discussed a potential partnership or other strategic transaction between 1Life and Party A and possible transaction structures for any such partnership or other strategic transaction.

On March 3, 2022, Mr. Rubin met with Mr. Bertucci and other Amazon representatives to discuss their respective businesses and potential areas of cooperation between 1Life and Amazon.

Over the next few weeks, 1Life senior management and representatives of Amazon continued discussions with respect to a potential commercial partnership or other strategic transaction between 1Life and Amazon.

On March 22, 2022, Mr. Rubin spoke with the Chief Financial Officer of Party A, who indicated that the alternative structures the companies had been exploring did not seem feasible to Party A, but that Party A was interested in exploring a potential acquisition of 1Life, believed that Party A could get to a valuation that would be at a significant premium to 1Life’s then-current stock price but that Party A would need to conduct additional diligence to solidify its view on value.

From March 29, 2022 through the end of April 2022, 1Life management continued to engage in diligence and discussions concerning a potential strategic transaction with representatives of Party A.

On April 1, 2022, the Board subgroup and David Kennedy (another independent director on the Board of Directors) held a meeting with 1Life senior management and representatives of Morgan Stanley and Cooley LLP (“Cooley”), 1Life’s external legal counsel. Mr. Rubin updated the Board subgroup on the status of discussions with Party A and Amazon. Representatives of Morgan Stanley then presented an overview of the historical performance of 1Life’s stock price and a comparison with similarly situated companies. Representatives of Morgan Stanley also presented a summary of current market conditions and the current challenges of raising capital. The members of 1Life senior management noted 1Life was exploring potentially raising around $300 million by the end of 2022, and those present at the meeting discussed the impact of current market conditions and current challenges of raising capital on a potential capital raise of that size. Mr. Thaler then reviewed management’s financial projections, which included two scenarios, the “Management Case A” and “Management Case B” (together, the “Projections”) which differed primarily with respect to the view on future growth, with Management Case A showing lower growth primarily beginning in 2024 due to the impact of the current environment on 1Life’s long-term, standalone growth strategy and capital position. For more information on the Projections and the assumptions contained therein, please see “Recommendations of the Board of Directors and Reasons for the Merger—Financial Projections”. Morgan Stanley then reviewed preliminary financial analyses with the Board subgroup along with potential strategies with respect to a transaction process, including potential outreach to counterparties other than Party A and Amazon. Representatives from Cooley reviewed with the Board subgroup fiduciary duties attendant to any review of strategic alternatives. Discussion ensued regarding 1Life’s commercial, strategic, and growth opportunities, including the timing and structure of a potential capital raise. The Board subgroup also discussed whether 1Life should conduct additional targeted outreach to third parties at that time that might be interested in exploring a potential strategic transaction. The Board subgroup agreed that 1Life management should continue discussions with Party A and Amazon and continue exploring capital raising alternatives, and agreed that further consideration was warranted with respect to whether to conduct additional outreach to third parties that might be interested in exploring a potential strategic transaction.

From April 1, 2022 until April 26, 2022, 1Life senior management continued to meet with representatives of Amazon to determine whether a potential commercial partnership or other strategic transaction could be mutually beneficial.

On April 16, 2022, the Board subgroup and Mr. Kennedy held a meeting with 1Life senior management and representatives of Morgan Stanley and Cooley. Representatives of Morgan Stanley presented an overview of various alternatives for raising up to $300 million in financing by the end of 2022 and discussed with the Board subgroup certain challenges with respect to raising such financing in the current market conditions. Mr. Rubin updated the Board subgroup on the status of ongoing discussions with each of Party A and Amazon, and following discussion, the Board subgroup agreed that 1Life senior management should continue discussions with each of Party A and Amazon.

On April 18, 2022, 1Life provided Party A with access to an electronic data room.

On April 20, 2022, the Board subgroup and Mr. Kennedy held a meeting with 1Life senior management and representatives of Morgan Stanley and Cooley. Mr. Rubin provided an update on the diligence progress and discussions with each of Party A and Amazon. The Board subgroup was supportive of 1Life management continuing such discussions.

Later on April 20, 2022, Messrs. Rubin and Thaler met with Mr. Bertucci and noted that 1Life management had instructed representatives of Cooley to begin negotiating a confidentiality agreement between 1Life and Amazon with representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Amazon’s external legal counsel, which would take the form of an amendment to an existing commercial non-disclosure agreement with Amazon.

On April 23, 2022, the Board of Directors held a meeting with 1Life senior management, with representatives of Morgan Stanley and Cooley in attendance. The representatives of Morgan Stanley presented an overview of the current state of the capital markets and the performance of 1Life stock and Morgan Stanley’s preliminary financial analyses with the Board of Directors. Members of 1Life senior management also presented the Projections to and discussed the Projections with the Board of Directors. Representatives of Morgan Stanley also summarized financing alternatives that would be available to achieve 1Life’s future growth forecasts as set forth in the Projections. Following a discussion of the presentation, Mr. Rubin then updated the Board of Directors on the status of strategic discussions with each of Party A and Amazon, including with respect to the matters on which the Board subgroup had been briefed at its April 1, 2022 meeting, and representatives of Cooley reviewed the fiduciary duties of the Board of Directors attendant to any review of strategic alternatives.

Following discussion, the Board of Directors agreed that 1Life management should continue discussions with Party A and Amazon over the coming weeks and discussed whether 1Life should conduct outreach to additional potential counterparties. The Board of Directors determined that additional outreach should not be conducted at that time, due to the Board of Directors’ belief that (i) the existing set of alternatives being explored were the potential opportunities most likely to be in the best interests of 1Life and its stockholders, (ii) the other potential strategic parties to acquire 1Life would not be viable counterparties based on historical interactions between representatives of 1Life and such parties, (iii) exploring additional alternatives at that time was likely to present a significant risk of leak, and both such additional exploration and the result of any such leak presented a significant risk of disruption to 1Life’s business.

On April 24, 2022, 1Life entered into an amendment to an existing commercial non-disclosure agreement between 1Life and Amazon, which amendment included a nine-month standstill provision with a customary exclusion permitting Amazon to make proposals to 1Life privately and confidentially, and provided that the standstill obligations automatically terminate following entrance by 1Life into a definitive agreement providing for a change of control of 1Life.

On April 26, 2022, Messrs. Rubin and Thaler met with Mr. Bertucci to communicate 1Life’s valuation expectations for a potential strategic transaction. Messrs. Rubin and Thaler indicated that in order to be compelling, an Amazon proposal would need to reflect a significant premium to 1Life’s then-current share price. Mr. Bertucci indicated that Amazon would soon provide its view on a potential strategic transaction.

On April 27, 2022, Messrs. Rubin and Thaler met with Mr. Bertucci and another representative of Amazon. Mr. Bertucci stated that Amazon would be unlikely to be able to meet 1Life’s valuation expectations for a strategic transaction, but that Amazon would consider continuing discussions regarding a potential commercial partnership or investment in 1Life.

Later on April 27, 2022, representatives of Morgan Stanley and Party A’s financial advisors met to continue to discuss a potential strategic transaction between Party A and 1Life.

On April 28, 2022, the Board of Directors held a meeting with 1Life senior management and representatives of Cooley in attendance. Management of 1Life provided an update on discussions with Party A and Amazon. Mr. Thaler noted that due diligence was progressing with Party A but that Party A had not provided an offer at that time. Mr. Rubin communicated that Amazon had paused discussions on a potential acquisition of 1Life, but that discussions with Amazon regarding a commercial partnership were ongoing. Following discussion, the Board of Directors directed management to continue discussions with each of Party A and Amazon regarding a strategic transaction.

Over the course of May 2022, members of 1Life senior management held diligence meetings and discussions with representatives of Party A regarding a potential acquisition of 1Life by Party A. During the same time period, members of 1Life senior management continued to meet with representatives of Amazon regarding a potential commercial partnership.

On June 1, 2022, the Chief Financial Officer of Party A called Mr. Rubin and provided a verbal, non-binding proposal to acquire 1Life for $17.00 per share in cash, and requested 30 days of exclusivity from 1Life in order to complete due diligence and negotiate definitive transaction documents with respect to the potential acquisition. Mr. Rubin noted that he would discuss Party A’s offer, including the proposed exclusivity period, with the Board of Directors the following day at a regularly scheduled meeting, and that if Party A was able to provide a more compelling offer to 1Life, the time to do so would be prior to such meeting.

In the morning of June 2, 2022, the Chief Financial Officer of Party A called Mr. Rubin and provided a verbal, non-binding proposal to acquire 1Life for an increased price of $18.00 per share in cash (“Party A’s $18.00 per share proposal”). Mr. Rubin noted that he would relay Party A’s $18.00 per share proposal to the Board of Directors at the meeting later that morning.

Later on June 2, 2022, the Board of Directors held a regularly scheduled meeting with management and representatives of Morgan Stanley and representatives of Cooley. 1Life management reviewed for the Board of Directors the current status of discussions with Party A and Amazon, including Party A’s $18.00 per share proposal and the view of 1Life management that Amazon had recently deprioritized discussions. Representatives of Morgan Stanley presented an overview of the capital markets, the performance of 1Life stock, and other financial analyses. Following discussion, the Board of Directors directed 1Life senior management to continue negotiating a potential strategic transaction involving an acquisition of 1Life by Party A for $18.00 per share on an expedited timeline, but to communicate to Party A that 1Life would not agree to Party A’s request for exclusivity, and determined that at the right time, as determined by 1Life senior management, 1Life senior management or representatives of Morgan Stanley should contact Amazon to convey that 1Life had received an offer to be acquired and provide Amazon with an opportunity to engage in a competitive process.

On June 3, 2022, Mr. Rubin called the Chief Financial Officer of Party A and relayed that 1Life was willing to negotiate a potential strategic transaction involving an acquisition of 1Life by Party A for $18.00 per share, but would not do so on an exclusive basis, and that any such transaction would need to be finalized on an expedited timeline.

Between June 8, 2022 and June 17, 2022, representatives of 1Life, its legal and financial advisors, and representatives of Party A and its legal and financial advisors, engaged in diligence meetings and negotiations, including negotiation of transaction documents in connection with Party A’s $18.00 per share proposal.

On June 9, 2022, representatives of Morgan Stanley met with Mr. Bertucci to inform Amazon that 1Life had received an offer from a strategic party for an acquisition of 1Life and that 1Life was moving forward on an accelerated timeline with such party, but that 1Life would be open to engaging in discussions regarding a similar transaction with Amazon if Amazon were to present a compelling offer. Mr. Bertucci indicated that Amazon might be interested in providing an offer to acquire 1Life instead of a commercial partnership.

On June 10, 2022, first 1Life management and then representatives of Morgan Stanley met with Mr. Bertucci to provide updated valuation guidance for a potential strategic transaction with 1Life.

On June 15, 2022, a representative of Morgan Stanley met with an Amazon representative to discuss the process for a potential strategic transaction.

On June 16, 2022, Mr. Rubin and Mr. Thaler met with Mr. Bertucci and other Amazon representatives to reiterate that 1Life was continuing to move forward with other strategic alternatives and to explore Amazon’s interest in pursuing a strategic transaction with 1Life. In light of 1Life’s other strategic alternatives, Mr. Rubin and Mr. Thaler communicated that in order to be competitive, Amazon would need to provide a proposal to 1Life expeditiously that reflected a substantial premium to 1Life’s then-current stock price, and that such transaction would need to be executed on an accelerated timeline. Mr. Bertucci indicated that Amazon would need significantly more due diligence information in order to determine whether and at what valuation it could submit an offer, and requested access to 1Life’s existing data room for Amazon in order to conduct such diligence.

Later on June 16, 2022, Amazon was given access to 1Life’s virtual data room.

On June 17, 2022, Mr. Rubin met with the Chief Financial Officer of Party A, who conveyed that Party A had concerns about the expedited timeline previously agreed upon, and the two executives agreed to reconnect soon.

On June 18, 2022, representatives of Morgan Stanley met with representatives of Goldman Sachs & Co. LLC, Amazon’s financial advisor, to discuss the process for a potential strategic transaction.

On June 19, 2022, the Board of Directors held a meeting with management and representatives of Cooley and Morgan Stanley. Mr. Rubin updated the Board of Directors on the status of negotiations with Amazon and Party A. The Board of Directors agreed that management should continue strategic transaction discussions with Amazon and Party A.

On June 20, 2022, Mr. Rubin and the Chief Financial Officer of Party A resumed their conversation from June 17, 2022, and the Chief Financial Officer of Party A communicated that Party A still had concerns about executing a strategic transaction on an expedited timeline, and would reach back out to Mr. Rubin.

Over the course of the next several weeks, representatives of 1Life and Amazon exchanged additional diligence information and held additional diligence meetings.

On June 23, 2022, Mr. Rubin met with Mr. Bertucci to discuss a potential strategic transaction between the parties and emphasized that 1Life expected any potential strategic transaction to be executed on an expedited timeline and that any offer would need to be provided quickly and at a significant premium to 1Life’s then-current stock price in order to be compelling.

On June 24, 2022, Mr. Bertucci called Mr. Rubin and indicated that Amazon would be willing to offer $16.00 per share in cash to acquire 1Life (Amazon’s “$16.00 per share offer”). Mr. Rubin replied that he would relay the offer to the Board of Directors but that $16.00 per share was unlikely to be compelling, and that a higher price would likely be required in order for the Board of Directors to authorize 1Life senior management and legal and financial advisors to negotiate definitive transaction documents with Amazon. Mr. Bertucci responded that he would discuss the possibility of an improved proposal with Amazon management and would respond to Mr. Rubin within a few days.

On June 27, 2022, the Board of Directors held a meeting with 1Life senior management and representatives of Cooley and Morgan Stanley. Mr. Rubin relayed Amazon’s $16.00 per share offer and his conversation with Mr. Bertucci. Following discussion, Board of Directors instructed Mr. Rubin to continue discussions with Amazon in order to seek to increase Amazon’s $16.00 per share proposal and agreed that draft transaction documents (on substantially the terms last exchanged with Party A, which terms had previously been reviewed with the Board of Directors by 1Life management and representatives of Cooley) should only be provided to Amazon if Amazon sufficiently increased its offer.

On June 27, 2022, Mr. Rubin called Mr. Bertucci and relayed that Amazon would need to increase its $16.00 per share offer in order for the Board of Directors to determine that Amazon’s offer was compelling, that 1Life was considering other strategic alternatives, and that in light of such other strategic alternatives, 1Life would not engage in transaction document negotiations at $16.00 per share. Mr. Bertucci said he would discuss with Amazon senior management whether Amazon was able to provide an increased offer and would provide an update in the next few days.

Over the next several days, Mr. Rubin and Mr. Bertucci had multiple telephone discussions concerning the potential strategic transaction.

On July 2, 2022, Mr. Bertucci called Mr. Rubin and informed him that, following discussions with Amazon senior management, Amazon was willing to offer $18.00 per share in cash to acquire 1Life (the “$18.00 per share proposal”), subject to additional confirmatory due diligence information. Later on July 2, 2022, Amazon delivered a written non-binding indication of interest reflecting a $18.00 per share proposal and proposing a target date of July 18, 2022 to execute a definitive merger agreement, which also indicated that Amazon would disengage in the event of a leak of its interest in such a strategic transaction.

Later on July 2, 2022, at the direction of 1Life management, representatives of Cooley sent representatives of Paul Weiss draft transaction documents, which contemplated among other matters (i) a reverse termination fee to be paid by Amazon in the amount of $400 million (representing more than 10% of 1Life’s equity value at Amazon’s proposed purchase price) payable in instances where regulatory approval was not obtained, (ii) a termination fee amount equal to 2.5% of 1Life’s equity value in circumstances involving a competing offer for 1Life, and (iii) given 1Life’s growth ambitions and the potential closing timeline for a strategic transaction with Amazon, unsecured interim debt financing in an aggregate principal amount of up to $300 million, beginning January 1, 2023 and with a maturity date of 24 months after the termination of the merger agreement pursuant to its terms.

On July 3, 2022, the Board of Directors held a meeting with management and representatives of Cooley and Morgan Stanley in attendance. Mr. Rubin updated the Board of Directors on discussions with Amazon, including Amazon’s $18.00 per share proposal and Amazon’s proposed announcement date of July 18, 2022. Mr. Rubin noted that Amazon would be performing additional diligence and that the parties were beginning to negotiate the transaction documents. Mr. Rubin also updated the Board of Directors on his conversations with Party A. The Board of Directors directed Mr. Rubin to notify Party A that 1Life was moving forward on an expedited timeline with other strategic alternatives, in order to determine if Party A would engage on a similarly expedited timeline. The Board of Directors instructed Mr. Rubin to continue discussions with Amazon and to determine if Amazon would be willing to offer a price greater than $18.00 per share.

Later on July 3, 2022, Mr. Rubin called Mr. Bertucci to report that the Board of Directors was supportive of continued discussions with Amazon, but had not yet determined that Amazon’s proposed $18.00 per share price was in the best interests of 1Life and its stockholders and encouraged Mr. Bertucci to return with a higher price.

On July 5, 2022, Mr. Rubin and the Chief Financial Officer of Party A had a conversation in which Mr. Rubin relayed that if Party A had continued interest in exploring a strategic relationship with 1Life, then time was of the essence as 1Life was exploring its strategic alternatives on an expedited timeline. The Chief Financial Officer of Party A indicated that he would share this information with Party A leadership and would follow up.

Later on July 5, 2022, Bloomberg and other media publications reported rumors that 1Life was exploring strategic alternatives after potential acquirers expressed preliminary interest in a strategic transaction with 1Life. Following the reports, 1Life’s stock price closed at $10.34 on July 5, 2022, compared to $8.28 on July 1, 2022 (the trading day immediately prior to the reports).

On July 7, 2022, Mr. Rubin met with Mr. Bertucci and another representative of Amazon, to discuss the potential strategic transaction.

On July 8, 2022, representatives of Paul Weiss sent representatives of Cooley revised drafts of the transaction documents which included (i) a reverse termination fee of 5% of equity value, (ii) a termination fee of 3.75% of equity value, (iii) reimbursement of Amazon’s transaction expenses up to 1% of equity value if the merger agreement was terminated due to 1Life stockholder approval not being obtained or 1Life breaches of the merger agreement, and (iv) senior secured interim debt financing, with funding permitted only if 1Life’s cash balance was below a certain level, beginning ten months after execution of the merger agreement and with a maturity date of three months’ prior to the maturity of 1Life’s convertible notes.

On July 12, 2022, representatives of Cooley sent representatives of Paul Weiss revised drafts of the merger agreement and key terms for the unsecured interim debt financing. The revised drafts included (i) a reverse termination fee of $300 million, (ii) a termination fee of 2.75% of equity value, (iii) no expense reimbursement, and (iv) interim debt financing on substantially the same terms as 1Life proposed on July 2, 2022, except that funding would begin eight months after the execution of the merger agreement.

On July 13, 2022, the Board of Directors held a meeting with management and representatives of Cooley and Morgan Stanley. Mr. Rubin provided an update on the status of negotiations with Amazon and noted that Amazon had not yet provided an updated price following Amazon’s $18.00 per share proposal, which was subject to additional confirmatory due diligence information and review of preliminary estimates of 1Life’s financial performance for the second fiscal quarter of 2022. Mr. Rubin and representatives of Cooley also provided a summary of certain terms in the merger agreement and the status of discussions with Amazon related thereto, including the interim debt financing, reverse termination fee, 1Life termination fee and expense reimbursement, and operating covenants related to employee retention. Following discussion, the Board of Directors authorized 1Life management and representatives of Cooley to continue to negotiate for the best terms possible in the merger agreement. Mr. Rubin also updated the Board of Directors on his conversation with Party A on July 5, 2022 and indicated that Party A had not re-engaged in strategic transaction discussions with 1Life. Following discussion, the representatives of Morgan Stanley left the meeting. 1Life’s management then reviewed and discussed with the Board of Directors the status of the terms of the engagement letter with Morgan Stanley for the Board of Directors’ consideration. Following such discussion, subject to 1Life management and Morgan Stanley reaching an agreement on fees and other terms in the engagement letter and subject to the Board of Directors’ review of the relationships disclosure memorandum, the Board of Directors approved the formal engagement of Morgan Stanley and authorized management to enter into a formal engagement letter with Morgan Stanley.

On July 14, 2022, Mr. Rubin met with members of Amazon senior management to discuss 1Life’s business and to engage in other targeted diligence discussions.

On July 15, 2022, representatives of Paul Weiss sent representatives of Cooley revised drafts of the transaction documents, which included terms largely consistent with Amazon’s initial proposal.

On July 16, 2022, members of 1Life senior management met with representatives of Amazon, and with representatives of Cooley and Paul Weiss also in attendance, to negotiate key outstanding issues in the transaction documents.

Later on July 16, 2022, representatives of Paul Weiss confirmed to representatives of Cooley that Amazon (i) would continue to require that the reverse termination fee be limited to 5% of equity value, but would agree to (ii) the interim debt financing being unsecured, available March 2023 with no maximum cash condition, and with a maturity date of 24 months following termination of the merger agreement, (iii) a 1Life termination fee of 3.5% of equity value, (iv) expense reimbursement up to $20 million and only if 1Life stockholder approval was not obtained, and (v) compromises on the employee matters related to 1Life’s operation of the business during the pre-Closing period.

On July 17, 2022, the Board of Directors held a meeting with management and representatives of Cooley and Morgan Stanley. Mr. Rubin provided an update on the status of negotiations with Amazon, and reported that Amazon had confirmed its $18.00 per share proposal and indicated that Amazon was not willing to raise its price. Mr. Rubin and representatives of Cooley reviewed with the Board of Directors certain terms in the merger agreement and the status of discussions with Amazon related thereto, including the interim debt financing, reverse termination fee, 1Life termination fee and expense reimbursement, and operating covenants applicable during the pre-closing period. Mr. Rubin also discussed with the Board of Directors Amazon’s expectation that Mr. Rubin would sign an employment letter concurrently with the entry into the merger agreement, but indicated that he had not received any proposal from Amazon at that time and that he had not engaged in any employment-related discussions with Amazon. Representatives of Morgan Stanley reviewed for the Board of Directors financial aspects of Amazon’s $18.00 per share proposal and certain preliminary financial analyses conducted by Morgan Stanley using the Projections, consistent with prior discussions of the Board of Directors. The Board of Directors then discussed various matters related to the transaction, including general market dynamics, the regulatory landscape, the lack of contact from other potential acquirers following the July 5th media reports of rumors of a potential strategic transaction involving 1Life and the lack of further engagement from Party A, and the belief of the Board of Directors that additional negotiation on price was highly unlikely to result in an increased offer from Amazon and instead could put the transaction at risk, including due to the risk of leak with ongoing discussions and the fact that Amazon stated that it would disengage if there were any rumors or public speculation about its potential interest in such a strategic transaction. Following additional discussion, the Board of Directors determined that it was in the best interests of 1Life and its stockholders to continue to pursue a transaction with Amazon under the terms of Amazon’s $18.00 per share proposal. The Board of Directors directed management to continue to negotiate for the best terms possible in the merger agreement consistent with prior discussions with the Board of Directors, and to confirm to Amazon that 1Life management was authorized to negotiate and finalize the transaction documents under Amazon’s $18.00 per share proposal. The Board of Directors also authorized Mr. Rubin to engage in discussions with Amazon regarding post-closing employment arrangements with Amazon in connection with signing the definitive transaction agreements.

Later on July 17, 2022, Mr. Rubin called Mr. Bertucci to inform Mr. Bertucci of the Board of Directors’ direction to 1Life management negotiate with Amazon towards a final merger agreement with respect to Amazon’s $18.00 per share proposal.

Over the course of July 17 to July 20, 2022, representatives of Cooley and Paul Weiss exchanged several revised versions of the transaction documents, reflecting the parties’ discussions.

On July 18, 2022, representatives from Amazon provided a draft offer letter and restrictive covenant agreement to Mr. Rubin, each of which Amazon expected Mr. Rubin to sign in connection with the execution of the Merger Agreement and which would be effective as of the closing of the Merger.

On July 19, 2022, Mr. Rubin and Amazon finalized discussions regarding Mr. Rubin’s employment letter and restrictive covenant agreement.

Also on July 19, 2022, Mr. Thaler provided the Board of Directors with the final terms of the engagement letter with Morgan Stanley and Morgan Stanley’s relationships disclosure memorandum for the Board of Directors’ review.

On July 20, 2022, 1Life entered into an engagement letter with Morgan Stanley.

Later on July 20, 2022, the Board of Directors held a meeting with management and representatives of Cooley and Morgan Stanley to review the final Amazon $18.00 per share proposal. Representatives of Cooley reviewed with the Board of Directors fiduciary duties applicable in connection with a strategic transactions process and the material terms of the draft Merger Agreement, including (a) the commitment by Amazon to provide senior unsecured interim debt financing to 1Life in an aggregate principal amount of up to $300 million to be funded in up to ten tranches of $30 million per month, beginning in March 2023 until the earlier of Closing and the termination of the Merger Agreement pursuant to its terms, with a maturity date of 24 months after the termination of the Merger Agreement pursuant to its terms, (b) the $195 million reverse termination fee to be paid by Amazon to 1Life in certain limited circumstances if antitrust closing conditions were not satisfied, (c) the $136 million termination fee to be paid by 1Life to Amazon in certain limited circumstances, including in the event 1Life were to terminate the Amazon transaction in order to accept a Superior Proposal, (d) the conditions to closing of the Merger, and (e) certain employee related matters, including related to 1Life’s operation of the business in between signing of the Merger Agreement and closing of the Merger. The Board of Directors asked questions regarding the terms of the Merger Agreement and the potential risks associated with the completion of the Merger, and discussion ensued. Morgan Stanley then reviewed with the Board of Directors its financial analysis of the merger consideration and delivered to the Board of Directors its oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Morgan Stanley’s opinion, the merger consideration to be received by the holders of shares of common stock of 1Life in the Merger was fair, from a financial point of view, to such holders. For more information about the opinion of Morgan Stanley, see below under the caption “The Merger—Opinion of Morgan Stanley.” The Board of Directors then discussed the potential transaction with Amazon, and, after carefully considering the matters discussed during that meeting and prior meetings of the Board of Directors (for more information, see the section captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger.”), including the Board’s belief that

(a) as a result of the negotiation process, 1Life had obtained Amazon’s best offer of $18.00 per share, (b) Amazon’s final offer of $18.00 per share represented the highest price reasonably obtainable by 1Life under the circumstances, and (c) it was highly unlikely that another acquiror would be willing to pay a higher price, including based on the lack of any contact from potential acquirers following the July 5, 2022 media reports of rumors of a potential strategic transaction including 1Life and the lack of further engagement from Party A after July 5, 2022 the Board unanimously (i) determined that the Merger Agreement and the Transactions were fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, (iii) subject to the terms and conditions of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement and approval of the Transactions by the stockholders of the Company, and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at a special meeting of the stockholders. For more information concerning the factors that the Board of Directors considered, see the section captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger.” Following that discussion, the Board of Directors unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated thereby were advisable, fair to and in the best interests of 1Life and its stockholders, and authorized and directed 1Life senior management to execute the final Merger Agreement with Amazon.

Later that evening on July 20, 2022, 1Life and Amazon executed the Merger Agreement.

On July 21, 2022, prior to the opening of trading on the U.S. stock markets, 1Life and Amazon issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, 1Life and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, (iii) resolved to recommend adoption of the Merger Agreement and approval of the Transactions by the stockholders of 1Life and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of 1Life.

The Board of Directors unanimously recommends, on behalf of 1Life, that you vote: (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Reasons for the Merger

The Board of Directors unanimously recommends, on behalf of 1Life, that you vote “FOR” the adoption of the Merger Agreement.

At a meeting held on July 20, 2022, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, 1Life and its stockholders; (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions; (iii) resolved to recommend the adoption of the Merger Agreement and approval of the Transactions by the stockholders of 1Life; and (iv) directed that the adoption of the Merger Agreement be submitted to a vote of 1Life’s stockholders.

In the course of reaching its determination and recommendation, the Board of Directors consulted with 1Life management, its independent legal advisor, Cooley, and its independent financial advisor, Morgan Stanley, and considered the following reasons (which are not listed in any relative order of importance), all of which the Board of Directors viewed as generally supporting its determination and recommendation:

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Compelling Premium: the fact that the Merger Consideration of $18.00 in cash, without interest thereon, per share of 1Life common stock represents a compelling premium to historical market prices for the shares of 1Life common stock, including that the Merger Consideration constitutes a premium of:

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approximately 117% to the closing price of 1Life common stock of $8.28 per share on July 1, 2022, the last full trading day prior to published rumors regarding a possible strategic transaction involving 1Life (the “Unaffected Date”);

•	approximately 83% to the closing price of 1Life common stock of $9.86 per share on July 19, 2022, the last full trading day prior to the execution of the Merger Agreement;

•	approximately 115% to the 30-day trading period volume weighted average price (“VWAP”) of 1Life common stock prior to the Unaffected Date; and

•	approximately 103% to the 90-day trading period VWAP of 1Life common stock prior to the Unaffected Date.

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Attractive Valuation: the Board of Directors believes that the Merger Consideration provides stockholders with attractive value for their shares of 1Life common stock, based on, among other things, the current and historical market prices for 1Life common stock, current industry conditions and the Board of Directors’ familiarity with 1Life’s business, operations, prospects, strategic, short and long term operating plans, assets and properties, liabilities and financial condition. After its review, the Board of Directors believed that $18.00 in cash, without interest thereon, per share of 1Life common stock represented the best value reasonably available for holders of common stock, while providing an opportunity, in certain circumstances, to consider an unsolicited Superior Proposal made after the announcement of the Merger Agreement;

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Certainty of Value: the fact that the Merger Consideration of $18.00 in cash, without interest thereon, per share of 1Life common stock is payable solely in cash, which offers immediate liquidity and certain value to 1Life stockholders in respect of their shares of 1Life common stock, eliminating the risks and uncertainties inherent in 1Life continuing as a standalone company as described below, taking into account 1Life’s business, operations, prospects, strategic, short and long term operating plans, assets and properties, liabilities and financial condition;

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Opinion of Morgan Stanley: the oral opinion of Morgan Stanley, subsequently confirmed in writing by delivery of a written opinion to the Board of Directors, to the effect that, as of July 20, 2022 (the date of the opinion) and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of 1Life common stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders of common stock, as more fully described below in the section captioned “Opinion of Morgan Stanley & Co. LLC.” For more information, please see the section of this proxy statement captioned “The Merger–Opinion of Morgan Stanley & Co. LLC,” and the full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

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Highest Offer: the Board of Directors’ belief that (i) as a result of an active negotiating process over the course of several months, 1Life had obtained Amazon’s best offer and the best offer reasonably available to 1Life under the circumstances, (ii) there was significant risk of losing the favorable opportunity with Amazon in the event 1Life continued trying to pursue any additional offers at higher prices, including due to the risk that discussions of a potential strategic transaction would leak to the public and the fact that that Amazon stated it would disengage if there were any rumors or public speculation about its potential interest in such a strategic transaction; and (iii) there was unlikely to be another acquiror of 1Life willing to pay a higher price than the Merger Consideration, including based on the absence of any contact from potential acquirors following the release of the article in Bloomberg News on July 5, 2022 speculating about a potential strategic transaction involving 1Life. For more information, please see the section of this proxy statement captioned “The Merger—Background of the Merger”;

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Potential Strategic Alternatives: the Board of Directors determined that none of the possible alternatives to the Merger (including the possibility of continuing to operate 1Life as an independent company without a significant capital raise, pursuing a different strategic transaction or pursuing a significant capital raise, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to 1Life’s stockholders of those alternatives, and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for 1Life to create greater value for its stockholders taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory considerations.

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Review Process: the Board of Directors conducted a thorough process and considered 1Life’s business, strategy, business plan, prospects and alternatives over an extended period, including that the Board of Directors met seven times in the seven week period from June 2, 2022 and July 20, 2022, with 1Life’s independent legal and financial advisors in attendance as needed;

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Interim Debt Financing: the fact that under the Merger Agreement, 1Life has the ability to obtain senior unsecured interim debt financing from Amazon in an aggregate principal amount of up to $300 million to be funded in up to ten tranches of $30 million per month, beginning on March 20, 2023 until the earlier of Closing and the termination of the Merger Agreement pursuant to its terms, with a maturity date of 24 months after the termination of the Merger Agreement pursuant to its terms;

•	Likelihood of Completion: the likelihood that the Closing of the Merger would be achieved under the terms of the Merger Agreement based on:

•	the financial strength of Amazon and its ability to fund the Merger Consideration with cash available;

•	the absence of any financing condition in the Merger Agreement;

•	the business reputation and capabilities of Amazon, including Amazon’s track record of successfully completing merger and acquisition transactions;

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the commitment made by Amazon to 1Life to use reasonable best efforts to obtain regulatory approval, including a commitment to defend through litigation on the merits any claim asserted in court by any governmental authority or any other person under antitrust laws in order to avoid entry of, or to have vacated or terminated, any that would prevent the Closing prior to the Outside Date. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Efforts to Close the Merger”; and

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the likelihood of satisfying the conditions to the consummation of the Merger, which the Board of Directors believes are reasonable, customary and limited in number and scope, and which, in the case of the conditions related to the absence of Material Adverse Effect between July 20, 2022, the date of the Merger Agreement and Closing of the Merger and the accuracy of 1Life’s representations and warranties, are, in most circumstances, qualified by a traditional public company “Material Adverse Effect” standard, which excludes, among other things, any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to COVID-19 (and any evolutions or mutations thereof). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”; and

•	Additional Transaction Terms: the additional terms of the Merger Agreement and the related agreements, including:

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1Life’s right, subject to certain conditions set forth in the Merger Agreement, prior to the receipt of the 1Life Stockholder Approval, to respond to and negotiate unsolicited Acquisition Proposals made after the date of the Merger Agreement. For more information, please see of the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”;

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1Life’s ability to terminate the Merger Agreement in order to accept a Superior Proposal or make an Adverse Recommendation Change, in each case, subject to certain conditions set forth in the Merger Agreement and paying Amazon the 1Life Termination Fee of $136,000,000;

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the fact that the Board of Directors believed that the 1Life Termination Fee of $136,000,000, which is approximately 3.5% of 1Life’s equity value, is reasonable, within market averages for such fees payable in comparable transactions, and not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”;

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the fact that, in the event the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure of antitrust clearances to be obtained, Amazon will be required to pay 1Life the Amazon Termination Fee of $195,000,000, subject to and in accordance with the terms of the Merger Agreement;

•	1Life’s right to specific performance to prevent breaches of the Merger Agreement;

•	the fact that the consummation of the Merger is subject to the approval of 1Life stockholders, who will have the opportunity to adopt or reject the Merger Agreement;

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the availability of appraisal rights under Section 262 of the DGCL to 1Life’s stockholders who do not vote in favor of the adoption of the Merger Agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, which provides those eligible stockholders with an opportunity to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of 1Life common stock (exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any), which may be determined by the court to be more than, less than, or the same as the Merger Consideration;

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the initial outside date of July 20, 2023, with two six-month automatic extensions in certain circumstances as set forth in the Merger Agreement relating to the failure of antitrust clearances to be obtained, allowing for time that the Board of Directors believed to be sufficient to complete the Merger;

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the fact that that, taken as a whole, the comprehensive terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights and fees of the parties, as finally negotiated are reasonable and customary; and

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the fact the Board of Directors and 1Life’s management, in coordination with 1Life’s independent legal and financial advisors, negotiated with Amazon on an arm’s-length basis, including with respect to price and other terms and conditions of the Merger Agreement.

The Board of Directors also assessed 1Life’s prospects for substantially increasing stockholder value as a standalone company in excess of the Merger Consideration, given the risks and uncertainties in 1Life’s business, including the following (which are not listed in any relative order of importance):

•	the various execution and other risks to achieving 1Life’s long-term operating plan and related uncertainties, including those described below;

•	the risks inherent in operating 1Life’s business in a heavily regulated and competitive industry that is closely scrutinized by federal, state and local authorities;

•	the uncertainty of the outcome of healthcare reform legislation, including regulations that could impact payments for medical services;

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the potential regulatory scrutiny of 1Life’s health network partnerships that could adversely impact 1Life’s business and operations, and the risks related to 1Life’s reliance on third party relationships, including health network providers and enterprise clients, to continue to grow its business;

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the changes in the nature or operations of 1Life’s enterprise clients, including changes to employee benefit programs or workforce reductions in response to uncertain economic conditions, and the potential adverse impact on 1Life’s ability to enroll new and retain existing patients;

•	the risks related to 1Life’s reliance on patient visits as a substantial portion of 1Life’s net revenue;

•	the changes in the health insurance industry, including the challenges associated with a potential shift away from employer-sponsored health plans toward employee self-insurance;

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the risks inherent in managing the growth of a business that requires significant capital expenditures, such as the cost of leasing medical office space and acquiring medical equipment to maintain and open medical offices, and the challenges forecasting locations to attract the optimal number of patients and the related costs associated with relocating or shutting down under performing medical offices;

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the challenges inherent in operating as a publicly traded company, which is subject to scrutiny based on its quarterly performance, including the challenge of making investments to achieve long-term growth prospects;

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risks and uncertainties associated with the COVID-19 pandemic and related variants, and the potential impact of such risks and uncertainties on a standalone strategy and the trading price of common stock, including the uncertainty related to the spread of the COVID-19 pandemic and the potential consequences of the pandemic on the financial markets and 1Life’s current and future business and operations, which could include the closure of some or all medical offices for physical visits, delays in interactions with and responses from governmental authorities, and disruptions in the operations of the business and other third parties upon whom 1Life relies; and

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the current state of the U.S. and global economies, including the recent downward trend in the financial markets, increased volatility resulting from escalating political and global trade tensions, and the current and potential impact of such factors in both the near term and long term on the industry, all of which risks are increased by the COVID-19 pandemic and may remain present following the resolution of the COVID-19 pandemic.

The Board of Directors also took into consideration that as a standalone company 1Life would need to seek significant additional funding through future equity and/or debt financings, and any such fundraising could have a highly dilutive effect on 1Life’s existing stockholders, could require 1Life to enter into restrictive covenants, might only be available on unfavorable terms given the recent downward trend in the financial markets, or might not be available at all.

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which are not listed in any relative order of importance):

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the fact that 1Life would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of 1Life;

•

the fact that the potential outside date is as late as July 22, 2024 (if extended) and the 1Life stockholders could be asked to vote on the proposal to adopt the Merger Agreement well in advance of the completion of the Transactions;

•

the risks and costs to 1Life if the Merger does not close or is not completed in a timely manner, including (i) the impact that (A) payment of 1Life Termination Fees to Amazon in certain circumstances set forth in the Merger Agreement, (B) other significant transaction costs in connection with the proposed Merger and/or (C) the obligation to repay the interim debt financing could have on 1Life’s cash balances and ability to service payments under 1Life’s outstanding convertible notes and other outstanding indebtedness at that time, and the fact that 1Life’s options for sources of financing or refinancing could be more limited than if 1Life had not pursued the proposed Merger, (ii) the diversion of employee attention, (iii) the possible loss of key management or other personnel of 1Life during the pendency of the Merger, (iv) the impact with respect to potential and existing patients and other third parties that may seek to change or may not enter into business relationships with 1Life during the pendency of the Merger, and (v) if the Merger does not close, the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of 1Life’s common stock;

•

the restrictions on the conduct of 1Life’s business prior to the consummation of the Merger, including the requirement that 1Life conduct in all material respects its business in the ordinary course of business consistent with past practice, subject to specific limitations, which may delay or prevent 1Life from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, 1Life might have pursued;

•

the requirement that 1Life pay Amazon the 1Life Termination Fee of $136,000,000 following termination of the Merger Agreement in certain circumstances set forth in the Merger Agreement, including if 1Life terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”;

•	the fact that an all-cash transaction would generally be taxable to 1Life’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the fact that, subject to and in accordance with the terms of the Merger Agreement, 1Life and its representatives are prohibited from soliciting any third party Acquisition Proposals until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of 1Life management required to complete the Merger, which may disrupt 1Life’s business operations and have a negative effect on its financial results;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied or, if permissible, waived, including:

•	the fact that there can be no assurances that 1Life stockholders will approve the adoption of the Merger Agreement;

•	the fact that completion of the Merger requires antitrust clearance, which could subject the Merger to delays and risk; and

•	the possibility of the occurrence of a Material Adverse Effect with respect to 1Life, the non-continuance of which is a condition to the Acquiring Parties’ obligation to consummate the Merger;

•	the risk of potential litigation relating to the Merger that could be instituted against 1Life or its directors and officers, and potential effects of outcomes related thereto;

•

the fact that 1Life’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of 1Life’s stockholders more generally. For more information, please see the section of this proxy statement captioned “—Interests of 1Life’s Directors and Executive Officers in the Merger”;

•

other risks and uncertainties of the nature identified in the section of this proxy statement captioned “Forward-Looking Statements” and in 1Life’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in 1Life’s Annual Report on Form 10-K for the year ended December 31, 2021 and 1Life’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022. For more information, see the section of this proxy statement captioned “Where You Can Find More Information.”

After taking into account all of the factors set forth above, as well as others, the Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger Agreement and Transactions contemplated thereby were outweighed by the positive factors and potential benefits associated with the Merger Agreement and the Transactions contemplated thereby that supported its determination and recommendation. Accordingly, the Board of Directors determined that the Merger Agreement and the Transactions contemplated thereby are advisable, fair to, and in the best interests of 1Life and its stockholders.

The foregoing discussion of factors considered by the Board of Directors is not intended to be exhaustive, but summarizes the material factors considered by the Board of Directors in evaluating the Merger Agreement and the Transactions contemplated thereby, and making its recommendation and determination. The members of the Board of Directors evaluated the various factors listed above, among other things, in light of their knowledge of the business, financial condition and prospects of 1Life and considered the advice of 1Life’s independent financial and legal advisors. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger Agreement, the Transactions and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board of Directors based its unanimous recommendation on the totality of the information presented, including thorough discussions with, and questioning of, 1Life management, and its independent legal and financial advisors.

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, stockholders should be aware that some of 1Life’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Transactions were fair to and in the best interests of 1Life and its stockholders, in reaching its decision to approve and declare advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, in making its recommendation that the stockholders vote in favor of the adoption of the Merger Agreement and approval of the Transactions and in directing that the adoption of the Merger Agreement be submitted to a vote of the stockholders. For more information, please see the section of this proxy statement captioned “—Interests of 1Life’s Directors and Executive Officers in the Merger”

The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Financial Projections

1Life does not, as a matter of course, make long-term projections as to future performance available to the public other than generally providing, on a quarterly basis, estimated ranges of certain expected financial results and operational metrics for the current or pending fiscal quarter and year in its regular earnings press releases and other investor materials. However, in connection with evaluating a potential strategic transaction in March 2022,

1Life senior management created long range projections from 2022 through 2025 and extrapolations from 2026 through 2031 (the “Management Case A”). In addition, in connection with 1Life’s evaluation of the acquisition of Iora Health, Inc. in the second quarter of 2021, 1Life senior management had created (i) standalone forecasts for 1Life that were long range projections from 2021 through 2023 and extrapolations from 2024 through 2030 (the “1Life Case”), (ii) standalone forecasts for Iora based on Iora management long range projections through 2025 and 1Life’s management extrapolations through 2030 and applying 1Life’s assumptions and forecasts of Iora through 2030 (the “Iora Base Case”), and (iii) prospective financial information with respect to the ability of the combined 1Life and Iora to increase its revenue and reduce its costs and capital expenditures following the consummation of the merger between 1Life and Iora through 2030 (the “Iora Synergies”), each of (i)-(iii) as set forth in 1Life’s proxy statement/prospectus filed on Form S-4 on July 6, 2021 (as amended on July 14, 2021, the “Form S-4”). In connection with 1Life’s evaluation of a potential strategic transaction, in March 2022, 1Life senior management combined the 1Life Case, the Iora Base Case and the Iora Synergies (together, the “2021 Projections”), extrapolated such 2021 Projections through 2031 and updated the 2021 Projections to include 1Life’s actual net operating losses (“NOLs”) and reflect 1Life’s actual tax position (the 2021 Projections as so combined, extrapolated and updated, “Management Case B”, and together with Management Case A, the “Projections”).

Management Case A, as compared to Management Case B, assumes lower investments in future growth beginning in 2024 due to the impact of the current economic and financial environment. Management Case A assumed (i) revenue growth rates decrease from 75% in 2022 to 7% in 2031 (as compared to Management Case B which assumes revenue growth rates decrease from 79% in 2022 to 23% in 2031); and (ii) care margins increase from 20% in 2022 to 33% in 2031 (as compared to Management Case B which assumes care margins increase from 20% in 2022 to 31% in 2031). Both Management Case A and Management Case B assume a standalone capital raise of $300,000,000 at the end of 2022.

The Projections reflect estimates and assumptions made by 1Life senior management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond 1Life’s control. In particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each and every circumstance that could have an effect on 1Life’s business and its results of operations. The Projections were developed solely using the information available to 1Life senior management at the time they were created and reflect assumptions as to certain business decisions that are subject to change. The Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual results and business developments. Important factors that may affect actual results or that may result in the Projections not being achieved include, but are not limited to, regulatory actions at the federal, state and local level, decisions of health network providers, enterprise clients and existing and potential patients, changes in the health insurance industry, the effect of global economic conditions, including COVID-19, and other factors described in the section captioned “Forward-looking Statements” in this proxy statement and the risk factors described in 1Life’s annual report on Form 10-K for the fiscal year ended December 31, 2021, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. The Projections were not prepared with a view toward public disclosure or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections cannot, therefore, be considered a guarantee of future operating results and should not be relied upon as such.

None of 1Life, the Board of Directors, Morgan Stanley, Amazon or any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the Projections or the ultimate performance of 1Life relative to the Projections. The inclusion of the summary of the Projections in this proxy statement does not constitute an admission or representation of 1Life, the Board of Directors, Morgan Stanley, Amazon or any of their respective affiliates, advisors or other representatives that the Projections or the information contained therein are material. The inclusion of the summary of the Projections in this proxy statement should not be regarded as an indication that 1Life or anyone who receives the Projections then considered, or now considers, the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. In the view of 1Life’s management, the Projections were prepared on a reasonable basis, reflected the best estimates and judgments available to 1Life’s management at the time and presented, to the best of 1Life’s management’s knowledge and belief, the expected course of action and 1Life’s expected future financial performance as of the date such information was prepared. Except as required by applicable law, neither 1Life, the Board of Directors, Morgan Stanley, Amazon, nor any of their respective affiliates, advisors or other representatives intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Projections if any or all of them have changed or change. Since the Projections were created, 1Life has made publicly available its actual results of operations for the fiscal quarters ended March 31, 2022 and June 30, 2022. You should review 1Life’s Quarterly Reports on Form 10-Q filed with the SEC on August 3, 2022 for this information. The Projections included in this document have been prepared by, and are the responsibility of, 1Life senior management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

In light of the foregoing, and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding 1Life in its public filings with the SEC. The Projections were developed by 1Life senior management on a standalone basis without giving effect to the Merger and the other Transactions contemplated by the Merger Agreement, and therefore the Projections do not give effect to the proposed Merger or any changes to 1Life’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the proposed Merger. Furthermore, the Projections do not take into account the effect of any failure of the proposed Merger to be completed and should not be viewed as accurate or continuing in that context.

Care Margin, Adjusted EBITDA and unlevered free cash flow (each as defined below) contained in the summary of the Projections set forth below are each “non-GAAP financial measures,” which are financial performance or operating measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be calculated differently than similarly titled non-GAAP financial measures published by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP. The non-GAAP financial measures used in the Projections were relied on by Morgan Stanley for the purposes of its fairness opinion and by the Board of Directors in connection with its consideration of a potential strategic transaction. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to the most closely comparable GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction, such as the Transactions, if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of the non-GAAP financial measures to the most closely comparable GAAP financial measures were not provided to or relied upon by the Board of Directors or Morgan Stanley in connection with the Transactions. Accordingly, 1Life has not provided reconciliations of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.

The information and tables set forth below is included solely to give 1Life stockholders access to certain of the financial and operating projections that were made available to the Board of Directors and Morgan Stanley and are not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose.

The following tables present a summary of the Projections:

Management Case A

($ in millions)

	Projections				Extrapolation
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	1,089	1,686	2,373	2,909	3,374	3,864	4,366	4,868	5,355	5,730
Care Margin(1)	221	353	533	729	898	1,086	1,291	1,504	1,710	1,891
Adj. EBITDA(2)	(115)	(50)	73	194	307	445	605	784	966	1,146
Unlevered Free Cash Flow(3)	(325)	(281)	(173)	31	126	252	400	510	571	710

(1)	Care Margin (non-GAAP) is operating income or loss from operations excluding depreciation and amortization, general and administrative expense and sales and marketing expense.
(2)

Adjusted EBITDA (non-GAAP) means net income or loss excluding interest income, interest and other expenses, depreciation and amortization, stock-based compensation, change in the fair value of 1Life redeemable convertible preferred stock warrant liability, provision for (benefit from) income taxes, certain legal or advisory costs, and acquisition and integration costs that 1Life does not consider to be expenses incurred in the normal operation of the business.

(3)

Unlevered free cash flow (non-GAAP) is calculated as Adjusted EBITDA less cash tax expense, less capital expenditures, less management-normalized stock-based compensation expense, and less changes in working capital, and assumes an effective 25% tax rate offset by $869,000,000 of federal NOLs and $568,000,000 in state NOLs.

Management Case B

($ in millions)

	Projections				Extrapolation
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	1,114	1,535	2,049	2,644	3,363	4,224	5,284	6,580	8,129	9,963
Care Margin(1)	219	316	461	666	919	1,207	1,551	1,997	2,524	3,093
Adj. EBITDA(2)	(103)	(81)	9	186	368	568	794	1,106	1,487	1,822
Unlevered Free Cash Flow(3)	(262)	(231)	(166)	(20)	135	289	458	570	775	977

(1)	Care Margin (non-GAAP) is operating income or loss from operations excluding depreciation and amortization, general and administrative expense and sales and marketing expense.
(2)

Adjusted EBITDA (non-GAAP) means net income or loss excluding interest income, interest and other expenses, depreciation and amortization, stock-based compensation, change in the fair value of 1Life redeemable convertible preferred stock warrant liability, provision for (benefit from) income taxes, certain legal or advisory costs, and acquisition and integration costs that 1Life does not consider to be expenses incurred in the normal operation of the business.

(3)

Unlevered free cash flow (non-GAAP) is calculated as Adjusted EBITDA less cash tax expense, less capital expenditures, less stock-based compensation expense, and less changes in working capital, assumes an effective 25% tax rate offset by $869,000,000 of federal NOLs and $568,000,000 in state NOLs, and reflects the cash flow impact of the Iora Synergies subject to normal taxes.

Opinion of Morgan Stanley & Co. LLC

1Life retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor in connection with a potential sale of 1Life and to provide financial advice and assistance and, upon the request of the 1Llife, to render a financial opinion in each case in connection therewith. 1Life selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in 1Life’s industry. On July 20, 2022, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board of Directors to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of 1Life’s common stock (other than the Excluded Shares) was fair, from a financial point of view, to such holders of common stock.

The full text of the written opinion of Morgan Stanley delivered to the Board of Directors, dated July 20, 2022, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of 1Life are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board of Directors and addressed only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of 1Life’s common stock (other than the Excluded Shares). Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternatives available to 1Life, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion does not constitute an opinion or recommendation as to how the stockholders of 1Life should vote at the Special Meeting to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of 1Life;

•	reviewed certain internal financial statements and other financial and operating data concerning 1Life;

•	reviewed certain financial projections prepared by the management of 1Life;

•	discussed the past and current operations and financial condition and the prospects of 1Life with senior executives of 1Life;

•	reviewed the reported prices and trading activity for 1Life’s common stock;

•	compared the financial performance of 1Life and the prices and trading activity of 1Life’s common stock with that of certain other publicly-traded companies comparable with 1Life and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of 1Life and Amazon and their financial and legal advisors;

•	reviewed the Merger Agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by 1Life, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of 1Life of the future financial performance of 1Life. Morgan Stanley’s opinion expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Amazon will have sufficient immediately available funds to consummate the Merger. Morgan Stanley assumed that in connection with the receipt of all the necessary or requested governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of 1Life and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of 1Life’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of common stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of 1Life, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternatives available to 1Life, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of July 20, 2022. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of July 20, 2022, to the Board of Directors. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board of Directors to rely upon, among other matters, the Projections, which are more fully described in the section of this proxy statement captioned “Recommendations of the Board of Directors and Reasons for the Merger – Financial Projections.” In accordance with direction from the Board of Directors, Morgan Stanley utilized the Projections in its financial analyses described below.

Public Trading Benchmarks Analysis

Morgan Stanley performed a public trading benchmarks analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for 1Life with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”).

The comparable companies were split into two groups for the purposes of this analysis: (i) “Medicare Advantage Focused Primary Care” and (ii) “Tech-Enabled Healthcare Services”.

Morgan Stanley analyzed the ratio of aggregate value to estimated revenue, using Wall Street research consensus estimates and publicly disclosed information for the comparable companies and 1Life. For purposes of its analyses, Morgan Stanley calculated “aggregate value” as a company’s fully diluted equity value, per the treasury stock method and using the market price per share as of July 1, 2022 (the last day prior to media reports on a possible sale of 1Life) or July 19, 2022, plus total debt, less cash and cash equivalents drawn from the most recently publicly reported figures for such amounts. The trading multiples that were calculated using the market data as of July 1, 2022 are referred to as the “unaffected multiples”. The trading multiples that were calculated using the market data as of July 19, 2022 are referred to as the “July 19 multiples”. The July 19 multiples were calculated for reference only, and were not considered part of Morgan Stanley’s fairness analysis with respect to its opinion, due to Morgan Stanley’s determination, using its professional judgement and experience, that media reports of potential acquisitions in the sector affected trading outcomes for 1Life and the comparable companies after July 1. The July 19 multiples are described more fully in the section of this proxy statement captioned “Opinion of Morgan Stanley & Co. LLC–Other Information–Public Trading Benchmarks–July 19 Multiples”.

The unaffected multiples represented by the ratio of aggregate value to estimated revenue for calendar years 2022 and 2023 for 1Life, the “Medicare Advantage Focused Primary Care” comparable companies and the “Tech-Enabled Healthcare Services” comparable companies are set forth below:

	CY2022E AV /Estimated Revenue Unaffected Multiple	CY2023E AV /Estimated Revenue Unaffected Multiple
1Life	1.5x	1.2x
Medicare Advantage Focused Primary Care
Oak Street Health, Inc.	2.3x	1.6x
Cano Health, Inc.	1.2x	1.0x
Caremax, Inc.	1.0x	0.6x
Tech-Enabled Healthcare Services
Agilon Health, Inc.	3.4x	2.3x
Teladoc Health, Inc.	2.7x	2.2x
LifeStance Health, Inc.	2.5x	2.0x
American Well Corp. (“Amwell”)	2.3x	2.0x
Accolade, Inc.	1.9x	1.7x
Privia Health Group, Inc.	1.5x	1.3x

Based on its analysis of the unaffected multiples for 1Life and each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of aggregate value to estimated revenue multiples of 1.5x-2.5x, for calendar year 2022, and 1.0x-2.0x for calendar year 2023, for use with each of Management Case A and Management Case B. Morgan Stanley then applied these ranges of multiples to the estimated relevant revenue metric for 1Life to calculate a range of implied aggregate values. Morgan Stanley then added the net cash of 1Life, as provided by the management of 1Life, from this range of aggregate values to obtain a range of implied equity values. Morgan Stanley then divided the range of implied equity values by the number of outstanding shares of common stock on a fully diluted basis as of July 19, 2022, as provided by the management of 1Life, to obtain a range of implied values per share, each rounded to the nearest $0.25, as set forth below:

	AV/ Estimated Revenue Multiple Ranges	Implied Value Per Share of 1Life Common Stock ($)
CY 2022E AV / Revenue
Management Case A	1.5x – 2.5x	7.75 – 12.75
Management Case B	1.5x – 2.5x	8.00 – 13.00
CY 2023E AV / Revenue
Management Case A	1.0x – 2.0x	8.00– 15.75
Management Case B	1.0x – 2.0x	7.50 – 14.50

No company utilized in this analysis is identical to 1Life. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond 1Life’s control. These include, among other things, the impact of competition on 1Life’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of 1Life and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis for Management Case A and Management Case B, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future financial performance. The resulting future equity value is subsequently discounted at a rate based upon 1Life’s cost of equity in order to arrive at an estimate of the implied present value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of 1Life’s common stock on a standalone basis for Management Case A and Management Case B.

To calculate these discounted fully diluted equity values, Morgan Stanley utilized the revenue estimates from Management Case A and Management Case B for the next 12 months from year-end 2024. Based upon the application of its professional judgment and experience, Morgan Stanley then applied a range of next twelve month (“NTM”) multiples of 1.50x-2.50x to this revenue estimate to determine a range of implied aggregate values of 1Life as of year-end 2024. Morgan Stanley then calculated a range of implied equity values as of such date by reducing the range of aggregate values by the estimated net debt of 1Life as of such date, as provided by the management of 1Life, assuming a future projected common equity issuance, per the direction of the management of 1Life. Morgan Stanley then divided this range of implied equity values by the number of fully diluted common shares as of such date, as provided by the management of 1Life, including the dilutive impact resulting from a future projected common equity issuance, to derive a range of implied values per share as of such date. Morgan Stanley then discounted this range of per share values to June 30, 2022, at a discount rate of 14.8%, which rate was selected by Morgan Stanley based on 1Life’s estimated cost of equity (estimated using the capital asset pricing model method and based on its professional judgement and experience) to determine a range of implied discounted equity values per share, each rounded to the nearest $0.25, as set forth below:

	Selected AV / NTM Estimated Revenue Multiple Range	Implied Discounted Value Per Share of 1Life Common Stock ($)
Estimated NTM Revenue as of year-end 2024
Management Case A	1.5x – 2.5x	12.50 – 21.50
Management Case B	1.5x – 2.5x	11.25 – 19.50

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis for Management Case A and Management Case B, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share as of June 30, 2022 based on a discounted cash flow analysis. Morgan Stanley utilized estimates from Management Case A and Management Case B for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flows projected to be generated by 1Life based on estimates in each of Management Case A and Management Case B. These unlevered free cash flows were calculated as earnings before interest, taxes, depreciation and amortization, less (1) a portion of stock-based compensation expense, per the direction of the management of 1Life, (2) taxes (assuming effective rate of 25.0% offset by federal and state net operating losses, as provided by the management of 1Life), (3) capital expenditures and (4) plus or minus changes in net working capital, which such estimated unlevered free cash flow, in each case, was reviewed and approved by the management of 1Life for Morgan Stanley’s use. Terminal values were calculated using a perpetual growth rate ranging from 3.0% to 4.0%, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and terminal values were discounted to present values as of June 30, 2022, using a midyear convention, at a discount rate ranging from 12.9% to 14.0%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of 1Life’s weighted average cost of capital determined by the application of the capital asset pricing model. The resulting range of implied aggregate values were then increased by the net cash of 1Life as of June 30, 2022, as provided by the management of 1Life, and the present value of a future projected common equity issuance, per the direction of the management of 1Life, to derive a range of implied equity values. Morgan Stanley then divided the implied equity values by the number of fully diluted shares, as of July 19, 2020 as provided by the management of 1Life, including the dilutive impact resulting from a future projected common equity issuance, to derive a range of implied values per share, each rounded to the nearest $0.25, as set forth below:

Implied Discounted Value Per Share of 1Life Common Stock ($)
Management Case A	11.75 – 15.00
Management Case B	17.00 – 21.50

Precedent Transactions – Premiums Paid Analysis

Morgan Stanley considered, based on publicly available transaction information, transactions with global public targets larger than $1 billion in aggregate value, paid in all-cash consideration, since 1996 and announced on or before June 30, 2022. For these transactions, Morgan Stanley noted (i) the distribution of the mean of percentage premiums paid over unaffected stock price, which was defined as the stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors and (ii) the annual mean of percentage premiums paid over unaffected stock price, which was defined as stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors. Morgan Stanley noted a 27-year average premium of 40.1%.

Based on its analysis of the premia for these transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of premia of 40.0%-80.0% and applied such range to 1Life’s closing share price on July 1, 2022, the last day prior to media reports on a possible sale of 1Life, which resulted in an implied price range per share of $11.59 to $14.90.

No company or transaction utilized in the premiums paid analysis is identical to 1Life or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other factors beyond the control of 1Life, such as the impact of competition on the business of 1Life or the industry generally, industry growth and the absence of any adverse material change in the financial condition of 1Life or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board of Directors, including the following information described in the section of this proxy statement captioned “Opinion of Morgan Stanley & Co. LLC–Other Information–Public Trading Benchmarks – July 19 Multiples”, “Opinion of Morgan Stanley & Co. LLC–Other Information –Historic Trading Range”, and “Opinion of Morgan Stanley & Co. LLC–Other Information –Broker Price Targets”.

Public Trading Benchmarks – July 19 Multiples

Morgan Stanley conducted a public trading benchmarks analysis, as more fully described in the section of this proxy statement captioned “Opinion of Morgan Stanley & Co. LLC–Public Trading Benchmarks Analysis”. For reference only, and not as a component of its fairness analysis, Morgan Stanley derived the July 19 multiples from the aggregate values of 1Life and the comparable companies as calculated using the fully diluted equity values with the market price per share as of July 19. The July 19 multiples were not considered part of Morgan Stanley’s financial analysis with respect to its opinion due to Morgan Stanley’s determination, using its professional judgement and experience, that media reports of potential acquisitions in the sector affected trading outcomes for 1Life and the comparable companies after July 1.

The July 19 multiples represented by the ratio of aggregate value to estimated revenue for calendar years 2022 and 2023 for 1Life, the “Medicare Advantage Focused Primary Care” comparable companies and the “Tech-Enabled Healthcare Services” comparable companies are set forth below:

	CY2022E AV /Estimated Revenue July 19 Multiple	CY2023E AV /Estimated Revenue July 19 Multiple
1Life	1.8x	1.4x
Medicare Advantage Focused Primary Care
Oak Street Health, Inc.	3.0x	2.1x
Cano Health, Inc.	1.5x	1.1x
Caremax, Inc.	1.4x	0.9x
Tech-Enabled Healthcare Services
Agilon Health, Inc.	4.0x	2.7x
Teladoc Health, Inc.	3.1x	2.6x
LifeStance Health, Inc.	2.9x	2.2x
American Well Corp. (“Amwell”)	2.3x	2.0x
Accolade, Inc.	1.9x	1.6x
Privia Health Group, Inc.	1.8x	1.6x

Historical Trading Range

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historic trading range of 1Life’s common stock for the 52-week period ending July 19, 2022, and noted low and high per share closing prices of $6.24 on May 11, 2022 and $29.79 on August 5, 2021. Morgan Stanley also reviewed the trading range of 1Life’s common stock for the 30- and 60- day periods ending July 1, 2022, the last day prior to media reports on a possible sale of 1Life, and noted a volume-weighted average price per share of $8.38 and $8.25, respectively.

Broker Price Targets

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for 1Life’s common stock that were prepared and published by equity research analysts on or before July 1, 2022, the last day prior to media reports on a possible sale of 1Life. These one-year forward targets reflected each analyst’s estimate of the future public market trading price of 1Life’s common stock. The range of undiscounted analyst price targets was $9.00 to $17.00 per share of common stock as of July 1, 2022. Morgan Stanley discounted the range of analyst price targets by 12 months, at a discount rate of 14.8%, which rate was selected by Morgan Stanley based on 1Life’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience), to arrive at an implied range of equity values, each rounded to the nearest $0.25, of $7.75 to $14.75 per share of common stock as of July 1, 2022.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for 1Life common stock, and these estimates are subject to uncertainties, including the future financial performance of 1Life and future financial market conditions.

General

In connection with the review of the Merger by the Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of 1Life.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of 1Life. These include, among other things, the impact of competition on the business of 1Life and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of 1Life and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of common stock (other than the Excluded Shares), and in connection with the delivery of its opinion to the Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which common stock might actually trade.

The value of the Merger Consideration to be received by the holders of common stock was determined through arm’s-length negotiations between 1Life and Amazon and was approved by the Board of Directors. Morgan Stanley acted as financial advisor to 1Life during these negotiations but did not, however, recommend any specific consideration to 1Life or the Board of Directors, nor opine that any specific consideration constituted the only appropriate consideration for the Merger. Morgan Stanley’s opinion did not address the relative merits of the Merger as compared to any other alternatives available to 1Life, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how stockholders of 1Life should vote at the Special Meeting to be held in connection with the Merger.

Morgan Stanley’s opinion and its presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in deciding to approve the execution, delivery and performance by 1Life of the Merger Agreement and the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration or of whether the Board of Directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

1Life retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Amazon, 1Life, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided 1Life financial advisory services and the Board of Directors with a fairness opinion, described in this section and attached to this proxy statement as Annex B, in connection with the Merger, and 1Life has agreed to pay Morgan Stanley a fee of approximately $49 million for its services, $4 million of which was paid following delivery of the opinion described in this section and attached to this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the Merger. 1Life has also agreed to reimburse Morgan Stanley for its reasonable, documented, out-of-pocket expenses, including reasonable, documented, out-of-pocket fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, 1Life has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws, including arising out of or in connection with litigation and other actions relating to Morgan Stanley’s engagement.

During the two years preceding the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley or its affiliates provided financing services to Amazon and have received fees of approximately $5-15 million in connection with such services, and financial advisory and financing services to 1Life and have received fees of approximately $20-40 million in connection with such services. Morgan Stanley is currently a lender to Amazon, unrelated to the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to Amazon.com, 1Life and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Interests of 1Life’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the Merger Agreement and the Transactions were fair to and in the best interests of 1Life and its stockholders, in reaching its decision to approve and declare advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, in making their recommendation that the stockholders vote in favor of the adoption of the Merger Agreement and approval of the Transactions and in directing that the adoption of the Merger Agreement be submitted to a vote of the stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger.”

Arrangements with Amazon

In connection with the signing of the Merger Agreement and contingent upon Closing of the Merger, Mr. Rubin has entered into a letter agreement with Amazon pursuant to which Mr. Rubin will serve as CEO, One Medical, following Closing. Under the letter agreement, Mr. Rubin will be entitled to an annual base salary of $350,000. Additionally, effective as of the Closing Date, Mr. Rubin is eligible for a sign-on payment in the aggregate amount of $3,775,000, of which (i) $2,575,000 will be payable in equal pay period installments during the one-year period following the Closing Date, and (ii) the remaining $1,200,000 will be payable in equal pay period installments during the one-year period following the first anniversary of the Closing Date, in each case, subject to continued employment with the Amazon through each such payment date.

Under the terms of the letter agreement, following the Closing, subject to approval by the Board of Directors of Amazon, Mr. Rubin will be granted an award of Amazon restricted stock units (which we refer to as an “Amazon New Hire RSU Award”) with a value of $11,275,000 (the number of restricted stock units will be calculated based on the 30-trading-day trailing average closing price of Amazon common stock on the last trading day of the week prior to the Closing Date). The Amazon New Hire RSU Award will vest on the following schedule, subject to Mr. Rubin’s continued employment through each applicable vesting date:

•	9.76% will vest on the 15th day of the month in which the 18-month anniversary of the Closing Date occurs,

•	9.76% will vest on the 15th day of the month in which the 24-month anniversary of the Closing Date occurs,

•	30.16% will vest in equal installments on the 15th day of the month in which each of the 27-month, 30-month, 33-month and 36-month anniversaries of the Closing Date occur,

•	26.83% will vest in equal installments on the 15th day of the month in which each of the 39-month, 42-month, 45-month and 48-month anniversaries of the Closing Date occur, and

•	23.50% will vest in equal installments on the 15th day of the month in which each of the 51-month, 54-month, 57-month and 60-month anniversaries of the Closing Date occur.

Additionally, following the Closing, subject to approval by the Board of Directors of Amazon, Mr. Rubin will be granted an award of Amazon restricted stock units (which we refer to as an “Amazon Deal RSU Award”) with a value of $15,000,000 (the number of restricted stock units will be calculated based on the 30-trading-day trailing average closing price of Amazon common stock on the last trading day of the week prior to the Closing Date). The Amazon Deal RSU Award will vest on the following schedule, subject to Mr. Rubin’s continued employment through each applicable vesting date:

•	6.7% on the 15th day of the month following the first anniversary of the Closing Date,

•	13.75% on the 15th day of the month following the second anniversary of the Closing Date,

•	35% on the 15th day of the month following the third anniversary of the Closing Date, and

•	44.55% on the 15th day of the month following the fourth anniversary of the Closing Date.

The letter agreement also provides that, effective as of the Closing Date, the Rubin Employment Agreement (as defined below under the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control—Rubin Employment Agreement”) is amended such that (i) Mr. Rubin waives any right he may have to terminate his employment on or following the Closing Date for Good Reason (as defined in the Rubin Employment Agreement) and Mr. Rubin will not be entitled to any severance or other termination benefits (including any acceleration of vesting or continued vesting of any equity-based awards) in the event Mr. Rubin terminates his employment for any reason on or following the Closing Date, (ii) the Amazon New Hire RSU Award, the Amazon Deal RSU Award and any other equity-based awards granted to him by Amazon following the Closing Date will not be subject to accelerated vesting or continuing vesting upon termination of his employment for any reason and (iii) any equity-based awards granted to him by 1Life between July 20, 2022 and the Closing Date that remain unvested as of the Closing Date will be forfeited for no consideration, effective as of the Closing Date. In the event Mr. Rubin’s employment is terminated by Amazon without Cause (as defined below) on or following the Closing Date, he will be eligible to receive the severance and other termination benefits under the Rubin Employment Agreement.

As of the date of this proxy statement, none of our executive officers other than Mr. Rubin has entered into any agreement with Amazon or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with, Amazon or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, from and after the Effective Time, the Surviving Corporation and its subsidiaries will, and Amazon will cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of 1Life and the 1Life subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of 1Life or 1Life subsidiary in effect as of July 20, 2022, the date of the Merger Agreement, and (ii) any and all indemnification agreements between 1Life or any 1Life subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”), and such indemnification agreements will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except, in each case, to the extent required by applicable law. In addition, except to the extent required by applicable law, the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the certificate of incorporation or by-laws of 1Life in effect as of July 20, 2022, the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, and any claim made pursuant to such rights within such six (6) year period will continue to be subject to the indemnification provisions of the Merger Agreement until disposition of such claim.

Additionally, for a period of six (6) years from the Effective Time, Amazon will cause the Surviving Corporation, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts incurred by that Indemnified Party in accordance with the Terms of the Merger Agreement.

Prior to the Effective Time, 1Life will obtain, effective at the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope (including with respect to coverage and deductibles) at least as favorable as 1Life’s existing policies as of immediately prior to the Effective Time for claims arising from facts or events that occurred on or prior to the Effective Time. If for any reason 1Life fails to obtain a “tail” insurance policy as of the Effective Time, Amazon will cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by 1Life as of immediately prior to the Effective Time. Additionally, the Surviving Corporation may substitute policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; but that in no event will 1Life or the Surviving Corporation, be required to expend more than an amount per year equal to 300% of current aggregate annual premiums paid by 1Life for such insurance. In the event of an expiration, termination or cancellation of such current policies, Amazon will cause the Surviving Corporation to obtain policies that provide as much coverage as is reasonably possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Employee Benefits.”

Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards

As of                 , 2022, there were                  shares of common stock outstanding,                  shares of common stock subject to outstanding 1Life Options,                  shares of common stock subject to outstanding 1Life RSUs and outstanding 1Life Phantom Awards with an aggregate value of $                . The 1Life RSUs and 1Life Options held by 1Life’s non-employee directors and the 1Life Options and Life RSUs held by 1Life’s executive officers immediately before the Effective Time will be treated as described below.

The Merger Agreement provides that, at the Effective Time each:

(i)

1Life Option with an exercise price per share of common stock that is less than the Merger Consideration that is vested or that accelerates vesting pursuant to its terms at the Effective Time (with any market or performance conditions determined in accordance with the applicable award agreement), and is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, less any applicable tax withholdings;

(ii)

1Life Option with an exercise price per share of common stock that is less than the Merger Consideration that is unvested and is outstanding as of immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the product of (1) the excess, if any, of the Merger Consideration over the per-share exercise price of such 1Life Option and (2) the number of shares then subject to such 1Life Option, which will be subject to the same vesting and forfeiture provisions as were applicable to such unvested 1Life Option immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule of such 1Life Option;

(iii)	1Life Option, whether vested or unvested, with an exercise price per share of common stock that is equal to or greater than the Merger Consideration will be cancelled without consideration;

(iv)

1Life RSU that is vested and outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, less any applicable tax withholdings;

(v)

1Life RSU that is unvested and outstanding as of immediately prior to the Effective Time, will be converted into the right to receive an amount in cash equal to the product of (1) the Merger Consideration and (2) the number of shares then subject to such 1Life RSU, and such cash-based awards will be subject to the same vesting and forfeiture provisions as were applicable to the 1Life RSU immediately prior to the Effective Time and will vest in installments over the remainder of the vesting schedule applicable to the 1Life RSU; and

(vi)

1Life Phantom Award will remain outstanding at the Effective Time and continue to be subject to the same terms and conditions as applicable to such 1Life Phantom Award immediately prior to the Effective Time.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of 1Life Options, 1Life RSUs, and 1Life Phantom Awards.”

Treatment of 1Life ESPP

The Merger Agreement generally provides that after July 20, 2022, no new offering periods will begin under the 1Life ESPP, no 1Life employee may become a new participant in the 1Life ESPP and no 1Life ESPP participant may increase the percentage amount of his or her payroll deduction election. The current purchase period will terminate at the earlier of (1) the scheduled purchase date for the current purchase period, which is November 15, 2022 and (2) immediately prior to the Effective Time. Each participant’s accumulated payroll deductions will be used to purchase shares of common stock on such purchase date in accordance with the terms of the 1Life ESPP. Contingent on closing of the Merger, the 1Life ESPP will terminate effective immediately prior to the Effective Time. While two of our executive officers in the 1Life ESPP, none of our executive officers have accumulated payroll deductions under the 1Life ESPP for the offering period that commenced on May 16, 2022. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights under the Employee Stock Purchase Plan.”

Payments Upon Termination at or Following Change in Control

Executive Severance and Change in Control Plan

In January 2020, the Board of Directors adopted an Executive Severance and Change in Control Plan (the “Executive Severance and Change in Control Plan”) that provides severance benefits to each of our executive officers, including our named executive officers (“NEOs”), other than Mr. Rubin.

Under the Executive Severance and Change in Control Plan, upon an involuntary termination without cause or resignation for good reason, participants in the plan will be entitled to receive (i) a cash payment equal to twelve months’ base salary payable in equal installments in accordance with our regular payroll schedule, and (ii) continuation of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to twelve months following such resignation or termination date. In addition, upon an involuntary termination without cause or resignation for good reason in connection at or within twelve months following a Change of Control (as defined in the Executive Severance and Change in Control Plan and which includes the Merger), participants will be entitled to receive (i) a cash payment equal to twelve months’ base salary payable in monthly installments in accordance with our regular payroll schedule, (ii) a cash payment for the participant’s full performance-based incentive at the participant’s target achievement level for the applicable year under the 1Life Executive Annual Incentive Plan, (iii) continuation of health insurance under COBRA for up to twelve months following such resignation or termination date, and (iv) acceleration of all equity awards outstanding on the resignation or termination date. All such severance benefits are subject to the participant’s execution and nonrevocation of a general release of all known and unknown claims in favor of 1Life or its acquirer or successor in substantially the form provided in the Executive Severance and Change in Control Plan.

The benefits provided under the Executive Severance and Change in Control Plan supersede any similar severance benefits described in a participant’s offer letter or employment agreement (other than for Mr. Rubin, as noted below).

For the purposes of the Executive Severance and Change in Control Plan, “cause” generally means termination of a participant’s service for one or more of the following reasons: (1) the participant’s indictment or conviction of any felony or any crime involving dishonesty or moral turpitude under the laws of the United States or any state thereof; (2) the participant’s refusal to abide by or comply with any reasonable, lawful directives of the Chief Executive Officer or the Board of Directors; (3) the participant’s willful dishonesty, fraud, or material misconduct with respect to the business or affairs of 1Life or its acquiror or successor in interest; (4) intentional, material violation of any contract or agreement with 1Life or of any statutory duty owed to 1Life or its acquiror or successor; or (5) the participant’s conduct by which the participant demonstrates gross unfitness to serve.

“Good Reason” shall mean if one of the following events occurs without the participant’s written consent: (i) a material reduction in the amount of aggregate cash compensation which the participant has the opportunity to earn, or failure by 1Life to pay such compensation; (ii) the participant is required by 1Life to relocate the participant’s primary work location by more than 25 miles; (iii) a material adverse reduction in the participant’s duties, authority or responsibilities, including the participant’s reporting responsibilities, but excluding any change in title that does not represent a material adverse reduction in the participant’s duties, authority or responsibilities as existed immediately prior to such change in title and (iv) a material breach by 1Life under any written agreement between the participant and 1Life.

For purposes of clause (iii) above, for all other officers, if 1Life is operated as a separate subsidiary or business unit following a Change of Control, such officers will be deemed to have suffered a material reduction in duties, authority or responsibilities if such duties, authority or responsibilities, including reporting responsibilities, with respect to such subsidiary or separate business unit are materially changed following such Change of Control. In order to effect a Resignation for Good Reason, the participant must notify the Board of Directors within 30 days after the first occurrence of the event described above, 1Life must fail to cure such event within 30 days after receiving written notice, and the participant’s resignation date must be no later than 60 days after the expiration of 1Life’s cure period. For the 1Life RSUs retention awards granted to each of our current named executive officers (other than Mr. Rubin) as described under the section captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control—Retention Award RSU Grants” below, “Good Reason” is defined in the Executive Severance and Change in Control Plan, except that for this specific grant only changes in employee roles and reporting chain naturally resulting from the consummation of the proposed transaction would not automatically give rise to “Good Reason”. For more information, see the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control—Retention Award RSU Grants”.

The aggregate amount of cash severance and the aggregate value of continued health and welfare coverage that would be paid to our currently employed executive officers, in connection with a qualifying termination under the Executive Severance and Change in Control Plan is $4,127,177.

Rubin Employment Agreement

Under Mr. Rubin’s employment agreement with 1Life, dated as of June 27, 2017, as amended January 17, 2020 (the “Rubin Employment Agreement”), as modified by his letter agreement with Amazon, if Mr. Rubin is terminated without Cause (as defined below) within three months prior to or 12 months following a change in control, then, subject to Mr. Rubin executing and not revoking a general release of all claims, he will be entitled to (i) a lump sum cash payment equal to 24 months of his annual base salary, (ii) a lump sum cash payment equal to his full performance-based cash incentive at his target achievement level for the applicable year under the Annual Incentive Plan, (iii) continuation of health insurance coverage under COBRA for up to 24 months following termination or resignation and (iv) acceleration of all equity awards outstanding on the resignation or termination date (excluding any equity awards granted by 1Life between July 20, 2022 and the Closing Date (which would be forfeited to the extent unvested as of the Closing Date as described under “Arrangements with Amazon” above) and any Amazon equity awards granted after the Closing Date).

For purposes of the Rubin Employment Agreement, “Cause” means (i) Mr. Rubin’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) Mr. Rubin’s willful and continued

failure or refusal to: (a) follow lawful and reasonable policies and regulations of 1Life or its affiliates; or (b) to perform the assigned duties of his employment with 1Life or its affiliates; (iii) unprofessional, unethical, immoral or fraudulent conduct by Mr. Rubin that is materially detrimental to the reputation, character and standing of 1Life or any affiliate; or (iv) Mr. Rubin’s material breach of the Rubin Employment Agreement, the Employee Confidential Information and Inventions Assignment Agreement by and between 1Life and Mr. Rubin Agreement, or any written 1Life agreement or policies so long as, in any case, with respect to items (ii)-(iv) above, (x) 1Life has provided notice to Mr. Rubin setting forth in reasonable detail the specific conduct of Mr. Rubin that constitutes Cause within thirty (30) days of the date 1Life first becomes aware of its existence, (y) Mr. Rubin has failed to cure such conduct (if such conduct is capable of being cured) within thirty (30) days following the date of receipt of such notice, and (z) 1Life has terminated Mr. Rubin’s employment within thirty (30) days following such failure to cure. The letter agreement with Amazon also provides that, effective as of the Closing Date, the Rubin Employment Agreement is amended such that Mr. Rubin waives any right he may have to receive severance benefits upon a termination of his employment on or following the Closing Date for Good Reason (as defined in the Rubin Employment Agreement). For more information, see the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Arrangements with Amazon”.

Retention Award RSU Grants

On August 8, 2022, our Compensation Committee approved, and we granted, retention awards in the form of 1Life RSUs to our named executive officers (other than Mr. Rubin), or the Retention 1Life RSUs, in consultation with Amazon. No individual grant of Retention 1Life RSUs to our named executive officers may exceed a grant date value of $4,000,000. The grants included Retention 1Life RSUs for our named executive officers (other than Mr. Rubin) each with the following grant date value: $4,000,000 for Mr. Thaler; $2,000,000 for Mr. Diamond and $4,000,000 for Ms. Mango. Such Retention 1Life RSUs will vest based on continued service over four (4) years, with fifty percent (50%) of the shares subject to the Retention 1Life RSUs vesting on the first anniversary of the grant date, twenty percent (20%) vesting on the second anniversary of the grant date, fifteen percent (15%) on the third anniversary of the grant date and fifteen percent (15%) vesting on the fourth anniversary of the grant. In the case of the Retention 1Life RSUs granted to our current named executive officers (other than Mr. Rubin), at the Effective Time, such Retention 1Life RSUs will be converted into the right to receive an amount in cash equal to the (1) the Merger Consideration, multiplied by (2) the number of shares then subject to such Retention 1Life RSU on the same terms and conditions (including vesting conditions) at the Effective Time. Each such cash award will vest in full upon a “Qualifying Termination”, which includes a termination without “Cause” and a resignation for Good Reason (each as defined in the Executive Severance and Change in Control Plan, except that for this specific grant only changes in employee roles and reporting chain naturally resulting from the consummation of the proposed transaction would not automatically give rise to “Good Reason”) at any time on or after the Closing Date, as described further in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control.’’ In addition, 1Life may determine to grant additional RSU awards to Mr. Rubin. However, no such grants have been concluded or granted as of the date of this proxy statement, and any such RSU awards that 1Life may determine to grant in the future will be subject to the terms and conditions of the Merger Agreement.

Quantification of Potential Payments to Certain 1Life Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to 1Life’s named executive officers in connection with the Merger. For more information, please see the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control” for further information regarding certain elements of this compensation.

The table below assumes that:

•	the Closing occurs on August 8, 2022, (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•

the number of unvested 1Life equity awards held by the named executive officers is as of August 8, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement, and excludes any additional grants that may occur following such date;

•

pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable 1Life Options and 1Life RSUs that are accelerating multiplied by $18.00 per share (less the applicable exercise price per share in the case of 1Life Options);

•	all 1Life Options held by each named executive officer as of August 8, 2022, remain unexercised as of the Closing;

•

the number of Retention 1Life RSUs granted on August 8, 2022 was determined by dividing the approved grant date value for each 2022 1Life RSU by $16.84 (the closing price of 1Life common stock on Nasdaq on August 8, 2022);

•

the employment of each named executive officer will be terminated immediately following the Closing or otherwise impacted in a manner entitling the named executive officer to receive the severance benefits described in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control”;

•	the named executive officer’s base salary rate and annual target bonus are those in effect as of the date of this filing; and

•

other than for Mr. Rubin (whose letter agreement is described under “The Merger—Interests of 1Life’s Directors and Executive Officers—Arrangements with Amazon”), no named executive officer enters into a new agreement or is otherwise legally entitled to, before the Effective Time, additional compensation or benefits.

The amounts shown in the table below do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to Closing, or the value of payments or benefits that are not based on or otherwise related to the Merger.

In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. The assumptions based upon which we have estimated the amounts in the table below may or may not actually occur. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For purposes of the footnotes to the table below, “single trigger” refers to benefits that arise solely as a result of Closing, and “double trigger” refers to benefits that require two (2) conditions, which are Closing and a qualifying termination. For more information, see the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers” below for a quantification of the amounts that the named executive officers will receive in respect of vested equity awards at the Effective Time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Amir Dan Rubin	$2,015,000	$14,857,080	$46,802	$16,918,882
Bjorn Thaler	$800,000	$9,112,326	$17,942	$9,930,268
Andrew S. Diamond	$640,000	$4,491,219	$22,903	$5,154,122
Lisa A. Mango	$562,500	$7,100,097	$22,030	$7,684,627
Kimber D. Lockhart(4)	—	—	—	—

(1)	The amounts listed in this column for each named executive officer represent the “double-trigger” cash severance payments to which each of Mr. Rubin and the other named executive officers may become entitled to under the Rubin Employment Agreement (as amended by his letter agreement described in “ The Merger—Interests of 1Life’s Directors and Executive Officers—Arrangements with Amazon”) and the Executive Severance and Change in Control Plan, respectively, as described in more detail in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control”. To be eligible for such “double-trigger” cash severance benefits, in connection with or within the twelve months following a “ change in control” (or in the case of Mr. Rubin, during the three months prior to or the twelve months following a “ change in control”), the named executive officer must be terminated by 1Life without “cause” or, for named executive officers other than Mr. Rubin, the named executive officer must resign for “good reason” (as such terms are defined in the Executive Severance and Change in Control Plan and the Rubin Employment Agreement, as amended by his letter agreement described in “ The Merger—Interests of 1Life’s Directors and Executive Officers—Arrangements with Amazon, and as described in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control”) (for the purposes of the table above, a “Qualifying CIC Termination”). As described above in the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers —Arrangements with Amazon”, Mr. Rubin’s base salary effective as of the Closing Date will be $350,000, and his total cash severance as of the Closing Date upon a termination without “cause” will be $1,085,000. In the event Mr. Rubin’s employment is terminated by 1Life or Amazon without Cause during the three months prior to or the twelve months following the Closing, any outstanding awards granted to Mr. Rubin by 1Life prior to July 20, 2022 will accelerate vesting in full.
(2)

For each named executive officer, the amount listed in this column represents the vesting acceleration to which he or she may become entitled upon a Qualifying CIC Termination at the Effective Time, as described in more detail in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control” and “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards” (which are “double trigger” benefits). To be eligible for “double-trigger” benefits, the named executive officer must incur a Qualifying CIC Termination. As described in “ The Merger—Interests of 1Life’s Directors and Executive Officers —Arrangements with Amazon”, Mr. Rubin will not be entitled to any acceleration or continued vesting of any equity-based awards in the event he resigns from his employment for any reason, and any equity awards granted to him by Amazon (including the Amazon New Hire RSU Award and the Amazon Deal RSU Award) will not be subject to accelerated vesting or continued vesting upon termination of his employment for any reason. Any equity-based awards granted to Mr. Rubin by 1Life between July 20, 2022 and the Closing Date that remain unvested as of the Closing Date will be forfeited for no consideration, effective as of the Closing Date. As described under the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control—Retention Award RSU Grants”, the named executive officers (other than Mr. Rubin) were granted retention awards in the form of 1Life RSUs on August 8, 2022 with the following grant date values: $4,000,000 for Mr. Thaler; $2,000,000 for Mr. Diamond and $4,000,000 for Ms. Mango. For such Retention 1Life RSUs “Good Reason” is as defined in the Executive Severance and Change in Control Plan, except that for this specific grant only changes in employee roles and reporting chain naturally resulting from the consummation of the proposed transaction would not automatically give rise to “Good Reason”. Details of the single-trigger and double-trigger payments that would be received in connection with outstanding unvested equity awards are shown in the following supplementary table:

Name	Equity Acceleration ($)
	Single-trigger	Double-trigger
Amir Dan Rubin	—	$14,857,080
Bjorn Thaler	—	$9,112,326
Andrew S. Diamond	—	$4,491,219
Lisa A. Mango	—	$7,100,097
Kimber D. Lockhart	—	$—

(3)

The amounts listed in this column represent the cost of continued health and welfare coverage to which each of Mr. Rubin and the other named executive officers may become entitled to under the Rubin Employment Agreement (as amended by his letter agreement described in “ The Merger—Interests of 1Life’s Directors and Executive Officers —Arrangements with Amazon”) and Executive Severance and Change in Control Plan and related eligibility notice, as described in more detail in the section of this proxy statement captioned “The Merger—Payments Upon Termination at or Following Change in Control”. To be eligible for such “double-trigger” health and welfare benefits continuation payments, the employment of the executive officer must terminate in a Qualifying CIC Termination. The full amount represents the cost of continuing health and welfare coverage for the entire severance period and assumes actual benefit elections made by each executive officer for the 2022 calendar year continue unchanged for the severance period.

(4)	Ms. Lockhart resigned from her position in July 2021 and continued as a part-time employee through December 31, 2021. She is not entitled to any compensatory payments in connection with the Merger.

Equity Awards Held by 1Life’s Executive Officers and Non-Employee Directors

As discussed above in the section of this proxy statement captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger—Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards”, at the Effective Time, each vested 1Life Option and vested 1Life RSU will be canceled and automatically converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares subject to such award, and (ii) the Merger Consideration (or, for each 1Life Option, the excess, if any, of the Merger Consideration over such 1Life Option’s per share exercise price).

At the Effective Time, unvested 1Life Options and unvested 1Life RSUs will be converted into cash-based awards with an equivalent value based on the Merger Consideration (or, for each unvested 1Life Option, the excess, if any, of the Merger Consideration over such 1Life Option’s per share exercise price), and such cash-based awards will be subject to the same vesting and forfeiture provisions as were applicable to the 1Life Options or 1Life RSUs immediately prior to the Effective Time.

Each of our named executive officers is eligible to receive the applicable vesting acceleration benefits with respect to his or her equity awards described above under the section captioned “The Merger—Payments Upon Termination at or Following Change in Control”.

Equity Interests of 1Life’s Named Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards held by each of 1Life’s named executive officers and non-employee directors that are outstanding as of August 8, 2022, and includes the Retention 1Life RSUs. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Merger Consideration (minus the applicable per share exercise price for any 1Life Options). Except for the awards described herein, no additional shares of common stock or equity awards were granted to any named executive officer or non-employee director in contemplation of the Merger.

Name	Shares #(1)	Shares $	Options #(2)	Options $	RSUs #(3)	RSUs $	Total
Amir Dan Rubin	349,125	6,284,250	17,644,333	108,471,305	—	—	114,755,555
Bjorn Thaler	28,874	519,732	1,332,139	7,009,467	333,849	6,009,282	13,538,481
Andrew S. Diamond	110,751	1,993,518	415,225	2,467,107	204,360	3,678,480	8,139,105
Lisa A. Mango	88,385	1,590,930	448,803	2,319,741	324,458	5,840,244	9,750,915
Kimber D. Lockhart(4)	337,251	6,070,518	—	—	—	—	6,070,518
Paul R. Auvil	10,512	189,216	19,695	68,317	20,728	373,104	630,637
Mark S. Blumenkranz, M.D	4,534	81,612	15,675	66,854	20,728	373,104	521,570
Bruce W. Dunlevie	675,769	12,163,842	8,249	0	20,728	373,104	12,536,946
Kalen F. Holmes, Ph.D.	4,534	81,612	29,373	157,236	20,728	373,104	611,952
David P. Kennedy	259,583	4,672,494	18,876	68,317	20,728	373,104	5,113,915
Freda Lewis-Hall, M.D.	4,534	81,612	15,675	66,854	20,728	373,104	521,570
Robert R. Schmidt	—	—	—	—	—	—	—
Scott C. Taylor	6,272	112,896	—	—	25,262	454,716	567,612
Mary Ann Tocio	42,516	765,288	12,214	175,515	30,631	551,358	1,492,161

(1)	This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of 1Life Options or settlement of 1Life RSUs.
(2)

The number of shares of common stock subject to 1Life Options includes both vested and unvested 1Life Options. The estimated number of shares subject to the vested and unvested portions of the 1Life Options as of the assumed Closing Date, August 8, 2022, and the value (determined as the aggregate number of underlying shares multiplied by the Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the 1Life Options are provided in the table below. For any 1Life Options with an exercise price equal to or exceeding the Merger Consideration, the number of shares is included in the number of Options but the value reflected in the table above is $0.

(3)

This number reflects the estimated number of shares of common stock subject to 1Life RSUs as of the assumed Closing Date, August 8, 2022, including the Retention 1Life RSUs. Under the terms of 1Life Non-Employee Director Compensation Policy, any outstanding 1Life RSUs held by non-employee directors will become fully vested upon the Closing.

(4)	Ms. Lockhart resigned from her position in July 2021 and continued as a part-time employee through December 31, 2021.

Name	Vested 1Life Options #	Vested 1Life Options $(1)	Unvested 1Life Options #*	Unvested 1Life Options $*(1)
Amir Dan Rubin	6,691,510	93,614,225	10,952,823	14,857,080
Bjorn Thaler	579,488	3,906,423	752,651	3,103,044
Andrew S. Diamond	195,934	1,654,368	219,291	812,739
Lisa A. Mango	159,381	1,059,889	289,422	1,259,853
Kimber D. Lockhart(2)	—	—	—	—
Paul R. Auvil	16,644	48,394	3,051	19,923
Mark S. Blumenkranz, M.D	12,215	44,571	3,460	22,282
Bruce W. Dunlevie	8,249	0	—	—
Kalen F. Holmes, Ph.D.	26,322	137,313	3,051	19,923
David P. Kennedy	15,825	48,394	3,051	19,923
Freda Lewis-Hall, M.D.	12,215	44,571	3,460	22,282
Robert R. Schmidt	—	—	—	—
Scott C. Taylor	—	—	—	—
Mary Ann Tocio	12,214	175,515	—	—

*

Under the terms of the 1Life Non-Employee Director Compensation Policy, any outstanding unvested shares subject to outstanding 1Life Options held by non-employee directors will become fully vested upon the Closing.

(1)	For any 1Life Option with an exercise price equal to or exceeding the Merger Consideration, the number of shares is included in the number of Options but the value reflected in the table above is $0.
(2)	Ms. Lockhart resigned from her position in July 2021 and continued as a part-time employee through December 31, 2021.

Appraisal Rights

If the Merger is consummated and certain conditions are met, stockholders of 1Life (i) who continuously hold shares of 1Life common stock through the effective date of the Merger, (ii) who did not vote their shares in favor of the adoption of the Merger Agreement; (iii) who are entitled to demand appraisal rights under Section 262 of the DGCL, (iv) who otherwise properly comply with the applicable requirements and procedures of Section 262 of the DGCL; and (v) who do not thereafter withdraw their demand for appraisal of such shares, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to demand appraisal of their shares and receive, if the Merger is successful and the Merger is consummated, in lieu of the Merger Consideration, an amount in cash equal to the “fair value” of their shares (as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any), as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. Stockholders should be aware that the fair value of their shares could be more than, the same as or less than the Merger Consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.

The following is a summary of the procedures to be followed by stockholders who wish to exercise their appraisal rights under Section 262 of the DGCL. A copy of the full text of the version of Section 262 of the DGCL applicable to the Merger Agreement is attached to this proxy as Annex C. This summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares as to which appraisal rights are asserted. A person holding a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the stockholder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Failure to timely and fully comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under Section 262 of the DGCL. Stockholders should assume that 1Life will take no action to perfect any appraisal rights of any stockholder.

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that 1Life stockholders exercise appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of the stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of the stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available under Section 262 of the DGCL that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes the formal notice of appraisal rights under Section 262 of the DGCL, and the required copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

If a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

deliver to 1Life a written demand for appraisal of your shares of 1Life common stock prior to the taking of the vote to adopt the Merger Agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL;

•	not vote, or abstain from voting, his, her or its shares in favor of the adoption of the Merger Agreement;

•	continuously hold of record the shares from the date on which the written demand for appraisal is made through the effective date of the Merger; and

•

comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter, including the requirement that the surviving corporation or a stockholder who has validly demanded appraisal of his, her or its shares file a petition in the Delaware Court of Chancery requesting a determination of the fair value of all such stockholders’ shares of common stock within 120 days after the effective date of the Merger.

Within ten (10) days after the effective date of the Merger, the Surviving Corporation will provide notice of the effective date of the Merger to those stockholders of 1Life who have properly made a written demand for appraisal pursuant to the first bullet above, as required by Section 262 of the DGCL, has not voted in favor of the adoption of the Merger Agreement and has not withdrawn or otherwise lost the right to appraisal. If the Merger is consummated, a failure to make a written demand for appraisal in accordance with the time periods specified in the first bullet above (or to take any of the other steps specified in the above bullets) will be deemed to be a waiver or a termination of your appraisal rights. At any time within sixty (60) days after the effective date of the Merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the Merger Consideration, specified by the Merger Agreement for his, her or its shares. Any attempt to withdraw made more than sixty (60) days after the effective date of the Merger will require the written approval of the Surviving Corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery. Such approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within sixty (60) days after the effective date of the Merger. If the Surviving Corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.

Written Demand by the Stockholder

All written demands for appraisal should be addressed to 1Life Healthcare, Inc., One Embarcadero Center, Suite 1900, San Francisco, CA 94111. Attention: Corporate Secretary. The demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stockholder’s shares (whether in book entry or on physical certificates). If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a stockholder of record, but such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

A beneficial owner of shares held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the stockholder of record. If shares are held through a broker, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the stockholder of record. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the stockholder of record. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the stockholder of record of the shares, which may be a central securities depository nominee if the shares have been so deposited.

A record stockholder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such stockholder.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, the Surviving Corporation or any stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal rights who did not vote their shares in favor of the Merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. None of Amazon, Merger Sub or 1Life, as the Surviving Corporation, has any obligation to or has any present intention to file a petition and stockholders should not assume that any of the foregoing parties will file a petition or will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 of the DGCL and the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which 1Life has received demands for appraisal, and the aggregate number of stockholders of such shares. Such statement must be mailed within ten (10) days after a written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is duly filed by any stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after receiving service of a copy of the petition to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded an appraisal for their shares (the “Dissenting Stockholders”) and with whom agreements as to the value of their shares has not been reached. Upon the filing of a petition by a Dissenting Stockholder, the Delaware Court of Chancery may order a hearing and that notice of the time and place fixed for the hearing on the petition will be mailed to the Surviving Corporation and all the Dissenting Stockholders shown on the Verified List. Notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication deemed advisable by the Delaware Court of Chancery. The costs relating to these notices will be borne by the Surviving Corporation.

If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which Dissenting Stockholders have complied with the provisions of Section 262 of the DGCL and are entitled to an appraisal of their shares. The Delaware Court of Chancery may require that Dissenting Stockholders submit their share certificates, if any, to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery is empowered to dismiss the proceedings as to any Dissenting Stockholder who does not comply with such requirement. Accordingly, Dissenting Stockholders are cautioned to retain their share certificates after the Effective Time and thereafter comply with all orders of the Delaware Court of Chancery in respect of such certificates. In addition, assuming the shares remain listed on a national securities exchange immediately before the Effective Time, which we expect to be the case, the Delaware Court of Chancery is required to dismiss the appraisal proceedings as to all Dissenting Stockholders unless (i) the total number of shares entitled to appraisal exceeds one percent (1%) of the outstanding shares eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of

Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, at any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.

Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the Verified List and who has submitted such stockholder’s stock certificates, if any, to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. When the fair value of the shares is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled thereto, forthwith in the case of holders of uncertificated stock or upon surrender to the corporation of the certificates representing such shares in the case of certificated stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced. The Delaware Court of Chancery may also (i) determine the costs of the proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and tax such costs upon the parties as the Delaware Court of Chancery deems equitable and (ii) upon application of a stockholder, order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.

Stockholders considering whether to seek appraisal should bear in mind that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger

Consideration to be paid in the Merger. Although 1Life believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Amazon nor 1Life anticipates offering more than the Merger Consideration to any Dissenting Stockholder, and each of Amazon and 1Life reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of the shares is less than the Merger Consideration.

The process of exercising appraisal rights requires compliance with technical prerequisites. Stockholders wishing to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective date of the Merger, be entitled to vote his, her or its shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to stockholders as of a date prior to the Effective Time.

If any stockholder who demands appraisal of shares under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such stockholder’s right to appraisal, such stockholder’s shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. Inasmuch as 1Life has no obligation to file such a petition and has no present intention to do so, any stockholder who desires such a petition is advised to file it on a timely basis. In addition, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration by delivering to 1Life a written withdrawal of such stockholder’s demand for appraisal and acceptance of the terms of the Merger either within sixty (60) days after the effective date of the Merger or thereafter with the written approval of 1Life. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the limitation set forth in this sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the effective date of the Merger.`

STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

The foregoing summary of the rights of the stockholders of 1Life to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of 1Life desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. You should also be aware that Section 262 of the DGCL was amended after the date of the Merger Agreement and prior to the date of this proxy statement. However, those amendments by their terms do not apply to merger agreements entered into before August 1, 2022, such as the Merger Agreement. Accordingly, the version of Section 262 of the DGCL in effect immediately prior to the 2022 statutory amendments is the version of Section 262 of the DGCL applicable to the Merger Agreement. A copy of the version of Section 262 of the DGCL applicable to the Merger Agreement is included as Annex C to this proxy statement.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below). This summary is general in nature and does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to stockholders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	banks, mutual funds, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	retirement or other tax deferred accounts;

•	S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or investors therein;

•	dealers in stocks and securities;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities;

•	regulated investment companies or real estate investment trusts;

•	entities subject to the U.S. anti-inversion rules;

•	certain former citizens or long-term residents of the U.S;

•	stockholders who own or have owned (directly, indirectly or constructively) five percent (5%) or more of 1Life’s common stock (by vote or value);

•	stockholders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	stockholders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

•	stockholders who received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	stockholders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the U.S;

•	stockholders subject to the Medicare tax on net investment income or the alternative minimum tax;

•

stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	stockholders who are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax; or

•	stockholders who do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX PLANNING. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the U.S;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is not a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

U.S. Holders

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of thirty percent (30%) (or a lower rate under an applicable income tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of thirty percent (30%), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of twenty-four percent (24%)) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that the taxpayer identification number provided is correct and that such stockholder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such stockholder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly known as “FATCA”), impose a U.S. federal withholding tax of thirty percent (30%) on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of thirty percent (30%) on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. FATCA withholding currently applies to payments of dividends. The Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of thirty percent (30%) applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

Under the HSR Act, certain acquisitions may not be completed until information has been furnished to the DOJ and the FTC, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act applicable to the Merger is thirty (30) calendar days, unless the waiting period is terminated earlier or extended. If the DOJ or FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”), the parties must observe a second thirty (30)-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay consummation of the Merger for a specified period of time.

The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until each of 1Life and Amazon file a notification and report form with the DOJ and the FTC under the HSR Act and the applicable waiting period has expired or been terminated and any voluntary agreement with the DOJ or FTC not to consummate the Transactions has expired or been terminated.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust grounds will not be made, or if such challenge is made, what the result will be. These conditions or changes could result in the conditions to the Merger not being satisfied. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval of the proposal to adopt the Merger Agreement by stockholders and the completion of the Merger.

1Life and Amazon have agreed to use reasonable best efforts to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement, subject to certain limitations as set forth in the Merger Agreement.

Legal Proceedings

As of the filing of this proxy statement, there were no legal proceedings pending related to the Merger.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by 1Life, Amazon and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between 1Life, Amazon and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of 1Life, Amazon or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of 1Life, Amazon and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding 1Life, Amazon, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding 1Life and its business.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into 1Life. As a result of the Merger, (a) the separate corporate existence of Merger Sub will cease, and 1Life will continue as the Surviving Corporation of the Merger and (b) the Merger will have the effects set forth in the Merger Agreement and in the applicable provisions of the DGCL. At the Effective Time, all of the property, rights, privileges and powers of 1Life and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of 1Life and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the certificate of incorporation of 1Life as in effect as of July 20, 2022, the date of the Merger Agreement (the “1Life Charter”) will be amended and restated so as to read in its entirety in the form attached to the Merger Agreement as Exhibit A, until subsequently amended as provided in the 1Life Charter or by applicable law. Amazon and 1Life will take such actions reasonably necessary to cause the bylaws of 1Life as in effect as of the July 20, 2022, date of the Merger Agreement (the “1Life Bylaws”) to be amended in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name will be “1Life Healthcare, Inc.”), and as so amended will be the bylaws of the Surviving Corporation until subsequently amended as provided in the 1Life Bylaws or by applicable law.

At the Effective Time: (a) the directors of Merger Sub immediately prior to the Effective Time will be the only directors of the Surviving Corporation as of immediately following the Effective Time and (b) the officers of Merger Sub immediately prior to the Effective Time will be the only officers of the Surviving Corporation as of immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Closing and Effective Time

Unless the Merger Agreement has been terminated in accordance with its terms, the Closing will take place by electronic exchange of deliverables at 9:00 a.m., New York time, on the third (3rd) business day after the satisfaction or written waiver (where permissible under applicable law) of all of the conditions to Closing set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible))), unless another time, date or place is agreed to in writing by Amazon and 1Life. The date on which the Closing occurs is referred to in the Merger Agreement as the “Closing Date”.

On the Closing Date, or on such other date as Amazon and 1Life may agree to in writing, Amazon, Merger Sub and 1Life will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger will become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Amazon and 1Life and specified in the Certificate of Merger in accordance with the DGCL, such date and time are referred to as the “Effective Time”.

Merger Consideration

Common Stock

Each share of 1Life common stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares, will be converted automatically into the right to receive the Merger Consideration of $18.00 in cash, without interest.

Treatment of 1Life Options, 1Life RSUs and 1Life Phantom Awards

The Merger Agreement provides that, at the Effective Time, subject to all applicable federal, state and local tax withholding requirements, each:

(i) outstanding and unexercised option to purchase Shares granted under any 1Life Stock Plan (each, a “1Life Option”) or portion thereof that is vested or that, pursuant to its terms as in effect as of July 20, 2022, the date of the Merger Agreement, would become vested as of the Effective Time (with any market or performance conditions applicable to such 1Life Options determined in accordance with the applicable award agreement relating thereto as of immediately prior to the Effective Time), and has an exercise price per Share that is less than the Merger Consideration, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such 1Life Option and (B) the aggregate number of Shares issuable upon exercise of such 1Life Option or portion thereof; Amazon will cause the Surviving Corporation to make the payments described in this clause (i) as promptly as practicable (and in no event later than the thirtieth (30th) calendar day following the Effective Time);

(ii) outstanding and unexercised 1Life Option or portion thereof that is unvested and that is not canceled in accordance with the provisions of the Merger Agreement described in clause (i) above or clause (iii) below will, by virtue of the Merger and without further action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (A) the amount by which the Merger Consideration exceeds the exercise price per Share of such 1Life Option and (B) the aggregate number of Shares subject to such unvested 1Life Option or portion thereof as of immediately prior to the Effective Time (the “Unvested Option Payment”), provided that such Unvested Option Payment (x) will be subject to the same vesting and forfeiture provisions as were applicable to such unvested 1Life Option immediately prior to the Effective Time, (y) will vest in installments over the remainder of the vesting schedule of such 1Life Option based on the same percentage of the 1Life Option that would have vested on each applicable vesting date, with each such installment to be paid as soon as reasonably practicable (but no more than thirty (30) calendar days) following such vesting date, and (z) will be subject to forfeiture on the same terms and conditions as were applicable to such 1Life Option; the transactions described in this clause (ii) will in all cases be effected in a manner intended to comply with Section 409A of the Code;

(iii) 1Life Option, whether vested or unvested, that has an exercise price per Share that is greater than the Merger Consideration will be canceled without the payment of consideration;

(iv) outstanding restricted stock unit award granted under any 1Life Stock Plan (each, a “1Life RSU”) that is unvested as of the Effective Time will, by virtue of the Merger and without further action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (A) the Merger Consideration and (B) the aggregate number of Shares subject to such unvested 1Life RSU as of immediately prior to the Effective Time (the “Unvested RSU Payment”), provided that such Unvested RSU Payment (x) will be subject to the same vesting and forfeiture provisions as were applicable to such unvested 1Life RSU immediately prior to the Effective Time, (y) will vest in installments over the remainder of the vesting schedule of such 1Life RSU based on the same percentage of the 1Life RSU that would have vested on each applicable vesting date, with each such installment to be paid as soon as reasonably practicable (but no more than thirty (30) calendar days) following such vesting date, and (z) will be subject to forfeiture on the same terms and conditions as were applicable to such 1Life RSU;

(v) 1Life RSU that is vested and outstanding or payable immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Shares underlying such 1Life RSU; Amazon will cause the Surviving Corporation to make the payments described in this clause (v) as promptly as practicable (and in no event later than the thirtieth (30th) calendar day following the Effective Time); provided, however, in the event that such payment would cause any additional taxes to be payable pursuant to Section 409A of the Code, Amazon will cause the Surviving Corporation to make such payment to pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code; and

(vi) outstanding phantom award (each, a “1Life Phantom Award”) granted under the Iora Third Amended and Restated 2011 Equity Incentive Plan will remain outstanding and continue to be subject to the same terms and conditions as applicable to such 1Life Phantom Award immediately prior to the Effective Time.

Prior to the Effective Time, the Board of Directors (and/or the compensation committee (or equivalent committee) of the Board of Directors) will adopt such resolutions as are necessary to give effect to the transactions described above.

Treatment of Purchase Rights Under the Employee Stock Purchase Plan

The Merger Agreement provides that, as soon as practicable after July 20, 2022, the date of the Merger Agreement, 1Life will take all actions with respect to the 1Life ESPP that are necessary to provide that: (a) no employee may elect to participate in the 1Life ESPP after July 20, 2022, (b) with respect to the offering period currently in progress as of July 20, 2022 (the “Purchase Plan Offering Period”), (i) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on July 20, 2022 for the Purchase Plan Offering Period and (ii) the Purchase Plan Offering Period will terminate at the earlier of (x) the scheduled purchase date for the Purchase Plan Offering Period, which is November 15, 2022, and (y) immediately prior to the Effective Time, (c) each participant’s accumulated payroll deductions will be used to purchase Shares in accordance with the terms of the 1Life ESPP on the earlier of (x) the scheduled purchase date for the Purchase Plan Offering Period, which is November 15, 2022, and (y) immediately prior to the Effective Time, (d) no additional offering periods will commence thereafter and (e) the 1Life ESPP will terminate, effective at the Effective Time.

Convertible Notes

The Merger Agreement provides that, at and prior to the Closing, 1Life will (and Amazon will cooperate with 1Life to) comply with the provisions of the Indenture dated as of May 29, 2020 (the “Indenture”) between 1Life, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), relating to the 3.00% Convertible Senior Notes due June 15, 2025 in an aggregate principal amount of $316,250,000.00 issued under and pursuant to the Indenture (the “Convertible Notes”), including executing and delivering a supplemental indenture to the Indenture in form satisfactory to the Trustee (as defined in the Indenture) in connection with the Merger and the delivery, issuance or entry into any notices, certificates or other documents or instruments required to comply with the Indenture; provided that (i) 1Life will deliver a copy of any such supplemental indenture, notice, certificate, legal opinion or other document to Amazon at least three (3) business days prior to delivering or entering into such supplemental indenture, notice, certificate, legal opinion or other document in accordance with the terms of the Indenture and will in each case consider in good faith any comments that Amazon has with respect thereto; (ii) 1Life will notify Amazon promptly after making any settlement election (including, for the avoidance of doubt, by sharing a copy of any relevant Settlement Notice (as defined in the Indenture) with respect to any Conversion Date (as defined in the Indenture)) under the Indenture; and (iii) prior to the Closing, 1Life will not, except as otherwise described in this paragraph, amend, modify, supplement or terminate the Indenture or take any action that would result in a change to the Conversion Rate (as defined in the Indenture as in effect on the date hereof) without the prior written consent of Amazon, such consent not to be unreasonably withheld, conditioned or delayed. In connection with the Merger and the other transactions contemplated by the Merger Agreement, in the event that Amazon desires to consummate a repurchase offer or similar transaction, in each case in Amazon’s sole discretion, with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of 1Life, Amazon and Merger Sub will use their respective commercially reasonable efforts to, and will use their respective commercially reasonable efforts to cause their respective subsidiaries and representatives (and, in the case of 1Life, the Trustee under the Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Amazon, and 1Life will use commercially reasonable efforts to assist Amazon in the preparation of any documentation related thereto reasonably requested by Amazon, in each case in form and substance reasonably satisfactory to Amazon; provided that (i) the Repurchase Transaction will not be consummated prior to the Closing; and (ii) Amazon will pay all reasonable and documented out-of-pocket fees and expenses incurred by 1Life in taking actions requested by Amazon in connection with a Repurchase Transaction.

Exchange and Payment Procedures

The Merger Agreement provides that, prior to the Effective Time, Amazon will (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by 1Life as (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to 1Life (the “Paying Agent Agreement”), with such Paying Agent for the payment of the Merger Consideration in accordance with the Merger Agreement. At or before the Closing, Amazon will deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement (such cash being hereinafter referred to as the “Payment Fund”). The

Payment Fund will not be used for any other purpose. The Payment Fund will be invested by the Paying Agent as directed by Amazon; provided, however, that such investments will be in obligations of or guaranteed by the U.S. or any agency or instrumentality thereof and backed by the full faith and credit of the U.S., and that such investments will only be invested in the manner provided in the Paying Agent Agreement. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

As promptly as practicable after the Effective Time (and in any event, within five (5) business days thereafter), Amazon will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and will otherwise be in customary form and have such other provisions as Amazon or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Amazon, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered will then be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the person requesting such payment will have paid any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to the Merger Agreement, will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. Instead, each registered holder of one or more such Book-Entry Shares will automatically upon the Effective Time be entitled to receive, and the Surviving Corporation will cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within five (5) business days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of 1Life, Amazon and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by 1Life are qualified as to “materiality” or “1Life Material Adverse Effect.” For purposes of the Merger Agreement, “1Life Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of (a) 1Life, (b) 1Life’s subsidiaries and (c) all of the professional medical organizations and professional limited liability companies and other entities and any and all of their subsidiaries, to which 1Life or any of its subsidiaries provides administrative and business support services under a management services agreement or administrative services agreement (collectively, the “Affiliated Practices” and together with 1Life and 1Life’s subsidiaries, the “1Life Group”), taken as a whole. However, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, a 1Life Material Adverse Effect:

(i)	any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to:

a.	a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates;

b.

any change in accounting requirements or principles required by U.S. generally accepted accounting principles (“GAAP”) or required by or any change in applicable laws after July 20, 2022, the date of the Merger Agreement;

c.

any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, natural disasters or the worsening of any of the foregoing, escalation of or acts of armed hostility or terrorism or escalation or worsening of war, or any similar force majeure events;

d.	subject to certain exceptions, the announcement of the execution of the Merger Agreement or the pendency of the Transactions;

e.

compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement (excluding 1Life operating in the ordinary course of business, unless 1Life seeks prior written approval from Amazon for an exception to such operation, and Amazon denies such approval) or the taking of any action requested in writing by Amazon prior to the taking of such action;

provided that that if the exceptions set forth in clauses (a), (b) and (c) have a disproportionate impact on the 1Life Group, taken as a whole, compared to other companies that operate in the industries or geographies in which the 1Life Group operates, then such effects, changes, developments or occurrences may be taken into account in determining whether a 1Life Material Adverse Effect has occurred solely to the extent of such disproportionate impact.

(ii)

any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of the Shares, except that, other than as otherwise provided in the definition of 1Life Material Adverse Effect, the underlying causes of such failure or decline may be considered in determining whether there is a 1Life Material Adverse Effect.

In the Merger Agreement, 1Life has made customary representations and warranties to Amazon and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and 1Life’s disclosure schedule thereto. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to members of the 1Life Group;

•	the certificate of incorporation and bylaws of 1Life and its subsidiaries;

•

ownership and capital structure of 1Life and its subsidiaries, and the absence, except for the Convertible Notes, of any outstanding obligations under any contract, agreement, instrument, or otherwise of any member of the 1Life Group relating to, among other things, the issuance, repurchase, redemption, other acquisition, grant of certain rights (including preemptive rights, subscription rights, rights of first refusal or similar rights), provision of funds or making of any investment, disposition, voting, registration rights, stockholders’ agreements or dividends with respect to any equity interests in any member of the 1Life Group;

•	1Life’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement against 1Life;

•

absence of conflicts with organizational documents, breaches of certain contracts and agreements, liens upon properties or assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions contemplated by the Merger Agreement;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	possession of all permits necessary to enable 1Life and its subsidiaries to conduct its business;

•	compliance with applicable laws;

•

the preparation of 1Life’s financial statements, including 1Life’s maintenance of internal controls with respect to financial reporting and the preparation, compliance, accuracy and timely filing of or furnishing to the SEC all 1Life SEC filings, including disclosure controls and procedures, and the absence of undisclosed liabilities;

•

the absence of any 1Life Material Adverse Effect between December 31, 2021 and July 20, 2022, and the operation in all material respects in the ordinary course of business consistent with past practice by 1Life and its subsidiaries between December 31, 2021 (except in connection with the Transactions and any actions reasonably taken to mitigate risks associated with COVID-19), without undertaking certain actions that, if taken after July 20, 2022 would violate the Merger Agreement;

•	litigation matters;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	tax matters;

•	the existence, enforceability and absence of material breach, material violation or default under specified categories of 1Life’s material contracts;

•	insurance matters;

•	environmental matters;

•	intellectual property matters;

•	data privacy and information security matters;

•	anti-corruption laws, sanctions and similar rules and regulations;

•	healthcare-related matters;

•

absence of any transaction, contracts, arrangements, commitments or understandings between 1Life or any of its subsidiaries, on the one hand, and any of 1Life’s affiliates, or Affiliated Practices, on the other hand, that would be required to be disclosed by 1Life under Item 404 of Regulation S-K under the Securities Act;

•

the approval of the Merger Agreement and the Merger by the Board of Directors and the Board of Directors’ recommendation to stockholders of 1Life to adopt the Merger Agreement, and the vote required by stockholders of 1Life to approve the Merger Agreement and the Transactions contemplated by the Merger Agreement;

•	the applicability of Section 203 of the DGCL and any other applicable takeover or anti-takeover laws;

•	the receipt of Morgan Stanley’s opinions by 1Life and the substance of such opinion; and

•	payment of fees and expenses to any investment banker, broker or finder in connection with the Merger Agreement.

In the Merger Agreement, Amazon and Merger Sub have made customary representations and warranties to 1Life that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Amazon and Merger Sub;

•

Amazon’s and Merger Sub’s corporate power and authority to execute and deliver their obligations under the Merger Agreement and the enforceability of the Merger Agreement against Amazon and Merger Sub;

•

absence of conflicts with organizational documents, breaches of certain contracts and agreements, liens upon properties or assets and violations of applicable law resulting from the execution and delivery of the Merger Agreement and the consummation of the Transactions contemplated by the Merger Agreement;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	no interested stockholders;

•	litigation matters;

•	operations of Merger Sub;

•	sufficiency of funds; and

•	payment of fees to any investment banker, broker or finder in connection with the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides that, between the time of the execution and delivery of the Merger Agreement on July 20, 2022 and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), except (x) as required by applicable law or as expressly prior consented to in writing by Amazon (such consent not to be unreasonably withheld, conditioned or delayed), (y) in certain circumstances, for any actions or the failure to take any action in response to COVID-19 or COVID-19 Measures in accordance with the Merger Agreement, or (z) as expressly required or to the extent permitted by any other provision of the Merger Agreement or as set forth in 1Life’s disclosure schedule thereto, 1Life will, and will cause 1Life’s subsidiaries and to the extent permitted by the terms of the applicable Affiliated Practice Documents (as defined below) and subject to applicable law, cause the Affiliated Practices, to use reasonable best efforts to conduct the businesses of the 1Life Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (i) preserve substantially intact the business organization, assets, properties and business relations of the 1Life Group, including its material business relationships with customers, Payors (as defined in the Merger Agreement), Care Professionals (as defined in the Merger Agreement), suppliers, licensors, licensees, advertisers and others having material business dealings with any members of the 1Life Group, (ii) keep available the services of 1Life’s executive officers and, to the extent permitted by the terms of the applicable Affiliated Practice Documents and subject to applicable law, the Affiliated Practices, in each case on commercially reasonable terms, (iii) maintain in effect all business licenses, permits, consents, franchises and approvals and authorizations necessary for the conduct of the business of the 1Life Group as conducted on July 20, 2022, the date of the Merger Agreement, and (iv) maintain relationships of the 1Life Group with governmental authorities that have jurisdiction over its business and operations.

Except as expressly required or to the extent permitted by any other provision of the Merger Agreement, as set forth in 1Life’s disclosure schedule thereto or as required by applicable law, neither 1Life nor any 1Life subsidiary will, and, to the extent permitted by applicable law and the terms of the Affiliated Practice Documents, 1Life and 1Life subsidiaries will cause the Affiliated Practices not to, during the Pre-Closing Period, do any of the following without the prior written consent of Amazon (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents (including the 1Life Charter and the 1Life Bylaws);

(ii)

issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, any shares of any class of share capital of any member of the 1Life Group, or any other equity interests of 1Life, any 1Life subsidiary or any Affiliated Practice (except for (A) the issuance of Shares issuable pursuant to the vesting, exercise or settlement, as applicable, of 1Life Options or 1Life RSUs that are outstanding on July 20, 2022, the date of the Merger Agreement, pursuant to the terms of the applicable 1Life Options and 1Life RSUs as in effect immediately prior to July 20, 2022, the date of the Merger Agreement, or upon the conversion of the Convertible Notes pursuant to the Indenture, (B) pursuant to the 1Life ESPP (C) sales of shares to satisfy tax withholding obligations related to vesting of 1Life RSUs, (D) authorizations relating to purchases of shares under a Rule 10b5-1 plan, (E) with respect to equity interests of any 1Life subsidiary, in connection with transactions (1) solely among 1Life and one or more of its subsidiaries or (2) solely among 1Life’s wholly owned subsidiaries, or (F) transfers of interests in Affiliated Practices from one equityholder to another “qualified professional” as reasonably determined by 1Life in accordance with the terms of any Affiliated Practice Document);

(iii)

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital or other equity interests, except as required under the Indenture or for dividends or other distributions by any direct or indirect wholly-owned 1Life subsidiary to 1Life or any other direct or indirect wholly-owned 1Life subsidiary in the ordinary course of business;

(iv)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its interests, share capital or other equity interests, other than (1) from holders of 1Life Options in full or partial payment of the exercise price, or (2) in connection with the withholding of taxes payable by any holder of 1Life Options or 1Life RSUs upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such 1Life Options or 1Life RSUs or any applicable Plan (as defined in the Merger Agreement) as of July 20, 2022, the date of the Merger Agreement;

(v)

sell, transfer, allow to lapse, assign, abandon, or otherwise dispose of or encumber, in any material respect, or authorize any of the foregoing with respect to, its properties, assets, operations, businesses, or interests therein (including any 1Life intellectual property) except (A) pursuant to certain contracts or leases in force on July 20, 2022, the date of the Merger Agreement, that have been made available to Amazon, (B) any such sales, assignments, or other dispositions or encumbrances solely among members of the 1Life Group, (C) sales, leases, dispositions, pledges or encumbrances of assets (other than intellectual property) in the ordinary course of business with an aggregate fair market value of less than $10,000,000 in any twelve (12) month period, or (D) with respect to intellectual property, non-exclusive licenses granted in the ordinary course of business;

(vi)

enter into, amend, renew (or fail to exercise a renewal option under), modify or terminate certain lease with annual lease payments in excess of $500,000, other than any such action with respect to leases for primary care clinics in the ordinary course of business;

(vii)

acquire (including by amalgamation, merger, consolidation, or acquisition of equity interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof), other than any such acquisitions for (1) an amount less than $15,000,000 individually (provided that 1Life will use commercially reasonable efforts to provide Amazon with written notice prior to individual acquisition for amounts in excess of $10,000,000, including a summary of the material terms and conditions thereof) or $30,000,000 in the aggregate or (2) that would constitute or result in an entry by the 1Life Group into a line of business other than the provision of (x) primary care or related services, or (y) chronic care services or disease management services that are related to primary care services, or (B) any real property, other than real property less than $2,500,000 in the aggregate;

(viii)

(A) except for the Convertible Notes, the Unsecured Loans (as defined below) and borrowings under existing credit facilities as in effect immediately prior to July 20, 2022, the date of the Merger Agreement, repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (except loans and advances to any member of the 1Life Group or any of the Affiliated Practices, in each case in the ordinary course), or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by 1Life on behalf of any member of the 1Life Group), other than in the case of subclauses (A) and (B), loans less than $5,000,000 in the aggregate in any twelve (12) month period;

(ix)

enter into, amend in any material respect, waive any material right under, renew or terminate any material contract (or any other contract that would be deemed a material contract if it had been entered into prior to July 20, 2022, the date of the Merger Agreement), other than in the ordinary course of business (subject to certain exceptions), and provided that entering into, amending, or renewing contracts in furtherance of actions that are otherwise expressly permitted under the Merger Agreement (including as set forth in 1Life’s disclosure schedule thereto) will not be deemed to be in violation of the restrictions described in this clause (ix); provided, further, that 1Life will use commercially reasonable efforts to provide Amazon with written notice prior to entering into or amending in any material respect any HSP Contract or any Material Affiliated Practice Document (in each case, as defined in the Merger Agreement), including a summary of the material terms and conditions thereof;

(x)	authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the annual capital expenditures budget of the 1Life Group, taken as a whole;

(xi)

except as otherwise required under any Plan or other program, policy or arrangement in existence as of July 20, 2022, the date of the Merger Agreement: (A) increase the compensation payable or to become payable or the benefits provided to any offices, employees, directors and independent contractors of the 1Life Group (the “Service Providers”) with target total annual cash compensation opportunities (i.e., base pay or base rate and short-term cash incentive target amounts) in excess of $300,000, (B) increase in any manner the compensation, benefits, severance or termination pay of any Service Providers with target total annual cash compensation opportunities (i.e., base pay or base rate and short-term cash incentive target amounts) at or below $300,000, in the case of this clause (B), other than in the ordinary course of business consistent with past practice; provided, that (x) any such increase in bonus or incentive payment corresponds to a routine annual salary or base pay increase implemented in the ordinary course of business consistent with past practice or (y) any such bonus (or increase in bonus) or similar incentive payment is awarded in recognition of the recipient’s performance in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of July 20, 2022, the date of the Merger Agreement, for the benefit of any Service Providers, other than amendments that do not materially increase benefits or result in materially increased administrative costs, (D) grant any retention, change of control, severance or termination pay to any current or former Service Providers, (E) loan or advance any money or other property to any current or former Service Providers, (F) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, (G) grant, or amend the terms, of any 1Life Option, 1Life RSU, 1Life Phantom Award or other equity-based award, or (H) establish, adopt, enter into or amend any collective bargaining agreement;

(xii)

hire, promote or, other than in the case of a termination for cause, terminate the employment or service of any Service Providers (or any individual who would be a Service Providers if employed on July 20, 2022, the date of the Merger Agreement) who is above the level of Vice President;

(xiii)

(A) settle (or propose to settle) any Action (as defined below), other than (1) settlements involving not more than $10,000,000 in monetary damages in the aggregate (net of insurance proceeds) and that do not (x) require any actions or impose any restrictions on the business or operations of the 1Life Group in any material respect, or after the Effective Time, Amazon or its subsidiaries (other than the 1Life Group), in any respect, (y) include the admission of wrongdoing by any member of the 1Life Group, or (z) grant any rights to any 1Life intellectual property, and (2) certain stockholder litigation arising out of or relating to the Merger Agreement or the Transactions, (B) settle (or propose to settle) any investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar agreement, or (C) commence any Action with respect to any material 1Life intellectual property against any third party;

(xiv)

(A) change its financial accounting policies or procedures in effect as of December 31, 2021, other than as required by law or GAAP, or (B) write up, write down or write off the book value of any of its assets, other than (x) in the ordinary course of business or (y) as may be required by law or GAAP, as approved by 1Life’s independent public accountants;

(xv)

adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of 1Life, any of 1Life subsidiaries or any Affiliated Practice;

(xvi)

(A) change or adopt (or file a request to change or adopt) any material method of tax accounting or any material tax accounting period, (B) make, change or rescind any material tax election, (C) file any material tax return relating to 1Life, any of the 1Life subsidiaries or any Affiliated Practice that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to a material amount of taxes, (E) surrender any right to claim a material tax refund, (F) enter into any closing agreement with respect to any material tax, (G) waive or extend the statute of limitations with respect to any tax return other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business, (H) file any amended material tax return, (I) create an entity outside of the U.S. that is (x) a direct subsidiary of 1Life or any of its domestic subsidiaries and (y) treated as a “disregarded entity” or partnership for U.S. federal income tax purposes or (J) knowingly create a permanent establishment outside of 1Life or any 1Life subsidiary’s place of incorporation or formation;

(xvii)

cancel or terminate any insurance policies or fail to keep in force insurance policies with respect to the assets, operations, and activities of the 1Life Group that are consistent in all material respects with the insurance policies with respect to the assets, operations, and activities of the 1Life Group that are currently in effect as of July 20, 2022, the date of the Merger Agreement, other than in the ordinary course of business;

(xviii)	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xix)	agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Nothing contained in the Merger Agreement will give Amazon or Merger Sub, directly or indirectly, the right to control or direct the operations of 1Life prior to the Closing. Prior to the Closing, 1Life will exercise, consistent with and subject to the terms and conditions of the Merger Agreement, control and supervision over such matters.

For purposes of the Merger Agreement, “Affiliated Practice Documents” means any and all: (i) professional services, management services, administrative services or business support services agreements between an

Affiliated Practice and 1Life or a 1Life subsidiary pursuant to which 1Life or a 1Life subsidiary provides administrative and business support services to the Affiliated Practice; (ii) membership interest transfer restriction agreement, stock or securities transfer restriction agreement, transfer cooperation agreement, or other similar agreement among the Affiliated Practice, 1Life or a 1Life subsidiary, and the persons that hold the equity interests in the Affiliated Practice, and any other agreements such as option agreements between an Affiliated Practice and applicable persons holding the equity interests in the Affiliated Practice; and (iii) any other affiliated or associated agreements between an Affiliated Practice or persons that hold equity interests in the Affiliated Practice and 1Life or a 1Life subsidiary.

The “No Shop” Period-No Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement, subject to certain exceptions contained in the Merger Agreement:

“Acquisition Proposal” means any bona fide written proposal or offer from any person or group (other than Amazon or any of its subsidiaries) after July 20, 2022, the date of the Merger Agreement, relating to, in a single transaction or series of related transactions (such transaction or transactions, an “Acquisition Transaction”):

(i) any direct or indirect acquisition of, individually or in the aggregate, (A) more than 20% of the assets (based on the fair market value on a consolidated basis) of 1Life and its subsidiaries, taken as a whole, including in any such case through the acquisition of one or more 1Life subsidiaries owning such assets, or (B) more than 20% of the outstanding 1Life common stock (or any equity interests convertible into, or exchangeable for, such 1Life common stock);

(ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning more than 20% of the outstanding 1Life common stock or securities of any 1Life subsidiaries with respect to which more than 20% of the net revenue, income, or assets (based on fair market value on a consolidated basis) of 1Life and the 1Life subsidiaries is attributable, taken as a whole; or

(iii) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving 1Life which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding 1Life common stock or more than 20% of the voting power of the surviving entity in a merger involving 1Life or the resulting direct or indirect parent of 1Life or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in the Merger Agreement and in this proxy statement summary of the Merger Agreement, it will have the definition set forth in Rule 13d-3 of the Exchange Act.

“Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) that was not known or reasonably foreseeable by the Board of Directors as of July 20, 2022, the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board of Directors as of July 20, 2022); provided, that in no event will any of the following constitute or be deemed to be an Intervening Event: (i) the receipt, existence or terms of an Acquisition Proposal, (ii) changes in the stock price of 1Life, (ii) any breach by 1Life of the Merger Agreement or (iv) the fact, in and of itself, that 1Life exceeds internal or published projections (it being understood, however, that the facts or causes underlying or contributing to any of the matters described in the preceding clause (ii) or (iv) may be taken into account for purposes of determining whether an Intervening Event has occurred).

“Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Amazon or any of its subsidiaries) after July 20, 2022, the date of the Merger Agreement, which Acquisition

Proposal did not result from a breach (or deemed breach) of the non-solicitation provisions of the Merger Agreement that (i) would result in such person or group (or in the case of a direct merger between such person and 1Life, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the 1Life Group, taken as a whole, (ii) is on terms that the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal that the Board of Directors deems relevant) are more favorable to 1Life’s stockholders from a financial point of view than the Merger and the transactions contemplated by the Merger Agreement (taking into account any bona fide proposed amendment or modification (or new proposal) proposed by Amazon pursuant to the Merger Agreement), and (iii) the Board of Directors determines (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal that the Board of Directors deems relevant.

Subject to certain exceptions contained in the Merger Agreement, 1Life will, and will cause the 1Life subsidiaries to, and will instruct (and use its reasonable best efforts to cause) the representatives of 1Life to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, and within two (2) business days after July 20, 2022, the date of the Merger Agreement, will request the prompt return or destruction of all 1Life confidential information previously furnished to any such person who executed a confidentiality agreement since July 20, 2021 with 1Life in connection with its consideration of an Acquisition Proposal and immediately terminate all access to any physical and electronic data room containing 1Life’s confidential information granted to any person, its affiliates or representatives in connection with a possible Acquisition Proposal. During the Pre-Closing Period, 1Life will not, and will cause each of the 1Life subsidiaries not to, terminate, waive, amend or modify any confidentiality or standstill provision of any existing standstill or confidentiality agreement to which it or any of the 1Life subsidiaries is a party; provided, however, that 1Life may grant a waiver of, and will not be obligated to enforce, any such provision in the event that (i) doing so is required to permit a party to confidentially submit an Acquisition Proposal, (ii) the Board of Directors (or any committee thereof) has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (iii) 1Life promptly (and in any event within 24 hours) notifies Amazon of any such waiver, amendment or release and (iv) such waiver, amendment or release is effective only upon Amazon’s receipt of such notice.

Subject to certain exceptions contained in the Merger Agreement, during the Pre-Closing Period, 1Life agrees that it will not and will cause each 1Life subsidiary and any of the officers, directors or employees of it or any 1Life subsidiary not to, and will instruct the other representatives of 1Life not to, directly or indirectly,

(i)

solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal;

(ii)

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of applicable restrictions contained in the Merger Agreement and to clarify the terms of any such unsolicited Acquisition Proposal;

(iii)

otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal;

(iv)

take any action to exempt any person (other than Amazon and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the certificate of organization or bylaws of 1Life or the 1Life subsidiaries; or

(v)	execute or enter into any Acquisition Agreement,

provided that, notwithstanding the foregoing, 1Life may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to 1Life or the Board of Directors (or any committee thereof) so long as (x) the Board of Directors has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (y) 1Life promptly (and in any event within 24 hours) notifies Amazon of any such waiver, amendment or release; provided, however, that, prior to the receipt of the 1Life Stockholder Approval, nothing contained in the non-solicitation provisions of the Merger Agreement will prevent 1Life or the Board of Directors (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person that after July 20, 2022, the date of the Merger Agreement made a bona fide written Acquisition Proposal, which Acquisition Proposal did not result from a breach (or a deemed breach) of the non-solicitation provisions of the Merger Agreement, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above (except that 1Life or its representatives may notify any person of the existence of certain of the non-solicitation provisions of the Merger Agreement), (A) the Board of Directors (1) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law, (B) 1Life provides written notice to Amazon of the determination referenced in clause (A) above promptly (and in any event within 24 hours of such determination), and (C) 1Life receives or has received from such person an executed acceptable confidentiality agreement. 1Life will deliver to Amazon a copy of any executed acceptable confidentiality agreement entered into after July 20, 2022, the date of the Merger Agreement, promptly (and in any event within 24 hours) following its execution. 1Life will provide any non-public information concerning 1Life or any of the 1Life subsidiaries provided by 1Life or any 1Life subsidiary to any person entering into an acceptable confidentiality agreement pursuant to certain of the non-solicitation provisions of the Merger Agreement that has not been previously provided to Amazon prior to or substantially concurrently with the time it is provided to such person.

1Life will promptly (and in any event within 24 hours after knowledge of receipt by an executive officer or director of 1Life) (i) provide Amazon written notice of (A) the receipt of any Acquisition Proposal (including any modification in any material respect thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, 1Life, any 1Life subsidiary or, any representatives of 1Life concerning, or that would reasonably be expected to lead to, an Acquisition Proposal and (ii) disclose to Amazon the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). 1Life will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Amazon (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto relating to such Acquisition Proposal, in each case exchanged between 1Life or any of its representatives, on the one hand, and the person making such Acquisition Proposal or any of its representatives, on the other hand. 1Life will, in person or by telephone, keep Amazon reasonably informed on a prompt (and in any event within 24 hours of such event) basis of the status and details (including with respect to any change in price or other amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. 1Life will promptly, and in any event within 24 hours, following a determination in good faith by the Board of Directors (or any committee thereof) after consultation with its outside legal counsel and financial advisor that an Acquisition Proposal is a Superior Proposal, notify Amazon of such determination.

The Board of Directors’ Recommendation; 1Life Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of 1Life common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect an Adverse Recommendation Change except as described below.

Except as expressly set forth in certain non-solicitation provisions of the Merger Agreement, during the Pre-Closing Period, neither 1Life nor the Board of Directors (or any committee thereof), as applicable, will, and neither will publicly propose to take any of the following actions (any such action, other than those set forth in clause (iii) below, an “Adverse Recommendation Change”):

(i)	withhold, withdraw or qualify (or modify or amend in a manner adverse to Amazon or Merger Sub) the recommendation of the Board of Directors;

(ii)	approve, recommend or otherwise declare advisable any Acquisition Proposal;

(iii)	enter into any Acquisition Agreement;

(iv)

refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within the earlier of (x) ten (10) business days after the commencement thereof and (y) the third (3rd) business day prior to the date of the Special Meeting (but only if the commencement is prior to such date);

(v)

after public announcement of an Acquisition Proposal by the third party making such Acquisition Proposal (other than an Acquisition Proposal subject to Regulation 14D under the Exchange Act), fail to publicly affirm the recommendation of the Board of Directors within the earlier of (x) five (5) business days after a written request by Amazon to do so and (y) by the close of business on the second business day immediately preceding the scheduled date of the Special Meeting after a written request by Amazon to do so) (it being understood that 1Life will have no obligation to make such reaffirmation on more than one occasion with respect to any such Acquisition Proposal); or

(vi)	authorize, commit, resolve or agree to take any such actions.

Notwithstanding anything in the Merger Agreement to the contrary, prior to the receipt of the 1Life Stockholder Approval, the Board of Directors (i) may effect an Adverse Recommendation Change and (ii) may, in respect of the immediately following clause (x), cause 1Life to terminate the Merger Agreement by written notice to Amazon of such termination (with respect to this clause (ii), so long as, prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination, 1Life pays to Amazon the 1Life Termination Fee) if (x) 1Life receives a written Acquisition Proposal that did not result from a breach (or deemed breach) of the non-solicitation provisions of the Merger Agreement that the Board of Directors determines in good faith (after consultation with its outside legal and financial advisors) is a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law or (y) an Intervening Event occurs and as a result thereof the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; provided that:

•

prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or to terminating the Merger Agreement in certain circumstances in accordance with its terms, (A) 1Life has notified Amazon in writing that it intends to effect an Adverse Recommendation Change or terminate the Merger Agreement in certain circumstances in accordance with its terms (which notice will not constitute an Adverse Recommendation Change), (B) 1Life has provided Amazon a summary of the material terms and conditions of such Acquisition Proposal, (C) if requested to do so by Amazon, for a period of five (5) business days following delivery of such notice, 1Life will have discussed and negotiated in good faith, and will have made the representatives of 1Life reasonably available to discuss and negotiate in good faith, with Amazon and its representatives, any bona fide proposed modifications to the terms and conditions of the Merger Agreement or any new proposal made by Amazon in good faith; and (D) no earlier than the end of such five (5) business day period, the Board of Directors (after consultation with outside legal counsel and financial advisor), will have determined in good faith, after considering the terms of any such proposed amendment or modification to the Merger Agreement or new proposal proposed by Amazon during such five (5) business day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Merger Agreement in certain circumstances in accordance with its terms in connection therewith would be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the material terms of a proposal that was previously the subject of a notice hereunder will require a new notice to Amazon as provided above, but with respect to any such subsequent notices references herein to a “five (5) business day period” will be deemed to be references to a “three (3) business day period”); and

•

prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) 1Life has notified Amazon in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Amazon, for a period of five (5) business days following delivery of such notice, 1Life will have discussed and negotiated in good faith, and will have made the representatives of 1Life reasonably available to discuss and negotiate in good faith, with Amazon and its representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement or new proposal made by Amazon in good faith and (C) no earlier than the end of such five (5) business day period, the Board of Directors will have determined in good faith following consultation with its outside legal counsel and financial advisor, after considering the terms of any such proposed amendment or modification to the Merger Agreement or new proposal proposed by Amazon during such five (5) business day period, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Board of Directors’ fiduciary duties under applicable law.

Indemnification and Insurance

From and after the Effective Time, the Surviving Corporation and its subsidiaries will, and Amazon will cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of 1Life and the 1Life subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of 1Life or the 1Life subsidiary in effect as of July 20, 2022, the date of the Merger Agreement, and (ii) any and all indemnification agreements between 1Life or any 1Life subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”), and such indemnification agreements will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except, in each case, to the extent required by applicable law. In addition, except to the extent required by applicable law, the certificate of incorporation and by-laws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the 1Life Charter or the 1Life Bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, and any claim made pursuant to such rights within such six (6) year period will continue to be subject to certain indemnification and insurance provisions of the Merger Agreement until disposition of such claim.

For a period of six (6) years after the Effective Time, Amazon will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts incurred by that Indemnified Party in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as (or the fact that such person is or was) a director or officer of 1Life or any

1Life subsidiary, on or before the Effective Time, and to the fullest extent permitted by law, the Surviving Corporation will pay, within fifteen (15) days after receipt by Amazon of a written request by an Indemnified Party or its representative, all costs and expenses of such Indemnified Party in connection with matters for which such Indemnified Party is eligible to be indemnified pursuant to the indemnification provisions of the Merger Agreement in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction in accordance with applicable law that such Indemnified Party is not entitled to indemnification described in this paragraph. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received, (ii) neither Amazon nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action and does not contain an admission of fault or wrongdoing or such Indemnified Party otherwise consents, and (iii) Amazon and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Amazon nor the Surviving Corporation will be liable for any settlement effected without the Surviving Corporation’s written consent (which consent will not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. The rights of each Indemnified Party under the indemnification provisions of the Merger Agreement will be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of 1Life and the Surviving Corporation or any of their subsidiaries, or under any law or under any indemnification agreement of any Indemnified Party with 1Life or any 1Life subsidiary.

Prior to the Effective Time, 1Life will cause to be obtained, effective at the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope (including with respect to coverage and deductibles) at least as favorable as 1Life’s existing policies as of immediately prior to the Effective Time for claims arising from facts or events that occurred on or prior to the Effective Time. If for any reason 1Life fails to obtain such “tail” insurance policies as of the Effective Time, Amazon will cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by 1Life as of immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation may substitute such policies with policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event will 1Life or the Surviving Corporation, as applicable, be required to expend more than an amount per year equal to 300% of current aggregate annual premiums paid by 1Life for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Amazon will cause the Surviving Corporation to obtain policies that provide as much coverage as is reasonably possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

In the event Amazon or the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Amazon or the Surviving Corporation, as the case may be, will succeed to the obligations set forth in the indemnification and insurance provisions of the Merger Agreement.

Amazon will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under the indemnification and insurance provisions of the Merger Agreement.

The indemnification and insurance provisions of the Merger Agreement will survive the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom will be third party beneficiaries of the indemnification and insurance provisions of the Merger Agreement) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable law, the indemnification and insurance provisions of the Merger Agreement may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

Employee Benefits

The Merger Agreement provides that, for a period of one (1) year immediately following the Effective Time, Amazon will, or will cause the Surviving Corporation and its subsidiaries to and to the extent permitted by the terms of the applicable Affiliated Practice Documents and subject to applicable law, cause the Affiliated Practices to, provide each employee of 1Life and each employee of each of the 1Life subsidiaries and each employee of each of the Affiliated Practices as of the Effective Time who continue to be employed after the Effective Time (other than those employees covered by a collective bargaining agreement, each, an “Employee”) with (i) guaranteed cash payments and annual target cash bonus opportunities under 1Life’s annual incentive plan and target commissions opportunities (excluding retention, change in control and equity-based compensation) that are no less favorable than such Employee’s guaranteed cash payments and annual target cash bonus opportunities under 1Life’s annual incentive plan and target commissions opportunities immediately prior to the Effective Time, (ii) and employee benefits (excluding any equity and long-term cash incentive compensation, defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Amazon will cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts of 1Life and the 1Life subsidiaries as in effect immediately prior to the Effective Time that are with any current or former Employees or directors of 1Life or any 1Life subsidiary, including 1Life’s change in control severance plan and arrangements.

Amazon will use commercially reasonable efforts to cause Employees to receive service credit for service accrued or deemed accrued on or prior to the Effective Time with 1Life, any 1Life subsidiary, any Affiliated Practice and all affiliates for purposes of eligibility to participate, vesting and benefit accrual (but excluding benefit accruals under any defined benefit pension plan and excluding for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits) under any employee benefit plan, program or arrangement established or maintained by Amazon, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time (each, a “Amazon Plan”) to the same extent recognized by 1Life or any of the 1Life subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service will not operate to duplicate any benefit for the same period of service. In addition, Amazon will use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions, exclusions, actively-at work requirements and waiting periods under any Amazon Plan, except to the extent such condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of 1Life and the 1Life subsidiaries prior to the Effective Time and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Employees and their covered dependents in the calendar year in which the Effective Time occurs.

If requested by Amazon in writing no later than ten (10) calendar days prior to the Effective Time, 1Life will, or will cause its applicable affiliate to, (i) adopt resolutions to terminate 1Life’s 401(k) plans, effective no later than the day immediately preceding the Effective Time and (ii) provide Amazon with evidence that the 1Life’s 401(k) plans have been terminated, with the termination of the 1Life’s 401(k) plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of 1Life or its applicable affiliate (the form and substance of which will be subject to review and approval by Amazon, which approval will not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time. Amazon will take all commercially reasonable steps necessary to permit each eligible Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 1Life’s 401(k) plans, if any, to roll such eligible rollover distribution (including any associated plan loans) into an account under Amazon’s 401(k) plan, in accordance with and subject to the terms of Amazon’s 401(k) plan and the Code.

Efforts to Close the Merger

Subject to the terms and conditions of the Merger Agreement, Amazon, Merger Sub and 1Life will, and will cause their respective affiliates to use its reasonable best efforts (subject to compliance with applicable law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions, including:

(i)

using reasonable best efforts to promptly obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities that may be or become necessary for the performance of its obligations pursuant to the Merger Agreement;

(ii)	cooperating fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers;

(iii)	providing such other information to any governmental authority as such governmental authority may lawfully request in connection with the Merger Agreement; and

(iv)

using reasonable best efforts to give any notices to non-governmental authority third parties and to obtain any consents, approvals or waivers from non-governmental authority third parties that are necessary, proper or advisable to consummate the Transactions or disclosed as such in 1Life’s disclosure schedule thereto, in each case, as promptly as reasonably practicable following July 20, 2022, the date of the Merger Agreement (it being understood and agreed that the parties will coordinate and cooperate in determining which of such notices to non-governmental authority third parties they will give and which consents, approvals or waivers from non-governmental authority third parties they will seek to obtain); provided that, notwithstanding the foregoing, none of 1Life, any 1Life subsidiary, Affiliated Practice or Amazon or any subsidiary of Amazon will be required to make any payments or concessions in connection with the fulfillment of its obligations under this paragraph (iv) and that neither 1Life nor any 1Life subsidiary or Affiliated Practice will pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Amazon.

Each of the parties to the Merger Agreement will, upon reasonable request by the other party, use reasonable best efforts to furnish the other party with all material information concerning itself, its subsidiaries, its business and operations as may be reasonably necessary or advisable in connection with obtaining any such non-governmental authority third party consent, approval or waiver identified in the foregoing sentence; provided that if such disclosure (x) is prohibited by applicable law, the parties will use their respective reasonable best efforts to provide such information in a manner that does not violate law or (y) would result in a loss of such privilege, parties will use their respective reasonable best efforts to allow for such disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Amazon and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

No later than ten (10) business days following July 20, 2022, the date of the Merger Agreement (unless a longer period is considered advisable and agreed to by Amazon and 1Life), each party will make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and will supply as promptly as reasonably practicable thereafter to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each of the parties to the Merger Agreement agrees to make as promptly as practicable after July 20, 2022, the date of the Merger Agreement, its respective filings and notifications, if any, under any other applicable healthcare law or permit, and to supply as promptly as reasonably practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the applicable healthcare law. Each party to the Merger Agreement will promptly notify the other of any notice from any person or governmental authority alleging that the consent of such person is or may be required in connection with the Transactions.

Each party to the Merger Agreement will, and will cause each of its subsidiaries to, use its and their reasonable best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law or healthcare law that may be asserted by any governmental authority so as to enable the parties to the Merger Agreement to consummate the Transactions prior to the Outside Date; provided, however, that notwithstanding the foregoing or anything else contained in the Merger Agreement, (i) neither Amazon nor 1Life (nor any of their respective subsidiaries or affiliates) will be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement or to agree to any restriction or condition, in each case, with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Amazon, 1Life or their respective subsidiaries or affiliates (provided that 1Life will agree to take (and will take) any such action with respect to 1Life and the 1Life subsidiaries and 1Life’s affiliates to the extent (x) 1Life is requested in writing to do so by Amazon and (y) such action is only binding on or otherwise applicable to 1Life from and after the Effective Time and in the event that the Closing occurs) and (ii) Amazon will not be required to commit to provide prior notice to, or seek prior approval from, any governmental authority with respect to any future transaction. In addition, the parties to the Merger Agreement will defend through litigation on the merits any claim asserted in court by any governmental authority or any other person under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date (as defined below).

Each party to the Merger Agreement will keep the other parties apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the Transactions, including promptly notifying the other parties to the Merger Agreement of any communication it or any of its affiliates receives from any governmental authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable antitrust laws and will permit the other parties to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any governmental authority relating to such matters. None of the parties to the Merger Agreement will agree to participate in any meeting, telephone call or discussion with any governmental authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to the Merger Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties to the Merger Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of 1Life, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary contained in the Merger Agreement, Amazon will, after consultation with 1Life and consideration of 1Life’s views in good faith, have the right to direct, devise, and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such filings or responses), for the determination of any actions to be taken to eliminate any impediments to the Transactions under any antitrust or healthcare law, and for leading all meetings and communications with any governmental authority that has authority to enforce any antitrust law, including with respect to any determination to (i) commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or (ii) withdraw and refile any Notification and Report forms pursuant to the HSR Act (i.e., “pull and refile”).

Other Covenants

Stockholders Meeting

As promptly as reasonably practicable following July 20, 2022, the date of the Merger Agreement, and in any event within twenty (20) days, 1Life will prepare and file with the SEC the preliminary proxy statement relating to the adoption of the Merger Agreement and the approval of the Transactions by 1Life’s stockholders.

Stockholder Litigation

1Life has agreed to give Amazon reasonable opportunity to participate in the defense (at Amazon’s sole cost and subject to a joint defense agreement) of any litigation, suit, claim, action, dispute, proceeding or investigation (an “Action”) brought by 1Life’s stockholders or other persons against 1Life or any of its directors, officers or representatives arising out of or relating to the Merger Agreement or the Transactions. 1Life has also agreed to give Amazon the right to review and comment on all material filings or responses to be made by 1Life in connection with any such Action, and the right to consult on the settlement with respect to, or other actions intended to moot, such Action, and 1Life will in good faith take such comments into account, and, no such settlement or mooting action will be proposed or agreed to without Amazon’s prior written consent (which, except in the case of a settlement that includes an admission of fault, will not be unreasonably withheld, conditioned or delayed). 1Life will promptly notify Amazon of any such Action and will keep Amazon reasonably and promptly informed with respect to the status thereof.

Unsecured Loan

During the Pre-Closing Period, Amazon has agreed to provide senior unsecured interim debt financing to 1Life in an aggregate principal amount of up to $300 million to be funded in up to ten tranches of $30 million per month, beginning on March 20, 2023 until the earlier of Closing and the termination of the Merger Agreement pursuant to its terms, with a maturity date of 24 months after the termination of the Merger Agreement pursuant to its terms. 1Life will agree to certain restrictive covenants and events of default customary for transactions of this type in connection with the interim debt financing, and other terms and conditions to be set forth in definitive agreements to be entered into by the parties in connection with the interim debt financing. Promptly following the date of the Merger Agreement (and in any event no later than November 15, 2022), the parties will use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing such interim debt financing reflecting the terms set forth in 1Life’s disclosure schedule and such other terms as the parties mutually agree (the “Definitive Financing Documentation”).

Conditions to the Closing of the Merger

The respective obligations of Amazon, Merger Sub and 1Life to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) of the following conditions:

•	the 1Life Stockholder Approval must have been obtained;

•

no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger; and

•

any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or the FTC not to consummate the Transactions will have expired or been terminated.

Additionally, the obligations of Amazon and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

•	the representations and warranties of 1Life

•

the representations and warranties of 1Life related to the organization and qualification of each members of the 1Life Group, a complete list of the 1Life subsidiaries, the certificate of incorporation and by-laws of 1Life and the 1Life subsidiaries, certain capitalization matters, authority of 1Life relative to the Merger Agreement, affiliate transactions, Board of Directors approvals and the vote required by 1Life’s stockholders to approve the proposal to adopt the Merger Agreement, takeover laws, the opinion of Morgan Stanley and brokers must, if qualified by materiality or “1Life Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for (x) the representations and warranties of 1Life related to 1Life’s authorized share capital, which must be true and correct in all respects, and (y) the representations and warranties of 1Life related to certain other capitalization matters, including 1Life’s issued and outstanding securities and securities reserved for future issuance, which must be true and correct in all respects, except for de minimis deviations), in each case, as of July 20, 2022, the date of the Merger Agreement, and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date);

•

the other representations and warranties contained in Article III of the Merger Agreement (disregarding all qualifications set forth therein relating to “materiality”, “1Life Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) must be true and correct as of July 20, 2022, the date of the Merger Agreement, and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have or be reasonably be expected to have a 1Life Material Adverse Effect;

•

1Life must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time;

•	since July 20, 2022, the date of the Merger Agreement, there must not have occurred a 1Life Material Adverse Effect that is continuing; and

•

1Life will have delivered to Amazon a certificate, dated the Closing Date, signed by a duly authorized officer of 1Life, certifying as to the satisfaction of the conditions specified in the three (3) bullets immediately above in this section.

Lastly, the obligations of 1Life to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

•

the representations and warranties of Amazon and Merger Sub contained in Article IV of the Merger Agreement (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) must have been true and correct as of July 20, 2022, the date of the Merger Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties must be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the Transactions or have a material adverse effect on the ability of Amazon and Merger Sub to consummate the Merger and the other Transactions;

•

each of Amazon and Merger Sub must have performed or complied in all material respects with each of the agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and

•

Amazon will have delivered to 1Life a certificate, dated the Closing Date, signed by a duly authorized officer of Amazon, certifying as to the satisfaction of the conditions specified in the two (2) bullets immediately above in this section.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or Amazon board of directors (as applicable) of the terminating party or parties, notwithstanding any prior adoption of the Merger Agreement by the stockholders of 1Life, as follows (the date of any such termination, the “Termination Date”):

•	by mutual written consent of Amazon and 1Life;

•	by either Amazon or 1Life:

•

if the Effective Time has not occurred on or before July 20, 2023 (the “Outside Date”); provided however, that if on the Outside Date any of the conditions to Closing pertaining to a Restriction (as defined below) (to the extent relating to any approvals required to consummate the transaction under the HSR Act) or the conditions to Closing relating to the expiration or termination of any waiting periods applicable to the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions have not been satisfied but all other conditions to Closing in the Merger Agreement have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date will be automatically extended to January 22, 2024; provided further that if on such extended Outside Date any of the conditions to Closing pertaining to the absence of Restrictions (to the extent relating to any approvals required to consummate the transaction under the HSR Act) or the conditions to Closing relating to the expiration or termination of any waiting periods applicable to the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions have not been satisfied but all other conditions to Closing in the Merger Agreement have been satisfied or waived or will then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date will be automatically extended one additional time to July 22, 2024. However, the right to terminate the Merger Agreement in accordance with the foregoing will not be available to any party whose failure to fulfill any agreements and covenants under the Merger Agreement has been the principal cause of, or directly resulted in, the failure of the Effective Time to occur on or before such date;

•

if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such law or order will have become final and nonappealable, or if there will be adopted following the date of execution of the Merger Agreement any law that makes consummation of the Merger illegal or otherwise prohibited (collectively, a “Restriction”). However, the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party whose failure to fulfill any agreements or covenants under the Merger Agreement relating to efforts to consummate the Merger has been the principal cause of, or directly resulted in, such law or order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

•	if the Merger Agreement fails to receive the 1Life Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof);

•	by Amazon:

•	prior to 1Life’s receipt of the 1Life Stockholder Approval, if the Board of Directors effects an Adverse Recommendation Change;

•

if 1Life has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to Closing related to the accuracy of 1Life’s representations and warranties or 1Life’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Amazon to 1Life and (B) the Outside Date as it may be extended. However, Amazon will not have the right to terminate the Merger Agreement pursuant to the foregoing if either Amazon or Merger Sub is then in breach of any of its respective representations, warranties, covenants or agreements under the Merger Agreement such that either of conditions to Closing related to the accuracy of Amazon’s representations and warranties or Amazon’s performance of covenants and agreements are not satisfied; or

•	by 1Life:

•

at any time prior to the time at which 1Life receives the 1Life Stockholder Approval, if the Board of Directors determines to enter into a definitive Acquisition Agreement with respect to a Superior Proposal in accordance with the terms and conditions of the Merger Agreement; provided that, (i) 1Life will have complied with the applicable procedures set forth in the Merger Agreement relating to termination of the Merger Agreement with respect to a Superior Proposal and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, 1Life pays to Amazon the 1Life Termination Fee;

•

if Amazon or Merger Sub has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure to be satisfied of either of the conditions to Closing related to the accuracy of Amazon’s representations and warranties or Amazon’s performance of covenants and agreements and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by 1Life to Amazon and (B) the Outside Date as it may be extended. However, 1Life will not have the right to terminate the Merger Agreement pursuant to the foregoing if 1Life is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that either of the conditions to Closing related to the accuracy of 1Life’s representations and warranties or 1Life’s performance of covenants and agreements are not satisfied.

Termination Fees and Expenses

The Merger Agreement contains certain remedies in the event of a termination.

1Life Termination Fee

1Life must pay to Amazon or its designee the amount of $136,000,000 (the “1Life Termination Fee”) upon the occurrence of any of the following events:

•

If the Merger Agreement is validly terminated (x) by Amazon or 1Life because the Merger Agreement fails to receive the 1Life Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof) or (y) by Amazon due to 1Life’s material breach of the Merger Agreement, then, if (A) prior to the time of termination on the Termination Date, an Acquisition Proposal has been publicly announced, disclosed or otherwise made public that remains outstanding and not publicly withdrawn as of, in the case of clause (x), the date of the Special Meeting, and in the case of (y), the Termination Date and (B) within twelve (12) months of the Termination Date, 1Life enters into, or submits to the 1Life stockholders for adoption, a binding written definitive agreement providing for the consummation of an Acquisition Proposal (a “Specified Acquisition Agreement”) or consummates an Acquisition Transaction, then 1Life must pay to Amazon or its designee the 1Life Termination Fee (net of any Expense Reimbursement (as defined below) previously paid), which payment must be made by wire transfer of immediately available funds within two (2) business days following the earliest to occur of the entry by 1Life into that Specified Acquisition Agreement, the submission of that Specified Acquisition Agreement to the 1Life stockholders for adoption or the consummation by 1Life of that Acquisition Transaction, in each case, as referred to in clause (B) above.

•

If the Merger Agreement is validly terminated by Amazon because, prior to 1Life’s receipt of the 1Life Stockholder Approval, the Board of Directors has effected an Adverse Recommendation Change, then 1Life must pay to Amazon or its designee the 1Life Termination Fee, which payment must be made by wire transfer of immediately available funds within two (2) business days after the termination of the Merger Agreement.

•

If the Merger Agreement is validly terminated by 1Life because, at any time prior to the time at which 1Life receives the 1Life Stockholder Approval, the Board of Directors determines to enter into a definitive Acquisition Agreement relating to a Superior Proposal in accordance with the terms of the Merger Agreement, then 1Life must pay to Amazon or its designee the 1Life Termination Fee, which payment must be made by wire transfer of immediately available funds prior to or substantially concurrently with the termination of the Merger Agreement.

Amazon Termination Fee

Amazon must pay to 1Life the amount of $195,000,000 (the “Amazon Termination Fee”) upon the occurrence of any of the following events:

•

If the Merger Agreement is validly terminated by Amazon or 1Life because the Effective Time has not occurred on or before the Outside Date (subject to certain exceptions set out in the Merger Agreement) and (x) at the time of the termination of the Merger Agreement, neither of the following conditions were satisfied or waived by Parent: (i) the condition to Closing pertaining to the absence of Restrictions (in respect of any matter involving antitrust laws) or (ii) the condition to Closing pertaining to the expiration or termination of any waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the DOJ or FTC not to consummate the Transactions; and (y) at the time of the termination of the Merger Agreement, each of the conditions to Closing in the Merger Agreement, other than the conditions referred to in (i) and (ii) above, was satisfied (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination and other than those conditions to 1Life’s obligation to consummate the Merger), then Amazon must pay to 1Life the Amazon Termination Fee by wire transfer of immediately available funds within two (2) business days of the applicable Termination Date accounts designated in writing by 1Life.

•

If the Merger Agreement is validly terminated by Amazon or 1Life because of a Restriction in respect of a matter involving antitrust laws, then Amazon must pay to 1Life the Amazon Termination Fee by wire transfer of immediately available funds within two (2) business days of the applicable Termination Date accounts designated in writing by 1Life.

•

If the Merger Agreement is validly terminated by 1Life because Amazon or Merger Sub has breached its covenants relating to using reasonable best efforts to consummate the Merger and make effective the Transactions, then Amazon must pay to 1Life the Amazon Termination Fee by wire transfer of immediately available funds within two (2) business days of the applicable Termination Date accounts designated in writing by 1Life.

In certain circumstances, the amount of the Amazon Termination Fee payable will be automatically reduced by the aggregate amount of cash outstanding under the interim debt financing loans paid by Amazon to 1Life plus all accrued and unpaid interest thereon (provided that the amount of such reduction will not exceed the amount of the Amazon Termination Fee). After giving effect to the reduction of the Amazon Termination Fee as described in the immediately preceding sentence, 1Life’s outstanding obligations under the Definitive Financing Documentation will be correspondingly reduced by the amount of such reduction.

Fees and Expenses; Expense Reimbursement

Subject to certain exceptions contained in the Merger Agreement, all Expenses (as defined below) incurred in connection with the Merger Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the closing of the Merger will be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in the Merger Agreement. “Expenses”, as used in the Merger Agreement, will include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party to the Merger Agreement and its affiliates) incurred (whether or not billed) at any time (whether before or after July 20, 2022, the date of the Merger Agreement) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, and in the case of Amazon, with respect to its due diligence investigation of 1Life and any 1Life subsidiaries.

However, in the event that the Merger Agreement is terminated by either 1Life or Amazon in certain circumstances pursuant to which 1Life fails to receive the 1Life Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof), 1Life will pay to Amazon all of the reasonable and documented out-of-pocket expenses, including those of the Paying Agent, incurred by Amazon and Merger Sub in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement, in an amount not to exceed $20,000,000 (the “Expense Reimbursement”), within two (2) business days after the date following such termination. To the extent any portion of the Expense Reimbursement is paid by 1Life to Amazon, such amount paid will be deducted from the amount of any 1Life Termination Fee owed or that becomes payable.

Specific Performance

Each of the parties to the Merger Agreement acknowledge and agree that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party to the Merger Agreement agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, subject to certain exceptions contained in the Merger Agreement) to (i) seek an order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) seek an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument in connection with such remedy.

Amendment

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken by or on behalf of the Board of Directors or the Amazon board of directors, as applicable, at any time prior to the Effective Time; provided, however, that, after receipt of the 1Life Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of 1Life under applicable law. The Merger Agreement may not be amended except by an instrument in writing signed by each of the parties to the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of any jurisdiction other than the State of Delaware to otherwise govern the Merger Agreement, except for all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) of the Definitive Financing Documentation will be exclusively governed by, and construed in accordance with, the domestic law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of law of any jurisdiction other than the State of New York.

The Board of Directors unanimously recommends, on behalf of 1Life,

that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, 1Life is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to certain named executive officers of 1Life that is based on or otherwise relates to the Merger Agreement and the Transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, 1Life is asking you to approve the following resolution:

“RESOLVED, that the stockholders of 1Life approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to 1Life’s named executive officers that is based on or otherwise relates to the Merger Agreement and the Transactions contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of 1Life’s Directors and Executive Officers in the Merger’.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Approval of the Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on 1Life. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to 1Life’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Assuming a quorum is present, (i) a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees for shares held in “street name”) will have no effect on the outcome of the Compensation Proposal, and (ii) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. Shares of 1Life common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed proxy card without indicating voting preferences on such proxy card, the shares of 1Life common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

Under the rules of Nasdaq, brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Merger Agreement, the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal and the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a

beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, if you hold your shares in “street name”, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

The Board of Directors unanimously recommends, on behalf of 1Life,

that you vote “FOR” the approval, on an advisory (non-binding) basis, of this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the proposal to adopt the Merger Agreement or the approval, on an advisory (non-binding) basis, of the Compensation Proposal.

In the Adjournment Proposal, we are asking our stockholders to approve a proposal to authorize the Board of Directors, in its discretion, to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

For the purpose of the Adjournment Proposal, (i) a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees on any of the proposals to be voted on at the Special Meeting for shares held in “street name”) will have no effect on the outcome of the Adjournment Proposal (but such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, which may make it harder to establish a quorum for the transaction of business at the Special Meeting), and (ii) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, whether or not a quorum is present. If your shares are deemed present or represented by proxy at the Special Meeting, then a failure to vote your shares will have no effect on the outcome of the Adjournment Proposal if a quorum is present but will have the same effect as a vote “AGAINST” the Adjournment Proposal if a quorum is not present. Shares of 1Life common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of 1Life common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

Under the rules of Nasdaq, brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Merger Agreement, the

Compensation Proposal and the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Merger Agreement, the Compensation Proposal or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. If your shares are deemed present in person or represented by proxy at the Special Meeting, then failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the Adjournment Proposal if a quorum is not present, but will have no effect on the Adjournment Proposal if a quorum is present. Therefore, if you hold your shares in “street name”, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

The Board of Directors unanimously recommends, on behalf of 1Life,

that you vote “FOR” this proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on Nasdaq under the symbol “ONEM.” As of                 , 2022, there were                  shares of common stock outstanding held by approximately                  stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by banks, brokers and other nominees. We have never declared or paid any cash dividends on our common stock.

On                 , 2022, the latest practicable trading day before the printing of this proxy statement, the closing price for 1Life’s common stock on Nasdaq was $                  per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports under the Exchange Act with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 30, 2022 by:

•	each person or group of affiliated persons, who we know to beneficially own more than five percent (5%) of our outstanding common stock;

•	each of our named executive officers, including one former named executive officer;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

For the purpose of the following table, each stockholder’s percentage ownership is calculated based on 195,153,633 shares of common stock outstanding as of June 30, 2022. Information given below regarding beneficial owners of more than five percent (5%) of our outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13D, 13G and other filing made with the SEC on or before June 30, 2022. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares issuable pursuant to stock options and other rights to purchase or acquire shares of our common stock within sixty (60) days of June 30, 2022. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is in care of 1Life Healthcare, Inc., One Embarcadero Center, Suite 1900, San Francisco, California 94111. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares of Common Stock Beneficially Owned
	Number	Percent
Greater than 5% Stockholders (other than directors and executive officers):
The Vanguard Group(1)	14,124,081	7.2
FMR LLC(2)	13,807,172	7.1
Tiger Global Performance, LLC(3)	13,793,100	7.1
Carlyle Partners VII Holdings, L.P.(4)	13,612,681	7.0
Temasek Holdings (Private) Limited(5)	10,347,820	5.3
BlackRock, Inc.(6)	10,072,258	5.2
Directors and Named Executive Officers:
Amir Dan Rubin(7)	7,040,635	3.5
Bjorn Thaler(8)	627,495	*
Kimber D. Lockhart(9)	337,251	*
Andrew S. Diamond(10)	313,422	*
Lisa A. Mango(11)	259,904	*
Paul R. Auvil(12)	25,458	*
Mark S. Blumenkranz, M.D.(13)	16,965	*
Bruce W. Dunlevie(14)	682,102	*
Kalen F. Holmes, Ph.D.(15)	31,074	*
David P. Kennedy(16)	274,257	*
Freda Lewis-Hall, M.D.(17)	16,965	*
Robert R. Schmidt	—	—
Scott C. Taylor(18)	4,903	*
Mary Ann Tocio(19)	53,361	*
All current directors and executive officers as a group (13 persons)(20)	9,346,541	4.6

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.
(1)

Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 9, 2022. Of the shares of common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 13,791,833 shares, shared dispositive power with respect to 332,248 shares, sole voting power with respect to no shares and shared voting power with respect to 223,385 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on February 9, 2022. FMR LLC reported that it has sole power to vote or to direct the vote of 10,752,306 shares and sole power to dispose or to direct the disposition of 13,807,172 shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(3)

Based on information reported by Tiger Global Performance, LLC, or Tiger Global, on Schedule 13G/A filed with the SEC on February 14, 2022. Of the shares of common stock beneficially owned, Tiger Global reported that it has shared voting power and shared dispositive power with respect to 13,793,100 shares. Tiger Global listed its address as 9 West 57th Street, 35th Floor, New York, New York 10019.

(4)

Reflects shares of common stock held of record by Carlyle Partners VII Holdings, L.P., or the Carlyle Investor. Carlyle Group Management L.L.C. holds an irrevocable proxy to vote less than a majority of the shares of The Carlyle Group Inc., or Carlyle, a publicly traded company listed on Nasdaq. Carlyle is the sole member of Carlyle Holdings II GP L.L.C., which is the managing member of Carlyle Holdings II L.L.C., which, with respect to the shares of common stock held by the Carlyle Investor, is the managing member of CG Subsidiary Holdings L.L.C., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of TC Group VII, L.L.C., which is the general partner of TC Group VII, L.P., which is the general partner of the Carlyle Investor. Voting and investment determinations with respect to the shares of common stock held by the Carlyle Investor are made by an investment committee of TC Group VII, L.P. comprised of Allan Holt, William Conway, Jr., Daniel D’Aniello, David Rubenstein, Peter Clare, Kewsong Lee, Norma Kuntz, Sandra Horbach and Marco De Benedetti as a non-voting observer. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by the Carlyle Investor. Each of them disclaims beneficial ownership of such securities. The address for Carlyle Partners VII Holdings, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004.

Robert R. Schmidt, a member of our board of directors, is a principal of Carlyle. In addition, we have entered into a contractual arrangement with Carlyle as an enterprise client in the ordinary course of business and therefore derive revenue from Carlyle for services provided under such arrangement.

(5)

Based on information reported by Temasek Holdings (Private) Limited, or Temasek, on Schedule 13G filed with the SEC on March 4, 2022. Of the shares of common stock beneficially owned, Temasek reported that it has shared voting and dispositive power with respect to 10,347,820 shares. Temasek listed its address as 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(6)

Based on information reported by BlackRock, Inc., or BlackRock, on Schedule 13G filed with the SEC on February 4, 2022. Of the shares of common stock beneficially owned, BlackRock reported that it has sole voting power with respect to 9,676,652 shares and sole dispositive power over 10,072,258 shares. BlackRock listed its address as 55 East 52nd Street, New York, NY 10055.

(7)

Consists of (i) 99,748 shares of common stock held directly by Mr. Rubin, (ii) 249,377 shares of common stock held by a family trust for which Mr. Rubin’s immediate family members are beneficiaries and (iii) 6,691,510 shares of common stock issuable to Mr. Rubin pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(8)

Consists of (i) 28,874 shares of common stock held directly by Mr. Thaler and (ii) 598,621 shares of common stock issuable to Mr. Thaler pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(9)	Consists of 337,251 shares of common stock held directly by Ms. Lockhart. Ms. Lockhart resigned as our Chief Technology Officer in July 2021.

(10)

Consists of (i) 110,751 shares of common stock held directly by Dr. Diamond and (ii) 202,671 shares of common stock issuable to Dr. Diamond pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(11)

Consists of (i) 88,385 shares of common stock held directly by Ms. Mango and (ii) 171,519 shares of common stock issuable to Ms. Mango pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(12)

Consists of (i) 8,596 shares of common stock held directly by Mr. Auvil and (ii) 16,862 shares of common stock issuable to Mr. Auvil pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(13)

Consists of (i) 4,534 shares of common stock held directly by Dr. Blumenkranz and (ii) 12,431 shares of common stock issuable to Dr. Blumenkranz pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(14)

Consists of (i) 8,596 shares of common stock held by Mr. Dunlevie, (ii) 665,257 shares of common stock held by entities controlled by Mr. Dunlevie and (iii) 8,249 shares of common stock issuable to Mr. Dunlevie pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(15)

Consists of (i) 4,534 shares of common stock held directly by Dr. Holmes and (ii) 26,540 shares of common stock issuable to Dr. Holmes pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(16)

Consists of (i) 7,435 shares of common stock held directly by Mr. Kennedy, (ii) 250,779 shares of common stock held by the Cape Lone Star Trust for which Mr. Kennedy and his wife are trustees and share voting and dispositive power and (iii) 16,043 shares of common stock issuable to Mr. Kennedy pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(17)

Consists of (i) 4,534 shares of common stock held directly by Dr. Lewis-Hall and (ii) 12,431 shares of common stock issuable to Dr. Lewis-Hall pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(18)	Consists of 4,903 shares of common stock held directly by Mr. Taylor.
(19)

Consists of (i) 41,147 shares of common stock held directly by Ms. Tocio and (ii) 12,214 shares of common stock issuable to Ms. Tocio pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

(20)

Consists of (i) 1,577,450 shares of common stock directly or indirectly held by all current executive officers and directors as a group and (ii) 7,769,091 shares of common stock issuable pursuant to 1Life Options exercisable within 60 days of June 30, 2022.

OTHER MATTERS

Other Matters

The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.

Future Stockholder Proposals

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of 1Life. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

1Life will hold a regular annual meeting of its stockholders in 2023 only if the Merger is not completed by then.

Stockholder Proposals for 2023 Annual Meeting of Stockholders

In the event that 1Life holds the 2023 annual meeting of stockholders, a stockholder may present proper proposals for inclusion in the 1Life proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to 1Life’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2023 annual meeting of stockholders, 1Life’s Corporate Secretary must receive the written proposal at 1Life’s principal executive offices not later than December 22, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

1Life Healthcare, Inc.

Attention: Corporate Secretary

One Embarcadero Center, Suite 1900

San Francisco, California 94111

1Life’s amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. 1Life’s amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of the Board of Directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2023 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 2, 2023; and

•	not later than the close of business on March 4, 2023.

In the event that we hold the 2023 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary of the 2022 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Nomination of Director Candidates

Holders of 1Life common stock may propose director candidates for consideration by 1Life’s nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on 1Life’s board of directors and should be directed to 1Life’s General Counsel or legal department at the address set forth above.

In addition, 1Life’s amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by 1Life’s amended and restated bylaws. In addition, the stockholder must give timely notice to 1Life’s Corporate Secretary in accordance with 1Life’s amended and restated bylaws, which, in general, require that the notice be received by 1Life’s Corporate Secretary within the time periods described above under the section in this proxy statement captioned “Other Matters—Future Stockholder Proposals—Stockholder Proposals for 2023 Annual Meeting of Stockholders” for stockholder proposals that are not intended to be included in a proxy statement.

In addition to satisfying the foregoing requirements under 1Life’s amended and restated bylaws, to comply with the universal proxy rules in connection with 1Life’s 2023 annual meeting of stockholders, stockholders who intend to solicit proxies in support of director nominees other than 1Life’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single copy of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of proxy materials, please notify your broker, or notify Broadridge Financial Solutions, Inc. at 1-866-540-7095 or by sending a written request to Broadridge Financial Solutions, Inc., Attention: Householding Department. 51 Mercedes Way. Edgewood, New York 11717. Street name stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their broker, bank or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at https://investor.onemedical.com/. Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

•

1Life’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), filed with the SEC on February 23, 2022, including the information specifically incorporated by reference into the Annual Report from 1Life’s definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2022;

•	1Life’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2022, and the quarter ended June 30, 2022, filed with the SEC on August 3, 2022;

•	1Life’s Current Reports on Form 8-K, filed with the SEC on June 6, 2022, July 8, 2022 and July 22, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

1Life’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

Any person, including any beneficial owner of shares of 1Life common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to 1Life’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

1Life Healthcare, Inc.

Attention: Investor Relations

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 814-0927

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc

1407 Broadway, 27th Floor

New York, NY 10018

(212) 929-5500

MISCELLANEOUS

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the proposal to adopt the Merger Agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AMAZON.COM, INC.,

NEGRONI MERGER SUB, INC.

and

1LIFE HEALTHCARE, INC.

Dated as of July 20, 2022

i

ii

EXHIBITS

Exhibit A –	Form of Amended and Restated Certificate of Incorporation of the Surviving Company

iii

AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2022 (this “Agreement”), among Amazon.com, Inc., a Delaware corporation (“Parent”), Negroni Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and 1Life Healthcare, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation and an indirect wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions (as defined below) are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) resolved to recommend adoption of this Agreement and approval of the Transactions by the stockholders of the Company and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders;

WHEREAS, the board of directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend adoption of this Agreement and approval of the Transactions by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized, approved and adopted the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions; and

WHEREAS, upon consummation of the Merger, each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions of and any exceptions in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of deliverables at 9:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible))), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.05 Certificate of Incorporation and By-Laws of the Surviving Company. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter amended as provided therein or by applicable Law. Parent and the Company shall take such actions reasonably necessary to cause the Amended and Restated Bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) to be amended in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name shall be “1Life Healthcare, Inc.”), and as so amended shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers of the Surviving Company. At the Effective Time: (a) the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Company as of immediately following the Effective Time and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the only officers of the Surviving Company as of immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

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ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be canceled in accordance with Section 2.01(b) or Dissenting Shares (collectively, the “Excluded Shares”), shall be converted automatically into the right to receive $18.00 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or before the Closing, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Paying Agent Agreement. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in any event, within five (5) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder

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of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered shall forthwith be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more such Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within five (5) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Company Restricted Stock Unit Awards such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority; provided, that each such Withholding Agent shall use commercially reasonable efforts to provide the recipient of such payment a reasonable opportunity to provide tax forms (including an IRS Form W-9 or appropriate IRS Form W-8, as applicable) in order to reduce or eliminate such withholding. To the extent that amounts are so withheld by the Paying Agent, the Surviving Company or Parent, as the case may be, and duly paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Company Restricted Stock Unit Awards in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be and none of the Paying Agent, the Surviving Company or the Parent, as the case may be, shall be required to pay any additional amounts with respect to such deducted or withheld amounts.

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(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options; Company Restricted Stock Unit Awards; Phantom Awards.

(a) At the Effective Time, each outstanding and unexercised option to purchase Shares granted under any Company Stock Plan (each, a “Company Stock Option”) or portion thereof that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time (with any market or performance conditions applicable to such Company Stock Options determined in accordance with the applicable award agreement relating thereto as of immediately prior to the Effective Time), and has an exercise price per Share that is less than the Merger Consideration, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Stock Option and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option or portion thereof. Parent shall cause the Surviving Company to make the payments contemplated by this Section 2.04(a) as promptly as practicable (and in no event later than the thirtieth (30th) calendar day following the Effective Time). All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(b) At the Effective Time, each outstanding and unexercised Company Stock Option or portion thereof that is unvested and that is not canceled in accordance with Section 2.04(a) or Section 2.04(c) shall, by virtue of the Merger and without further action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the amount by which the Merger Consideration exceeds the exercise price per Share of such Company Stock Option and (ii) the aggregate number of Shares subject to such unvested Company Stock Option or portion thereof as of immediately prior to the Effective Time (the “Unvested Option Payment”), provided that such Unvested Option Payment (x) shall be subject to the same vesting and forfeiture provisions as were applicable to such unvested Company Stock Option immediately prior to the Effective Time, (y) shall vest in installments over the remainder of the vesting schedule of such Company Stock Option based on the same percentage of the Company Stock Option that would have vested on each applicable vesting date, with each such installment to be paid as soon as reasonably practicable (but no more than thirty (30) calendar days) following such vesting date, and (z) shall be subject to forfeiture on the same terms and conditions as were applicable to such Company Stock Option. The transactions contemplated by this Section 2.04(b) shall in all cases be effected in a manner intended to comply with Section 409A of the Code. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(c) At the Effective Time, each Company Stock Option, whether vested or unvested, that has an exercise price per Share that is greater than the Merger Consideration shall be canceled without the payment of consideration.

(d) At the Effective Time, each outstanding restricted stock unit award granted under any Company Stock Plan (each, a “Company Restricted Stock Unit Award”) that is unvested as of the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such unvested Company Restricted Stock Unit Award as of immediately prior to the Effective

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Time (the “Unvested RSU Payment”), provided that such Unvested RSU Payment (x) shall be subject to the same vesting and forfeiture provisions as were applicable to such unvested Company Restricted Stock Unit Award immediately prior to the Effective Time, (y) shall vest in installments over the remainder of the vesting schedule of such Company Restricted Stock Unit Award based on the same percentage of the Company Restricted Stock Unit Award that would have vested on each applicable vesting date, with each such installment to be paid as soon as reasonably practicable (but no more than thirty (30) calendar days) following such vesting date, and (z) shall be subject to forfeiture on the same terms and conditions as were applicable to such Company Restricted Stock Unit Award. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(e) At the Effective Time, each Company Restricted Stock Unit Award that is vested and outstanding or payable immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such Company Restricted Stock Unit Award. Parent shall cause the Surviving Company to make the payments contemplated by this Section 2.04(e) as promptly as practicable (and in no event later than the thirtieth (30th) calendar day following the Effective Time); provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code, Parent shall cause the Surviving Company to make such payment to pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code. All such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(f) At the Effective Time, each outstanding phantom award (each, a “Phantom Award”) granted under the Iora Third Amended and Restated 2011 Equity Incentive Plan shall remain outstanding and continue to be subject to the same terms and conditions as applicable to such Phantom Award immediately prior to the Effective Time.

(g) Prior to the Effective Time, the Company Board (and/or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.04.

SECTION 2.05 Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Purchase Plan that are necessary to provide that: (a) no employee may elect to participate in the Purchase Plan after the date of this Agreement, (b) with respect to the offering period currently in progress as of the date hereof (the “Purchase Plan Offering Period”), (i) no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of this Agreement for the Purchase Plan Offering Period and (ii) the Purchase Plan Offering Period shall terminate at the earlier of (x) the scheduled purchase date for the Purchase Plan Offering Period and (y) immediately prior to the Effective Time, (c) each participant’s accumulated payroll deductions shall be used to purchase Shares in accordance with the terms of the Purchase Plan on the earlier of (x) the scheduled purchase date for the Purchase Plan Offering Period and (y) immediately prior to the Effective Time, (d) no additional offering periods shall commence thereafter and (e) the Purchase Plan shall terminate, effective at the Effective Time.

SECTION 2.06 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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SECTION 2.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each Share outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead, by virtue of the Merger, entitle its holder only to such rights as are provided to a holder of Dissenting Shares by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL with respect to any such Dissenting Shares, then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration in accordance with Section 2.01(a) and Section 2.02(b) and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL or any other applicable Law and received by the Company relating to exercise of appraisal or dissenters’ rights, and Parent shall have the opportunity to devise and implement the strategy for all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to or publicly propose to do any of the foregoing.

SECTION 2.08 Convertible Notes. At and prior to the Closing, the Company shall (and Parent shall cooperate with the Company to) comply with the provisions of the Indenture, including executing and delivering a supplemental indenture to the Indenture in form satisfactory to the Trustee (as defined in the Indenture) in connection with the Merger and the delivery, issuance or entry into any notices, certificates or other documents or instruments required to comply with the Indenture; provided that (i) the Company shall deliver a copy of any such supplemental indenture, notice, certificate, legal opinion or other document to Parent at least three (3) Business Days prior to delivering or entering into such supplemental indenture, notice, certificate, legal opinion or other document in accordance with the terms of the Indenture and shall in each case consider in good faith any comments that Parent has with respect thereto; (ii) the Company shall notify the Parent promptly after making any settlement election (including, for the avoidance of doubt, by sharing a copy of any relevant Settlement Notice (as defined in the Indenture) with respect to any Conversion Date (as defined in the Indenture)) under the Indenture; and (iii) prior to the Closing the Company shall not, except as otherwise set forth in this Section 2.08, amend, modify, supplement or terminate the Indenture or take any action that would result in a change to the Conversion Rate (as defined in the Indenture as in effect on the date hereof) without the prior written consent of the Parent, such consent not to be unreasonably withheld, conditioned or delayed. In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to, and will use their respective commercially reasonable efforts to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the Trustee under the Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, and the Company shall use commercially reasonable efforts to assist Parent in the preparation of any documentation related thereto reasonably requested by the Parent, in each case in form and substance reasonably satisfactory to Parent; provided that (i) the Repurchase Transaction shall not be consummated prior to the Closing; and (ii) Parent shall pay all reasonable and documented out-of-pocket fees and expenses incurred by the Company in taking actions requested by Parent in connection with a Repurchase Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure

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Schedule”), or (b) in any SEC Reports filed after December 31, 2020 and publicly available prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (ii) excluding (A) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (B) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are cautionary, predictive or forward-looking in nature (it being agreed that this clause (b) will not apply to the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.09)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Company Subsidiaries and Affiliated Practices.

(a) Each member of the Company Group is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization. Each member of the Company Group has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date. Each member of the Company Group is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any Equity Interest in any corporation, partnership, joint venture or other business association or entity.

(c) Section 3.01(c) of the Company Disclosure Schedule sets forth a true and complete list of all Affiliated Practices, together with the jurisdiction of organization of each Affiliated Practice and a complete and accurate list of the authorized, issued and outstanding Equity Interests of each Affiliated Practice as well as, in each case, the name of each person who holds any such issued and outstanding Equity Interests. There is no Contract that grants any person any option to purchase, subscribe for or otherwise acquire any capital stock of any Affiliated Practice (other than as set forth in the applicable Affiliated Practice Documents that have been made available to Parent). Each person who currently holds Equity Interests in an Affiliated Practice satisfies in all material respects the licensure qualifications for ownership of a professional corporation, professional association or professional limited liability company in the state of incorporation or organization of the Affiliated Practice. The Affiliated Practices are in compliance with their obligations under their respective management services agreements in all material respects. Each Affiliated Practice Document is valid, binding and in full force and effect with respect to each member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, is enforceable against the such parties in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and complies in all material respects with all applicable Laws.

SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company Bylaws, and (c) the certificate of incorporation and by-laws (or equivalent organizational documents) of each Company Subsidiary, each as in

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effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents), as so made available, is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and by-laws (or equivalent organizational documents) in any material respect.

SECTION 3.03 Capitalization.

(a) The authorized share capital of the Company consists of (i) 1,000,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b) As of the close of business on July 18, 2022, (i) 195,170,531 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company Subsidiaries, (iv) no shares of Preferred Stock were issued (whether outstanding or held in the Company’s treasury), (v) 52,973,002 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plans and the Purchase Plan (including 28,040,107 shares of Company Common Stock subject to outstanding Company Stock Options (assuming satisfaction of any market or performance conditions at maximum levels) and 11,324,697 shares of Company Common Stock subject to outstanding Company Restricted Stock Unit Awards, 6,562,538 shares of Company Common Stock reserved for issuance under the Company Stock Plans, and 7,045,660 shares of Company Common Stock reserved and available for issuance under the Purchase Plan, (vi) 9,252,432 shares of Company Common Stock were reserved for issuance pursuant to the Indenture and (vii) 437,741 shares of Company Common Stock were reserved for issuance pending the tender of letters of transmittal pursuant to the Agreement and Plan of Merger, dated June 6, 2021, by and among the Company, SB Merger Sub, Inc., Iora Health, Inc. and Fortis Advisors LLC, solely in its capacity as the representative of the stockholders of Iora Health, Inc. Since the close of business on July 18, 2022, through the date hereof, (x) no shares of Company Common Stock have been issued, except pursuant to the exercise of Company Stock Options or settlement of Company Restricted Stock Unit Awards, in each case, outstanding on or prior to the close of business on July 18, 2022, and (y) no grants of Company Stock Options or Company Restricted Stock Unit Awards have been made. Except for the Convertible Notes and as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the shares of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of all or any part of the Company or any Company Subsidiary (the “Equity Interests”), in each case, obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interests. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c) Set forth on Section 3.03(c) of the Company Disclosure Schedule is a complete and correct list, as of July 18, 2022, of (x) the number of shares of Company Common Stock subject to each outstanding Company Stock Option (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder (to the extent permissible under applicable Law), the exercise price, the grant date, the exercise period and vesting schedule of each such Company Stock Option and the Company Stock Plan pursuant to which the Company Stock Option was granted, (y) the number of shares of Company Common Stock subject to each outstanding Company Restricted Stock Unit Award, the name of the holder (to the extent permissible under applicable Law), the grant date, the vesting schedule and settlement date, and the Company Stock Plan pursuant to which such Company Restricted Stock Unit Award was granted, and (z) each outstanding Phantom Award, the

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name of the holder (to the extent permissible under applicable Law), the grant date, the vesting schedule, settlement date and the total amount of the unpaid portion of each Phantom Award.

(d) Except for the Convertible Notes (which are convertible into or exercisable for cash and/or securities having the right to vote), there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. Except for the Convertible Notes, there are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group. None of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any other member of the Company Group or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests of the Company or of any other member of the Company Group.

(e) Each outstanding Equity Interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other Liens of any nature whatsoever (other than Permitted Liens). No Company Subsidiary or Affiliated Practice owns any Shares of Company Common Stock.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, in the case of the consummation of the Merger, only to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the consummation of the Merger, only to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination,

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amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to, any Material Contract, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or be reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental or quasi-governmental authority or instrumentality, accrediting body, administrative contractor or fiscal intermediary, or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iii) any filings required under the rules and regulations of NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, and registration, declaration or filing set forth in Section 3.05(b) of the Company Disclosure Schedule and (vii) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have or be reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date.

SECTION 3.06 Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect (a) each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates, or any other Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublease, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”) and (b) each such Company Permit is in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and timely paid all fees and assessments in connection with the Company Permits and has not received any written, or, to the Knowledge of the Company, oral notice or other communication from a Governmental Authority or Payor alleging that it has failed to hold any Company Permits. Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any Affiliated Practice is, or since January 1, 2019 has been, in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is not pending nor, to the Knowledge of the Company, threatened, before any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Company, threatened, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.

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SECTION 3.07 Compliance.

(a) The businesses of the Company and each Company Subsidiary and, to the Knowledge of the Company, each Affiliated Practice, is, and since January 1, 2019, has been, conducted in compliance with, and neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any Affiliated Practice, is, or since January 1, 2019, has been, in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound, in each case, except as would not be reasonably expected to have a Company Material Adverse Effect.

(b) No investigation by any Governmental Authority with respect to any member of the Company Group that would reasonably be expected to have a Company Material Adverse Effect, is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each of the foregoing cases, as of the date of this Agreement.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group is or has been, and, to the Knowledge of the Company, none of their respective employees, directors or officers is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting, and no such suspension or debarment action has been commenced.

SECTION 3.08 Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 3, 2020 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that

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could have a material effect on the Company’s financial statements. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other SEC Report.

(e) Neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2021 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2021 that would not have or be reasonably be expected to have a Company Material Adverse Effect.

(f) Since January 3, 2020, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ.

(g) As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that are pending or, to the Company’s Knowledge, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, (a) there has not been a Company Material Adverse Effect, (b) except in connection with the Transactions and any actions reasonably taken in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19, including in response to any COVID-19 Measure, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and (c) none of the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a violation of Section 5.01.

SECTION 3.10 Absence of Litigation. Since December 31, 2019, there has been no litigation, suit, claim, action, dispute, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened, against the Company Group, or any property or asset of the Company Group (or, to the Knowledge of the Company, (i) any director or officer of the Company Group in such capacity as director or officer or (ii) any

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Affiliated Practice), other than any Actions that have not had, and would not be reasonably expected to have, a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date. As of the date of this Agreement, no member of the Company Group nor any property or asset of the Company Group, nor, to the Knowledge of the Company, any Affiliated Practice, is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority that would have, or be reasonably expected to have, a Company Material Adverse Effect or to prevent or materially delay the ability of the Company to consummate the Merger by the Outside Date.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans; provided that, with respect to any employment, termination, severance agreement, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right award agreement and grant notices or other agreement for employees of the Company or any Company Subsidiary and agreements with consultants entered into in the ordinary course of business, Section 3.11(a) of the Company Disclosure Schedule shall list (i) any form thereof and (ii) any material individual agreements or grant notices that materially deviate from the applicable standard Company or Company Subsidiary form listed in Section 3.11(a) of the Company Disclosure Schedule, each of which has been made available to Parent. With respect to each material Plan and each material individual agreement described in clause (ii) above, the Company has provided or made available to Parent a copy of each such Plan (or a description, if such Plan is not written), form of agreement and grant notice described in clause (i) above, and material individual agreement and grant notice described in clause (ii) above, and, in each case, all amendments thereto and material written interpretations thereof, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (the “IRS”) Forms 5500, (iv) the most recently prepared actuarial reports and financial statements in connection with each such Plan, (v) all material documents and material correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since January 1, 2019, and (vi) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any ERISA Affiliate has in the past six years sponsored, maintained, contributed to or been obligated to contribute to, or has any liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and (ii) each Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and the Company Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(e) With respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all contributions or other amounts payable by the

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Company or any Company Subsidiary with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP on the SEC Reports, (ii) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has (A) engaged in a transaction with respect to any Plan that is subject to ERISA that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject the Company or any Company Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, or (B) incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(g) Neither the Company nor any of the Company Subsidiaries has any obligations for retiree or post-employment health and life benefits under any Plan or collective bargaining agreement, other than coverage mandated by applicable Law.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Company Stock Option, Company Restricted Stock Unit Award and Phantom Award (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans, (B) in the case of Company Stock Options, has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant and (C) qualifies for the Tax and accounting treatment afforded to such Company Stock Option, Company Restricted Stock Unit Award and Phantom Award, as applicable, in the Tax Returns and the SEC Reports, respectively.

(i) Neither the execution of this Agreement nor the consummation of the Transactions (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions) would reasonably be expected to: (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans.

(j) None of the Plans would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions contemplated hereby either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code. The Company shall have reasonably cooperated with Parent to make available to Parent preliminary copies of Section 280G calculations prepared (whether or not final) as of the date hereof with respect to any individual who is reasonably expected to be a “disqualified individual” within the meaning of Section 280G of the Code in connection with the transactions completed by this Agreement.

SECTION 3.12 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary, or to the Knowledge of the Company, any Affiliated Practice, is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, any Company Subsidiary or Affiliated Practice. There is no petition for

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representation pending or, to the Knowledge of the Company, threatened, by any labor union before the National Labor Relations Board with respect to the employees of the Company or any Company Subsidiary or, to the Knowledge of the Company, any Affiliated Practice, and, as of the date hereof, to the Knowledge of the Company, there are no material activities or material proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any such employees. To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company, any Company Subsidiary or any Affiliated Practice before the National Labor Relations Board or any other Governmental Authority. There is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary, or to the Knowledge of the Company, any Affiliated Practice.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company, each Company Subsidiary and to the Knowledge of the Company, each Affiliated Practice, are currently in compliance with all Laws relating to labor and employment matters, including, but not limited to, those related to payment of wages, hours, overtime, employee classification (including classification as an employee or independent contractor or as exempt or non-exempt), fair employment practices (including equal employment opportunity Laws and the Fair Labor Standards Act), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, and collective bargaining, (ii) there are currently no actions, proceedings, disputes, grievances, charges, lawsuits, arbitrations, or investigations pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority between the Company, any Company Subsidiary or, to the Knowledge of the Company, any Affiliated Practice and any of their respective current or former employees or consultants, and (iii) since January 1, 2019, there have been no allegations, investigations or charges of sexual or other unlawful harassment or discrimination in employment or employment practices now pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or to the Knowledge of the Company, any Affiliated Practice, before any Governmental Authority, and during such period, there have been no actions, proceedings, disputes, grievances, arbitrations, investigations or settlements involving such matters or persons.

SECTION 3.13 Real Property; Title to Assets.

(a) No member of the Company Group owns any real property, and no member of the Company Group is a party to any Contract to purchase any real property or interest therein.

(b) Except as has not had and would not be reasonably expected to have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries or Affiliated Practices (i) has valid, legally binding, enforceable and subsisting leasehold or other applicable interests under all the existing leases, subleases, sub-subleases, licenses or other occupancy arrangements for the Leased Real Property (collectively, the “Company Leases”), free and clear of all Liens, except Permitted Liens and (ii) has actual, exclusive possession of each Leased Real Property. Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property. True, correct and complete copies of the Company Leases have been made available to Parent prior to the date of this Agreement.

(c) Except as would not have, or be reasonably expected to have, a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) there is no default under any Company Lease either by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any member of the Company Group, or to the Knowledge of the Company by any other party, thereunder. Except as has not had, and would not reasonably

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be expected to have a Company Material Adverse Effect, no member of the Company Group has (A) subleased, licensed, or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interests in any Company Lease or any interest therein.

(d) Except as has not had, and would not be reasonably expected to have, a Company Material Adverse Effect, no member of the Company Group (i) has received written, or, to the Knowledge of the Company, oral notice or other communication of or has an expropriation or condemnation proceeding pending or, to the Knowledge of the Company, threatened or proposed against any Leased Real Property or (ii) has received any written or, to the Knowledge of the Company, oral notice or other communication that its present or contemplated use of the Leased Real Property is not in conformity with all registered deeds, restrictions of record or other agreements affecting such Leased Real Property.

(e) The Leased Real Property constitutes all of the real property occupied by a member of the Company Group.

(f) Except as would not have, or be reasonably expected to have, a Company Material Adverse Effect, the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.

SECTION 3.14 Taxes.

(a) Except as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group (i) has filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all material respects, and (ii) has paid all Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary or Affiliated Practice has set aside adequate reserves in accordance with GAAP. All income and other material amounts of Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b) There is no (i) pending audit, examination, investigation, refund, litigation, proposed adjustment or other proceeding by a Governmental Authority in respect of any material Taxes or material Tax Returns of any member of the Company Group, and, no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings for material Taxes have been proposed in writing, or (ii) deficiency for any material amount of Tax asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP; additionally, in each case and solely with respect to any such claim, litigation, audit, examination, investigation or other proceeding or deficiency arising after the date hereof, no such action will reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Liens for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(c) No member of the Company Group has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than an affiliated group the common parent of which is or was the Company or any of the Company Subsidiaries) or (ii) by reason of being

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party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries or Affiliated Practices).

(d) No member of the Company Group has received written, or, to the Knowledge of the Company, oral notice or other communication of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries or Affiliated Practices does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries or Affiliated Practices is or may be subject to taxation by that jurisdiction with respect to material Taxes. No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or deficiency for Taxes (excluding extensions of time obtained by a member of the Company Group in the ordinary course of business consistent with past practice for filing of Tax Returns).

(e) No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past three (3) years.

(f) No member of the Company Group has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code, Treasury Regulation Section 1.6011-4 or any similar provision of state or local Law.

(g) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it on or prior to the Closing Date, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into on or prior to the Closing Date, (iii) an installment sale or open transaction arising on or prior to the Closing Date, (iv) a prepaid amount received, or paid, on or prior to the Closing Date other than in the ordinary course of business, or (v) any employer payroll taxes that have been deferred pursuant to Section 2302 of the CARES Act.

(h) No member of the Company Group is or will be required to include any income under Section 965 of the Code.

(i) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any federal, state, local and foreign taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, escheat, unclaimed property, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, occupancy, estimated and other similar taxes and any other assessment, fee, duty, levy or charge in the nature of a tax, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

(ii) “Tax Returns” means any returns, elections, disclosures, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.

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SECTION 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a correct and complete list of each of (x) the following Contracts, other than the Plans which shall be governed by Section 3.11, including all amendments, supplements and modifications, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list the “Material Contracts”) and (y) the Material Affiliated Practice Documents.

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 or was required to be filed with any SEC Reports filed and made publicly available after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group in the year ended December 31, 2021 exceeded $3,500,000 (or that requires by its terms payments in excess of such amount for the year ended December 31, 2022) and is not cancelable by the applicable member of the Company Group without penalty or further payments or other liabilities or obligations and without more than sixty (60) calendar days’ notice;

(iii) all Contracts involving health network partnerships and health systems partners (each, an “HSP Contract”);

(iv) all customer Contracts with annual recurring revenues paid to a member of the Company Group by enterprise customers for membership fees for the year ended December 31, 2021 (or that requires by its terms the receipt of revenues in the year ended December 31, 2022) in each case in excess of $3,500,000;

(v) all Company IP Agreements that are material to the business of the Company Group, taken as a whole (other than Standard Agreements);

(vi) any Contract containing any non-compete, exclusivity, right of first offer, right of first refusal provision, “most favored nation” provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area (A) that limits, in any material respect, the business of any member of the Company Group, or (B) that by its terms would limit, in any respect, the business of any Affiliates of the Company (other than Subsidiaries of the Company) after the Effective Time, except for any non-compete obligation contained in a Contract solely between or among members of the Company Group;

(vii) all corporate joint venture and legal partnership Contracts, and any Contracts that provide for any sharing of revenues, profits or losses with one or more persons, in each case other than Contracts solely between each Affiliated Practice and/or its equityholders, on the one hand, and the Company or any Company Subsidiary, on the other;

(viii) all Contracts pursuant to a Private Program or Medicare Advantage plan in each case, with annual revenues for the year ended December 31, 2021 (or that require by their terms the receipt of revenues for the year ended December 31, 2022) in excess of $10,000,000;

(ix) all Contracts with Medicare (including the CMS Direct Contracting Model and the CMS ACO REACH Model), state Medicaid programs, the Children’s Health Insurance Program, or TRICARE;

(x) [Reserved]

(xi) all Contracts that require or provide for the referral or recommendation of patients to a member of the Company Group, in each case, with annual revenues for the year ended December 31, 2021 (or that require by their terms the receipt of revenues for the year ended December 31, 2022) in excess of $10,000,000 and other than Contracts referred to in the foregoing clause (iv);

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(xii) all Contracts to which the Company or any of the Company Subsidiaries is a party relating to any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation, or other similar Contracts related to such transactions or any other derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133; and

(xiii) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $5,000,000 in the aggregate; (B) intercompany indebtedness among members of the Company Group in the ordinary course of business; or (C) letters of credit, bonds, or any other similar legally required financial instrument or guarantees as required in connection with (1) the Company’s Private Program or Federal Health Care Program Contracts and (2) health plan licenses held by the Company Group, including but not limited to under the Knox Keene Health Care Service Plan Act, as amended.

(b) True, correct and complete copies of each Material Contract and each Material Affiliated Practice Document have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect and except for expirations of Material Contracts and Material Affiliated Practice Documents in accordance with their terms and in the ordinary course of business, each Material Contract and each Material Affiliated Practice Document is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and the Company and the Company Subsidiaries (to the extent each is a party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract and each Material Affiliated Practice Document. Additionally, except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the rights, duties and obligations of the Company, Company Subsidiaries and the Affiliated Practices party to each of the Affiliated Practice Documents are substantially similar to the rights, duties and obligations of the Company, Company Subsidiaries and the Affiliated Practices party to each of the Material Affiliated Practice Documents. No member of the Company Group has received any written, nor, to the Knowledge of Company, oral claim of breach or default under or cancellation of any Material Contract or Material Affiliated Practice Document which remains unresolved as of the date of this Agreement, and no member of the Company Group is in breach or violation of, or default under, any Material Contract, except as has not had, or would reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, (i) no other party is in material breach or material violation of, or default under, any Material Contract or Material Affiliated Practice Document, (ii) no member of the Company Group has received, in the twelve (12) month period prior to the date of this Agreement, any written, or, to the Knowledge of the Company, oral notice or other communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to the Company Group any Material Contract or Material Affiliated Practice Document and (iii) no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to modify in a manner adverse to the Company Group any Material Contract or Material Affiliated Practice Document, except, in the case of (ii) and (iii) as would not reasonably be expected to have a Company Material Adverse Effect.

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SECTION 3.16 Insurance. Each member of the Company Group maintains insurance policies (including cybersecurity insurance policies) with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been timely paid. Except as would not reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group is in breach or default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, (i) the Company and the Company Subsidiaries have not been refused any insurance, nor has coverage been limited, by any insurance carrier, (ii) no insurer under any insurance policy of the Company Group has disputed, or given any written indication that it intends to dispute, the validity of any such insurance policies on any grounds, (iii) no claims have been made, no claim is outstanding and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to a claim under any of such insurance policies and no event, act, or omission has occurred that requires notification under any of such insurance policies, and (iv) none of the insurers under any of such insurance policies has refused in writing or, to the Knowledge of the Company, oral notice or other communication of refusal, or given any written indication or, to the Knowledge of the Company, oral notice or other communication that it intends to refuse to indemnify in whole or in part in respect of any claims under such insurance policies, and nothing has been done or omitted to be done by the Company and the Company Subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to entitle the insurers under any of such insurance policies to refuse to indemnify in whole or in part in respect of any claims under such insurance policies.

SECTION 3.17 Environmental Matters. Except as would not have, or be reasonably expected to have, a Company Material Adverse Effect, (a) the Company and each Company Subsidiary is and has been since January 1, 2019, in compliance with all applicable Environmental Laws, (b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law or Company Permit relating to pollution or the protection of the environment or human exposure to Hazardous Materials, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar U.S. federal, foreign, state or local Law or, as such relates to exposure to Hazardous Materials, to health and safety (collectively, the “Environmental Laws”) that are required to conduct the business of the Company Group, and is and has been since January 1, 2019 in compliance with all such permits and approvals, (c) no releases of (i) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, “hazardous” or “toxic” material, or “hazardous” or “toxic” waste, “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property owned, leased or operated by any member of the Company Group or any third-party sites to which any member of the Company Group has sent any materials or wastes for disposal, treatment, storage, processing, recycling or other handling, and (d) no member of the Company Group has received any written claim or notice, Action or Order from any Governmental Authority or person alleging that a member of the Company Group is or may be in violation of or subject to liability pursuant to any Environmental Law. The Company has made available to Parent all material and relevant assessments, reports, data, results of investigations, correspondence or audits in possession of the Company pertaining to environmental matters of the Company Group.

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SECTION 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete (in all material respects) list of all Registered Company Intellectual Property and material unregistered Trademarks owned by a member of the Company Group as of the date of this Agreement.

(b) (i) The operation of the business of the Company and each Company Subsidiary and the use of the Company Intellectual Property in connection therewith, does not conflict with, infringe, misappropriate or otherwise violate, and, in the past three (3) years has not conflicted with, infringed, misappropriated or otherwise violated, the valid Intellectual Property rights (other than patents) or, to the Knowledge of the Company, patents of any third party, in each case, in a manner that has or could reasonably be expected to result in a material liability to the Company and Company Subsidiaries, taken as a whole; (ii) as of the date hereof, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any of the foregoing; (iii) to the Knowledge of the Company, no person has, within the past three (3) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates or otherwise violates any material Company Intellectual Property in any material respect; and (iv) neither the Company nor a Company Subsidiary has within the three (3) year period prior to the date of this Agreement, brought or threatened any Action in connection with the foregoing. The representations and warranties in clauses (i) and (ii) of this Section 3.18(b) are the sole representations and warranties hereunder with respect to infringement, misappropriation or other violation by the Company or any Company Subsidiaries of Intellectual Property of a third party.

(c) Except as would not be material to the Company and Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, pursuant to any Contract to which the Company or a Company Subsidiary is a party: (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any material Intellectual Property, (B) the payment of any additional consideration or royalties for the Company’s or any Company Subsidiary’s right to own or use any material Intellectual Property, other than ordinary course payments for increased usage generally, not specific to the Transactions, or (C) the granting by Parent or any of its Affiliates (other than the Company and Company Subsidiaries) to any third party of material rights under any Intellectual Property owned by Parent or any such Affiliates.

(d) The Registered Company Intellectual Property is, to the Knowledge of the Company (i) subsisting, and not invalid or unenforceable, (ii) currently in compliance in all material respects with any and all applicable legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and (iii) not subject to any outstanding Order or agreement that would impair the validity or enforceability thereof, in each case, except as would not be material to the Company and Company Subsidiaries, taken as a whole. No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, as of the date hereof, based upon or challenging or seeking to deny or restrict the use by the Company or such Company Subsidiary, or the ownership, registrability, validity or enforceability, of any of the Company Intellectual Property, except for ordinary course proceedings in connection with the prosecution of the Company Intellectual Property, except as would not be material to the Company and Company Subsidiaries, taken as a whole.

(e) The Company and each Company Subsidiary has taken steps in accordance with normal industry practice to maintain the confidentiality of the material trade secrets and other material confidential Intellectual Property used in connection with its business, in each case, which the Company intended to maintain as confidential or a trade secret. (i) To the Knowledge of the Company, there has been no misappropriation of any trade secrets or other material confidential Intellectual Property used in connection with the business of the Company or any Company Subsidiary by any person, and (ii) neither the Company nor any Company Subsidiary

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has disclosed any trade secrets to any person other than pursuant to appropriate written non-disclosure, license, or similar agreements that require such trade secrets to be kept confidential, in each case (i) and (ii) , except as would not be material to the Company and Company Subsidiaries, taken as a whole.

(f) To the Knowledge of the Company, no current or former employee, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Company Intellectual Property, in each case of clauses (i) and (ii), except as would not be material to the Company and Company Subsidiaries, taken as a whole.

(g) Except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated in this Agreement will not result in the delivery, license or disclosure of any Source Code to any other person who is not either an employee or consultant of the Company or a Company Subsidiary or Parent or its Affiliates, or a person to whom any such entity otherwise makes any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms.

(h) The Company and the Company Subsidiaries are in material compliance with all license or other terms applicable to the Source Code owned by the Company and the Company Subsidiaries and incorporated into any product or service offering of the Company, and such Source Code is not subject to (i) any third party license or other terms (including Open Source Licenses) that impose use-based restrictions that would interfere with the ordinary operation of the Company’s or the Company’s Subsidiaries’ businesses or the Transactions, or (ii) any Open Source Licenses that require that the Source Code, a portion of the Source Code (other than the original Open Source Materials), a derivative work of the Source Code, or other software or documentation incorporating, used with, or distributed with the Source Code be disclosed or distributed in Source Code form, be licensed for the purpose of making derivative works, or be redistributable at no charge, in each case, except with respect to any intentional contributions made by the Company to open source projects in accordance with the Company’s standard procedures with respect thereto.

(i) Neither the Company nor the Company Subsidiaries have granted any exclusive or, other than in the ordinary course of business, non-exclusive license to any third party for any (A) Trademarks, (B) individual elements of any Trademarks, or (C) any variation or derivative of any Trademarks, in each case owned by the Company or a Company Subsidiary, except as would not be material to the Company and Company Subsidiaries, taken as a whole.

(j) None of the Company and the Company Subsidiaries have received any support, funding, resources or assistance from any Governmental Authority in connection with the development of any Company Intellectual Property, in each case, in a manner that would grant, imply or otherwise give rise to any rights or access with respect to any Company Intellectual Property.

(k) Each of the Company and the Company Subsidiaries has obtained from all persons (including any and all current or former employees, consultants, independent contractors, officers or directors of any of the Company and the Company Subsidiaries) that have created any portion of, or otherwise that would have any rights in or to, the material Company Intellectual Property, valid and enforceable written assignments to the Company or one of the Company Subsidiaries of any such work, invention, improvement or other rights that such person may have in such material Company Intellectual Property, in each case, except as would not be material to the Company and Company Subsidiaries, taken as a whole.

SECTION 3.19 Data Privacy and Security.

(a) The Company Group is, and at all times since January 1, 2019, has been, in compliance in all material respects with (i) applicable Privacy Laws, (ii) all privacy and information security obligations to which

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it is bound under Contract, and (iii) the Company Group’s publicly posted external privacy policies regarding the Company’s privacy, data protection, processing, transfer or security of Personally Identifiable Information (collectively, the “Data Security Requirements”).

(b) The Company Group maintains policies, procedures, trainings, and security measures with respect to the physical and electronic security and privacy of Personally Identifiable Information that are designed to comply with the Data Security Requirements and operate in compliance with those policies and procedures, in each case, in all material respects.

(c) The Company Group has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the computer, information technology and data processing systems, facilities and services used by and under the control of the Company Group, including all hardware, software, servers, networks, and communications facilities (“Systems”) and has implemented commercially reasonable incident response and disaster recovery procedures. To the Knowledge of the Company, the Systems are free, in all material respects, from any undisclosed disabling codes or instructions, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials. Since January 1, 2019: (i) the Systems have not suffered a material failure or malfunction, and (ii) no person has gained unauthorized access to the Systems owned by, or used and controlled by the Company Group in a manner that would reasonably be expected to be material to the Company Group.

(d) To the Knowledge of the Company, except as set forth in Section 3.19(d) of the Company Disclosure Schedule, from January 1, 2019, there has been no material security breach, material unauthorized access to or use of the Systems, or any other material loss, unauthorized disclosure or theft of any material sensitive or confidential information, including Personally Identifiable Information or the Company Group’s business data, in the possession or control of the Company Group. To the Knowledge of the Company, from January 1, 2019, the Company Group has not experienced a security incident that required notification to any Governmental Authority or to any affected individuals. Except as would not reasonably be expected to constitute a Company Material Adverse Effect, the Company has remediated in all material respects all security risks identified by any information security audit conducted since January 1, 2019.

(e) Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, there is no, and since January 1, 2019 there has not been, any material audit, investigation written claim or other Action pending, nor to the Knowledge of the Company, threatened against the Company Group or its “workforce” (as defined under HIPAA) by any person or by or before any Governmental Authority, relating to any breach or alleged breach of any Data Security Requirements.

(f) Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, since January 1, 2019, there has been no breach or other material violation of HIPAA by the Company or its “workforce” (as defined under HIPAA) with respect to Protected Health Information in the possession or under the control of the Company and no material unauthorized access, use, acquisition or disclosure of any Protected Health Information processed by or on behalf of the Company Group. The Company Group has performed security risk assessments in the frequency and manner required under HIPAA since January 1, 2019.

(g) The Company Group does not transmit or store any Protected Health Information outside of the United States and does not have in effect any contract with any third-party vendor under which the third-party vendor transmits or stores any Protected Health Information of the Company outside of the United States.

SECTION 3.20 Anti-Corruption Compliance.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group, or, to the Knowledge of the Company, any director, officer, agent, employee,

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partner or Affiliate of a member of the Company Group (in each case acting on behalf of such member of the Company Group), has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

(b) Without limiting the generality of the foregoing, except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is and has since January 1, 2017 been in compliance with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate in all material respects and have been properly filed with the appropriate Governmental Authority.

SECTION 3.21 Healthcare-Related Representations.

(a) The Company Group is, and since January 1, 2019, has been, operating in compliance with all Healthcare Laws in all material respects. Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, since January 1, 2019, no member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice or other communication from any Governmental Authority of any material violation or alleged material violation of any applicable Healthcare Law. Since January 1, 2019, no member of the Company Group has been subject to any material adverse inspection, finding, penalty assessment or other Action, or search warrant, subpoena, investigation or non-routine audit by any Governmental Authority. There are no pending or, to the Company’s Knowledge, threatened, Actions alleging that any member of the Company Group is in material violation of any Healthcare Law.

(b) No member of the Company Group is, or has been since January 1, 2019, with respect to any Governmental Authority, a party to any corporate integrity agreement, judgment, order, deferred prosecution agreement, monitoring agreement, consent decree or settlement agreement that (i) requires the payment of money by any member of the Company Group to any Governmental Authority, (ii) requires any recoupment of money from any member of the Company Group by any Governmental Authority or (iii) prohibits or materially limits any activity currently conducted by any member of the Company Group under any Healthcare Law. To the Knowledge of the Company, no member of the Company is a defendant or named party in any qui tam or False Claims Act litigation.

(c) The Company Group has and maintains, and since January 1, 2019 has maintained, commercially reasonable procedures to screen all directors, officers, Care Professionals, employees, independent contractors engaged by the Company Group and agents against the U.S. Department of Health & Human Services Office of Inspector General’s (“OIG”) List of Excluded Individuals/Entities database, applicable state exclusion and debarment lists, and the General Services Administration’s System for Award Management database no less frequently than once per month. No member of the Company Group nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their Care Professionals, employees, independent contractors or agents, (i) has been or is currently debarred, excluded, or suspended from contracting with the federal or state government or from participating in any payment program, including Federal Health Care Programs and Private Programs, (ii) is currently subject to or, to the Company’s Knowledge has been, threatened with, an investigation or proceeding that could reasonably be expected to result in such debarment, exclusion or suspension, (iii) has been assessed or, to the Knowledge of the Company, threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003, or (iv) has been convicted of any criminal offense relating to

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the delivery of any item or service reimbursable under a federal or state health care program, including any Federal Health Care Program.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, each physician, nurse practitioner, physician’s assistant, nurse, physical therapist, licensed clinical social worker, other allied health professional, or other healthcare, behavioral or social work professional currently employed by or providing services on behalf of the Company Group that requires a Permit to provide any such services (each, a “Care Professional”) (i) is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws, (ii) to the Knowledge of the Company, in the course and scope of their duties or services, is performing only those services which are permitted by such license or certification, and (iii) to the Knowledge of the Company, such license or certification is not subject to suspension, cancellation, withdrawal, revocation or modification or restriction in any manner that would prevent such person from providing services to the Company Group or any customer or client of any Company Group in the ordinary course of business. The Company Group verifies and maintains ongoing records of all licensure and certification requirements of the Care Professionals. Except as would not be reasonably expected to have a Company Material Adverse Effect, no Care Professional: (i) has been convicted, under any Healthcare Laws of a criminal offense in connection with the delivery of healthcare services; (ii) has been a party to any Action instituted by any licensure or specialty board, third-party payor, patient, customer or Governmental Authority alleging a violation of any Healthcare Law or applicable Permit by such Care Professional; (iii) has had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar Action; (iv) has been notified of any inquiry, investigation or similar proceeding instituted by any Governmental Authority for alleged violation of any Healthcare Law by such Care Professional; or (v) has been disciplined or sanctioned by any Governmental Authority for an alleged violation of any Healthcare Law.

(e) Except as would not have or be reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group, as applicable: (i) is and has been eligible and certified for participation and reimbursement under the Federal Health Care Programs and such other similar state reimbursement or governmental health care programs in which such member participates or receives payments; (ii) currently participates in Federal Health Care Programs and in private insurance programs, including non-Federal Health Care Programs administered by any private insurer, health maintenance organization, preferred provider organization, prepaid plan, health service plan, accountable care organization, or other third-party payor (collectively, “Private Programs”), pursuant to provider agreements; and (iii) is in good standing with the Federal Health Care Programs and Private Programs (collectively, “Payors”) in which such member participates or receives payments. No member of the Company Group has received written notice that any are subject to any restriction, limitation, revocation or termination of its provider status under any Payor’s or any other third-party payor program that would have a Company Material Adverse Effect. Except as would not have or be reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group is in compliance with all requirements, including all billing, coding (including risk adjustment related coding), co-pay and deductible, and reserve requirements and any limitations on balance-billing or the charging of certain fees, of each Payor and all participation agreements with Payors. Each member of the Company Group is, as applicable, in compliance with all material requirements of its agreements involving participation in the CMS Direct Contracting Model. The Company Group’s application to participate in the CMS ACO REACH Model was true, correct and complete in all material respects as of the date that it was submitted, and the Company Group has supplemented its application to the extent required by the terms of the CMS ACO REACH Model application and CMS guidance, which supplements were true, correct and complete in all material respects as of the date of such supplemental submission.

(f) Since January 1, 2019, there has been no material pending or, to the Knowledge of the Company, threatened: (i) audit (including Medicare risk adjustment data validation audits), focused review, targeted probe and educate review, claims review, recoupment, refund, set-off, challenge, suit or other penalty action or proceeding by a Governmental Authority or Payor against any member of the Company Group pursuant to any Federal Health Care Program or Private Program; or (ii) material voluntary disclosure or repayment to any

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Governmental Authority or Payor, in the case of each of clauses (i) and (ii), other than in the ordinary course of business. Since January 1, 2019, no Governmental Authority or Payor has imposed a material fine, penalty or other sanction on any member of the Company Group.

(g) Except as would not have or be reasonably be expected to have a Company Material Adverse Effect, no member of the Company Group has submitted, or caused to be submitted, any claim for payment to any Federal Health Care Program or Payor in violation of any Healthcare Law or received any payment not permitted by, or in excess of the amount provided by, applicable Healthcare Laws which has not been repaid in full or is being duly contested in the ordinary course of business. To the Knowledge of the Company, no member of the Company Group has received any notice from any Governmental Authority for any such violation or any allegation of a material billing or coding mistake, material overpayment, false claim or fraud relating to any product or service provided or billed by any member of the Company Group. Except as would not have or be reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has timely paid or made provision to pay any identified overpayment received from any Governmental Authority or Payor. Since January 1, 2019, no member of the Company Group (i) has been notified in writing or, to the Knowledge of the Company, orally that it is the subject of any non-routine Payor investigation, or (ii) has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Authority.

(h) Since January 1, 2019, no member of the Company Group, nor any of their respective directors, officers or, to the Knowledge of the Company, Care Professionals or employees or any of their independent contractors, or agents, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (i) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(i) Except as would not have or be reasonably be expected to have a Company Material Adverse Effect, (i) each member of the Company Group is, and at all times has been, in compliance with all laws and requirements established by any Governmental Authority relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date of this Agreement, in each case listed by each tax identification number of each member of the Company Group, as applicable; (ii) each member of the Company Group has used such Stimulus Funds in accordance with applicable Laws and requirements established by any Governmental Authority relating to the Stimulus Funds; (iii) any Stimulus Funds that have not been so used were either refunded to the U.S. Department of Health and Human Services or other applicable Governmental Authority or are being maintained in the bank account(s) of each member of the Company Group and have not been distributed to any person, or otherwise utilized or expended; (iv) at the time of receipt and at the time of attestation, any member of the Company Group that received Stimulus Funds met all eligibility requirements for receiving such Stimulus Funds and any information submitted in connection with any application for such funds was true and accurate in all respects. No member of the Company Group is currently the subject of a material, non-routine audit or to the Company’s Knowledge, investigation or other inquiry by a Governmental Authority with respect to a member of the Company Group’s attestation, receipt or use of any Stimulus Funds. Each member of the Company Group has timely submitted all material documentation and reporting required to date with respect to receipt and retention of the Stimulus Funds.

(j) Each member of the Company Group to the extent required by Law has adopted and implemented a compliance program having the elements of an effective corporate compliance and ethics program identified in USSG s. 8B2.1 and applicable guidance from the OIG and the Department of Justice and, except as would not have or be reasonably be expected to have a Company Material Adverse Effect, has established and maintained policies, procedures and programs reasonably designed to assure that each member of the Company Group is in compliance with all applicable Healthcare Laws. There are no internal investigations or inquiries being currently

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conducted by any member of the Company Group’s corporate compliance program that would have a Company Material Adverse Effect.

(k) Each member of the Company Group has an effective, written and signed business associate agreement (“BAA”) with each person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such person or for whom the member of the Company Group serves as a business associate, except as would not be reasonably expected to have a Company Material Adverse Effect. Such BAAs are in compliance with HIPAA in all material respects. Each member of the Company Group, and to the Knowledge of the Company, the other party to such BAA, are in compliance with the terms of the BAA and have not breached the BAA, except as would not be reasonably expected to have a Company Material Adverse Effect. Each member of the Company Group holds all necessary authorizations, consents, permissions and contractual rights necessary to use and disclose “protected health information” (as defined by HIPAA) and de-identified health information in the manner in which it is currently used and disclosed by the Company Group, except as would not be reasonably expected to have a Company Material Adverse Effect.

(l) The Company Group’s operation of each Company Stock Plan and the Care Professionals’ participation in the Company Stock Plans, as applicable, have not caused any member of the Company Group to operate out of material compliance with any Healthcare Laws, including the Stark Law and the Anti-Kickback Statute.

(m) The Company Group has created and maintains two electronic health records systems (the “EHRs”). The EHRs are operated in compliance in all material respects with all applicable Healthcare Laws. The Company has not received written, or, to the Knowledge of the Company, oral notice from any Governmental Authority of any material violation or material deficiency involving either EHR.

SECTION 3.22 Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or the Company Subsidiaries and (ii) any of the Company’s Affiliates or Affiliated Practices (as applicable) that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).

SECTION 3.23 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held (which resolutions, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, withdrawn, or modified in a manner adverse to Parent or Merger Sub), unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) resolved, subject to Section 6.03(e), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders, and (v) assuming the accuracy of the representations and warranties set forth in Section 4.04, took such actions as are necessary to render inapplicable the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the certificate of organization and bylaws of the Company and the Company Subsidiaries, in each case to the extent such restrictions would otherwise be applicable to this Agreement or the Merger.

(b) Assuming the accuracy of the representations and warranties in Section 4.04, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of capital stock or other securities of any member of the Company Group necessary to approve this Agreement and consummate the Transactions.

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SECTION 3.24 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.04, as of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.25 Opinion of Financial Advisor. The Company Board has received an opinion from Morgan Stanley & Co. LLC (“Morgan Stanley”) (the “Opinion”) to the effect that, as of the date of the Opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified as of the date of this Agreement. It is agreed and understood that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Opinion for informational purposes only.

SECTION 3.26 Brokers. No broker, finder or investment banker (other than Morgan Stanley pursuant to the engagement letter listed in Section 3.26 of the Company Disclosure Schedule, a true, correct and complete copy of which has been made available to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (subject, in case of the consummation of the Merger, only to the adoption of this Agreement by Merger Sub’s sole stockholder). Parent has or promptly will have taken all necessary action to cause Merger Sub’s sole stockholder to adopt this Agreement promptly following its execution and delivery by the parties hereto. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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SECTION 4.03 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) any filings required under the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act, (v) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, and registration, declaration or filing set forth in Section 3.05(b) of the Company Disclosure Schedule, and (vi) any other consent, approval, order, authorization, authority, transfer, waiver, disclaimer, and registration or declaration, which, in each case, if not obtained or made, would not prevent or materially delay consummation of the Transactions.

SECTION 4.04 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three (3) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

SECTION 4.05 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions.

SECTION 4.06 Operations of Merger Sub. Merger Sub is an indirect wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.

SECTION 4.07 Financing. Parent has available to it, and at Closing, Parent will have available to it, sufficient immediately available funds to consummate the Transactions, including payment of all amounts in connection with the refinancing or repayment of any outstanding indebtedness (including the Convertible Notes)

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of the Company Group required as a result of the transactions contemplated by this Agreement, and there is no restriction on the use of such cash for such purposes. Parent will have, and shall cause Merger Sub to have, at the Closing, the financial resources and capabilities to fully perform its obligations under this Agreement.

SECTION 4.08 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, all of which fees or commissions, if any, will be paid by Parent.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the time of the execution and delivery of this Agreement on the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (x) as required by applicable Law or as expressly prior consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (y) solely in respect of this Section 5.01(a) and the applicable clauses of Section 5.01(b) set forth in Section 5.01(c), for any actions or the failure to take any action in response to COVID-19 or COVID-19 Measures in accordance with Section 5.01(c), or (z) as expressly required or to the extent permitted by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries and to the extent permitted by the terms of the applicable Affiliated Practice Documents and subject to applicable Law, cause the Affiliated Practices, to use reasonable best efforts to conduct the businesses of the Company Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (i) preserve substantially intact the business organization, assets, properties and business relations of the Company Group, including its material business relationships with customers, Payors, Care Professionals, suppliers, licensors, licensees, advertisers and others having material business dealings with any members of the Company Group, (ii) keep available the services of the Company’s executive officers and, to the extent permitted by the terms of the applicable Affiliated Practice Documents and subject to applicable Law, the Affiliated Practices, in each case on commercially reasonable terms, (iii) maintain in effect all business licenses, permits, consents, franchises and approvals and authorizations necessary for the conduct of the business of the Company Group as conducted on the date hereof, and (iv) maintain relationships of the Company Group with Governmental Authorities that have jurisdiction over its business and operations.

(b) Except as expressly required or to the extent permitted by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, and, to the extent permitted by applicable Law and the terms of the Affiliated Practice Documents, the Company and Company Subsidiaries shall cause the Affiliated Practices not to, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents (including the Company Charter and the Company Bylaws);

(ii) issue, sell, dispose of, encumber, or authorize such issuance, sale, disposition or encumbrance of, any shares of any class of share capital of any member of the Company Group, or any other Equity Interests of the Company, any Company Subsidiary or any Affiliated Practice (except for (A) the issuance of Shares issuable pursuant to the vesting, exercise or settlement, as applicable, of Company Stock Options or Company Restricted Stock Unit Awards that are outstanding on the date of this

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Agreement pursuant to the terms of the applicable Company Stock Options and Company Restricted Stock Unit Awards as in effect immediately prior to the date of this Agreement or upon the conversion of the Convertible Notes pursuant to the Indenture, (B) pursuant to the Purchase Plan (as permitted under Section 2.05) (C) sales of shares to satisfy Tax withholding obligations related to vesting of Company Restricted Stock Unit Awards, (D) authorizations relating to purchases of shares under a Rule 10b5-1 plan, (E) with respect to Equity Interests of any Company Subsidiary, in connection with transactions (1) solely among the Company and one or more of its Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries, or (F) transfers of interests in Affiliated Practices from one equityholder to another “qualified professional” as reasonably determined by the Company in accordance with the terms of any Affiliated Practice Document);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital or other Equity Interests, except as required under the Indenture or for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary in the ordinary course of business;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its interests, share capital or other Equity Interests, other than (1) from holders of Company Stock Options in full or partial payment of the exercise price, or (2) in connection with the withholding of Taxes payable by any holder of Company Stock Options or Company Restricted Stock Unit Awards upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Company Stock Options or Company Restricted Stock Unit Awards or any applicable Plan as of the date hereof;

(v) sell, transfer, allow to lapse, assign, abandon, or otherwise dispose of or encumber, in any material respect, or authorize any of the foregoing with respect to, its properties, assets, operations, businesses, or interests therein (including any Company Intellectual Property) except (A) pursuant to Contracts or Company Leases in force on the date of this Agreement that have been made available to Parent, (B) any such sales, assignments, or other dispositions or encumbrances solely among members of the Company Group, (C) sales, leases, dispositions, pledges or encumbrances of assets (other than Intellectual Property) in the ordinary course of business with an aggregate fair market value of less than $10,000,000 in any twelve (12) month period, or (D) with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business;

(vi) enter into, amend, renew (or fail to exercise a renewal option under), modify or terminate a Company Lease with annual lease payments in excess of $500,000, other than any such action with respect to leases for primary care clinics in the ordinary course of business;

(vii) acquire (including by amalgamation, merger, consolidation, or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof), other than any such acquisitions for (1) an amount less than $15,000,000 individually (provided that the Company shall use commercially reasonable efforts to provide Parent with written notice prior to individual acquisition for amounts in excess of $10,000,000, including a summary of the material terms and conditions thereof) or $30,000,000 in the aggregate or (2) that would constitute or result in an entry by the Company Group into a line of business other than the provision of (x) primary care or related services, or (y) chronic care services or disease management services that are related to primary care services, or (B) any real property, other than real property less than $2,500,000 in the aggregate;

(viii) (A) except for the Convertible Notes, the Unsecured Loans and borrowings under existing credit facilities as in effect immediately prior to the date of this Agreement, repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (except loans and advances to any member of the

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Company Group or any of the Affiliated Practices, in each case in the ordinary course), or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any member of the Company Group), other than in the case of subclauses (A) and (B), loans less than $5,000,000 in the aggregate in any twelve (12) month period;

(ix) enter into, amend in any material respect, waive any material right under, renew or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement), other than in the ordinary course of business (except that no Material Contract pursuant to Section 3.15(a)(vi) or Section 3.15(a)(vii) shall be entered into), and provided that entering into, amending, or renewing Contracts in furtherance of actions that are otherwise expressly permitted under this Section 5.01(b) (including as set forth in Section 5.01 of the Company Disclosure Schedule) shall not be deemed to be in violation of this Section 5.01(b)(ix); provided, further, that the Company shall use commercially reasonable efforts to provide Parent with written notice prior to entering into or amending in any material respect any HSP Contract or any Material Affiliated Practice Document, including a summary of the material terms and conditions thereof;

(x) authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the annual capital expenditures budget (a copy of which has been set forth in Section 5.01 of the Company Disclosure Schedule) of the Company Group, taken as a whole;

(xi) except as otherwise required under any Plan or other program, policy or arrangement in existence as of the date of this Agreement: (A) increase the compensation payable or to become payable or the benefits provided to any Service Providers with target total annual cash compensation opportunities (i.e., base pay or base rate and short-term cash incentive target amounts) in excess of $300,000, (B) increase in any manner the compensation, benefits, severance or termination pay of any Service Providers with target total annual cash compensation opportunities (i.e., base pay or base rate and short-term cash incentive target amounts) at or below $300,000, in the case of this clause (B), other than in the ordinary course of business consistent with past practice; provided, that (x) any such increase in bonus or incentive payment corresponds to a routine annual salary or base pay increase implemented in the ordinary course of business consistent with past practice or (y) any such bonus (or increase in bonus) or similar incentive payment is awarded in recognition of the recipient’s performance in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider, other than amendments that do not materially increase benefits or result in materially increased administrative costs, (D) grant any retention, change of control, severance or termination pay to any current or former Service Provider, (E) loan or advance any money or other property to any current or former Service Provider, (F) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, (G) grant, or amend the terms, of any Company Stock Option, Company Restricted Stock Unit Award, Phantom Award or other equity-based award, or (H) establish, adopt, enter into or amend any collective bargaining agreement;

(xii) hire, promote or, other than in the case of a termination for cause, terminate the employment or service of any Service Provider (or any individual who would be a Service Provider if employed on the date hereof) who is above the level of Vice President;

(xiii) (A) settle (or propose to settle) any Action, other than (1) settlements involving not more than $10,000,000 in monetary damages in the aggregate (net of insurance proceeds) and that do not (x) require any actions or impose any restrictions on the business or operations of the Company Group in any material respect, or after the Effective Time, Parent or its Subsidiaries (other than the Company Group), in any respect, (y) include the admission of wrongdoing by any member of the Company Group, or (z) grant any rights to any Company Intellectual Property, and (2) stockholder litigation,

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which is the subject of Section 6.11, (B) settle (or propose to settle) any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement, or (C) commence any Action with respect to any material Company Intellectual Property against any third party;

(xiv) (A) change its financial accounting policies or procedures in effect as of December 31, 2021, other than as required by Law or GAAP, or (B) write up, write down or write off the book value of any of its assets, other than (x) in the ordinary course of business or (y) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;

(xv) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, any of the Company Subsidiaries or any Affiliated Practice;

(xvi) (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting or any material Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any material Tax Return relating to the Company, any of the Company Subsidiaries or any Affiliated

Practice that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, (E) surrender any right to claim a material Tax refund, (F) enter into any closing agreement with respect to any material Tax, (G) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business, (H) file any amended material Tax Return, (I) create an entity outside of the United States that is (x) a direct Subsidiary of the Company or any of its domestic Subsidiaries and (y) treated as a “disregarded entity” or partnership for U.S. federal income tax purposes or (J) knowingly create a permanent establishment outside of the Company or any Company Subsidiary’s place of incorporation or formation;

(xvii) cancel or terminate any insurance policies or fail to keep in force insurance policies with respect to the assets, operations, and activities of the Company Group that are consistent in all material respects with the insurance policies with respect to the assets, operations, and activities of the Company Group that are currently in effect as of the date hereof, other than in the ordinary course of business;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xix) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, clause (y) of Section 5.01(a) shall only be applicable to (i) Section 5.01(a) and Sections 5.01(b)(ix), 5.01(b)(x), 5.01(b)(xi) and 5.01(b)(xii) and (ii) to the extent that either (x) such action or the failure to take such action in response to COVID-19 Measures is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with such COVID-19 Measures or (y) such action or the failure to take such action in response to COVID-19 is reasonably determined by the Company to be necessary in response to COVID-19 in order to maintain and preserve in all material respects the business organization, assets, properties and business relations of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company as promptly as practicable shall give Parent prior written notice of any such act or failure to act to the extent reasonably practicable, which notice shall describe in reasonable detail the act or failure to act and the reason(s) that such act or failure to act is being taken, or omitted to be taken, pursuant to this paragraph and take into account in good faith the reasonable suggestions of Parent with such actions or failures to act to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after such act or failure to act.

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SECTION 5.02 Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) days, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall set a preliminary record date for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act and shall if necessary commence additional broker searches and/or adjust the preliminary record date as may be necessary to ensure that the record date can be set on a date that is as promptly as reasonably practicable after the Proxy Statement Clearance Date. As promptly as reasonably practicable after the Proxy Statement Clearance Date, the Company shall establish a record date for the Company Stockholders’ Meeting and shall commence mailing the definitive Proxy Statement to the Company’s stockholders. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(e), the Proxy Statement shall include the Company Board Recommendation without any change or qualification. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with a copy of all written correspondence between the Company or any Representatives of the Company, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information, and shall accept all changes suggested by Parent in good faith unless it would be unreasonable to do so. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) Unless this Agreement is terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date, duly call, give notice of, convene and hold the

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Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than forty-five (45) days following the Proxy Statement Clearance Date (unless the Company’s nationally recognized proxy solicitor advises that forty-five (45) days from the date of mailing the Proxy Statement is insufficient time to submit and obtain the Company Stockholder Approval, in which case, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)). The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholders’ Meeting: (i) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (v) if required by Law; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date (as it may be extended pursuant to Section 8.01(b)), (B) for more than ten (10) Business Days in each instance or twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (C) if such postponement or adjournment would require a change to the record date for the Company Stockholders’ Meeting.

(c) The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, and provided that no postponement or adjournment shall be required if it would require a change to the record date for the Company Stockholders’ Meeting. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement, the approval of the Transactions and matters related to this Agreement and the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and, shall cause each other member of the Company Group to, subject to the Company’s right to do so under the Affiliated Practice Documents), at Parent’s expense, under the supervision of appropriate personnel of the Company Group and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Group or create material risk of damage or destruction to any material assets or property: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, Employees, agents, properties, offices and other facilities of the Company Group and to the books and records thereof, and (ii) furnish as promptly as

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practicable to Parent such information concerning the business, operations, properties, Contracts, assets, liabilities, personnel and other aspects of the Company Group as Parent or its Representatives may reasonably request, including, in the case of each of clauses (i) and (ii), as set forth on Section 6.02(a) of the Company Disclosure Schedule; provided that if such access or disclosure (x) is prohibited by applicable Law, the Company and the Company Subsidiaries shall, and the Company shall cause the Affiliated Practices to (subject to the Company’s right to do so under the Affiliated Practice Documents), use their respective reasonable best efforts to provide such access or disclosure in a manner that does not violate Law or (y) would result in a loss of such privilege, the Company and the Company Subsidiaries shall, and the Company shall cause the Affiliated Practices to (subject to the Company’s right to do so under the Affiliated Practice Documents), use their respective reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated October 14, 2015, as amended by the confidentiality supplement and amendment, dated April 24, 2022 (collectively, the “Confidentiality Agreement”), between Parent and the Company; provided that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company effects an Adverse Recommendation Change of a type described in Section 6.03(e)(i), the restrictions set forth in paragraphs 4 (including (a) through (d)) through 9 of the confidentiality supplement and amendment to the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Merger Sub). The Company and Parent hereby agree, in accordance with Section 11 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b). If the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03 No Solicitation.

(a) Except as expressly permitted by this Section 6.03, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, and within two (2) Business Days after the date hereof, shall request the prompt return or destruction of all Company confidential information previously furnished to any such person who executed a confidentiality agreement since July 20, 2021 with the Company in connection with its consideration of an Acquisition Proposal and immediately terminate all access to any physical and electronic data room containing the Company’s confidential information granted to any person, its Affiliates or Representatives in connection with a possible Acquisition Proposal. During the Pre-Closing Period, the Company shall not, and shall cause each of the Company Subsidiaries not to, terminate, waive, amend or modify any confidentiality or standstill provision of any existing standstill or confidentiality agreement to which it or any of the Company Subsidiaries is a party; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision in the event that (i) doing so is required to permit a party to confidentially submit an Acquisition Proposal, (ii) the Company Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (iii) the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver, amendment or release and (iv) such waiver, amendment or release is effective only upon Parent’s receipt of such notice.

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(b) Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b) and to clarify the terms of any such unsolicited Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, (iv) take any action to exempt any person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the certificate of organization or bylaws of the Company or the Company Subsidiaries, or (v) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (x) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person that after the date of this Agreement made a bona fide written Acquisition Proposal, which Acquisition Proposal did not result from a breach (or a deemed breach) of this Section 6.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) of this Section 6.03(b) (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(b), (A) the Company Board (1) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) promptly (and in any event within 24 hours of such determination), and (C) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement entered into after the date hereof promptly (and in any event within 24 hours) following its execution. The Company shall provide any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such person.

(c) The Company shall promptly (and in any event within 24 hours after knowledge of receipt by an executive officer or director of the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any modification in any material respect thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or, any Representatives of the Company concerning, or that would reasonably be expected to lead to, an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such

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Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed on a prompt (and in any event within 24 hours of such event) basis of the status and details (including with respect to any change in price or other amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within 24 hours, following a determination in good faith by the Company Board (or any committee thereof) after consultation with its outside legal counsel and financial advisor that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as expressly set forth in Section 6.03(e), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (ii) approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement; (iv) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within the earlier of (x) ten (10) Business Days after the commencement thereof and (y) the third (3rd) Business Day prior to the date of the Company Stockholders’ Meeting (but only if the commencement is prior to such date), (v) after public announcement of an Acquisition Proposal by the third party making such Acquisition Proposal (other than an Acquisition Proposal subject to Regulation 14D under the Exchange Act), fail to publicly affirm the Company Board Recommendation within the earlier of (x) five (5) Business Days after a written request by Parent to do so and (y) by the close of business on the second Business Day immediately preceding the scheduled date of the Company Stockholders’ Meeting after a written request by Parent to do so) (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to any such Acquisition Proposal), or (vi) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (i) may effect an Adverse Recommendation Change and (ii) may, in respect of the immediately following clause (x), cause the Company to terminate this Agreement by written notice to Parent of such termination (with respect to this clause (ii), so long as, prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the Company Termination Fee) if (x) the Company receives a written Acquisition Proposal that did not result from a breach (or deemed breach), of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal and financial advisors) is a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law or (y) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that

(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or to terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) (which notice shall not constitute an Adverse Recommendation Change), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(c), (C) if requested to do so by Parent, for a period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement or any new proposal made by Parent in good faith; and (D) no earlier than the end of such five (5) Business Day period, the Company Board (after consultation with outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any such proposed amendment or modification to this Agreement or new proposal proposed by Parent during

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such five (5) Business Day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “five (5) Business Day period” shall be deemed to be references to a “three (3) Business Day period”); and

(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of five (5) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement or new proposal made by Parent in good faith and (C) no earlier than the end of such five (5) Business Day period, the Company Board shall have determined in good faith following consultation with its outside legal counsel and financial advisor, after considering the terms of any such proposed amendment or modification to this Agreement or new proposal proposed by Parent during such five (5) Business Day period, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act or Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change as long as it is accompanied by a statement reaffirming the Company Board Recommendation.

(g) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide written proposal or offer from any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement relating to, in a single transaction or series of related transactions (such transaction or transactions, an “Acquisition Transaction”): (1) any direct or indirect acquisition of, individually or in the aggregate, (A) more than 20% of the assets (based on the fair market value on a consolidated basis) of the Company and its Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (B) more than 20% of the outstanding Company Common Stock (or any Equity Interests convertible into, or exchangeable for, such Company Common Stock); (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning more than 20% of the outstanding Company Common Stock or securities of any Company Subsidiaries with respect to which more than 20% of the net revenue, income, or assets (based on fair market value on a consolidated basis) of the Company and the Company Subsidiaries is attributable, taken as a whole; or (3) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person

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or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or more than 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal, (B) changes in the stock price of the Company, (C) any breach by the Company of this Agreement or (D) the fact, in and of itself, that the Company exceeds internal or published projections (it being understood, however, that the facts or causes underlying or contributing to any of the matters described in the preceding clause (B) or (D) may be taken into account for purposes of determining whether an Intervening Event has occurred).

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach (or deemed breach) of this Section 6.03 that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal that the Company Board deems relevant) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any bona fide proposed amendment or modification (or new proposal) proposed by Parent pursuant to Section 6.03(e)(i)), and (C) the Company Board determines (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal that the Company Board deems relevant.

(h) It is understood that for all purposes of this Agreement, in the event that any Representative of the Company Group takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, such action shall be deemed to be a breach of this Section 6.03 by the Company.

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) the certificate of incorporation and bylaws (or similar organizational documents) of the Company or Company Subsidiary in effect as of the date of this Agreement and (ii) any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”), and such indemnification agreements shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except, in each case, to the extent required by applicable Law. In addition, except to the extent required by applicable Law, the certificate of incorporation and by-laws of the Surviving Company shall contain provisions

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no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, and any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 6.04(a) and the rights provided under this Section 6.04(a) until disposition of such claim.

(b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts incurred by that Indemnified Party in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as (or the fact that such person is or was) a director or officer of the Company or any Company Subsidiary, on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Company shall pay, within fifteen (15) days after receipt by Parent of a written request by an Indemnified Party or its representative, all costs and expenses of such Indemnified Party in connection with matters for which such Indemnified Party is eligible to be indemnified pursuant to this Section 6.04(b) in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction in accordance with applicable Law that such Indemnified Party is not entitled to indemnification under this Section 6.04(b). In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action and does not contain an admission of fault or wrongdoing or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c) Prior to the Effective Time, the Company shall cause to be obtained, effective at the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope (including with respect to coverage and deductibles) at least as favorable as the Company’s existing policies as of immediately prior to the Effective Time for claims arising from facts or events that occurred on or prior to the Effective Time. If for any reason the Company fails to obtain such “tail” insurance policies as of the Effective Time, Parent shall cause the Surviving Company to maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company as of immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Company or the Surviving Company, as applicable, be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current aggregate annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent shall cause the Surviving Company to

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obtain policies that provide as much coverage as is reasonably possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

(f) The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

SECTION 6.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Company and its Subsidiaries to and to the extent permitted by the terms of the applicable Affiliated Practice Documents and subject to applicable Law, cause the Affiliated Practices to, provide each employee of the Company and each employee of each of the Company Subsidiaries and each employee of each of the Affiliated Practices as of the Effective Time who continue to be employed after the Effective Time (other than those employees covered by a collective bargaining agreement, each, an “Employee”) with (i) guaranteed cash payments and annual target cash bonus opportunities under the Company’s Annual Incentive Plan and target commissions opportunities (excluding retention, change in control and equity-based compensation) that are no less favorable than such Employee’s guaranteed cash payments and annual target cash bonus opportunities under the Company’s Annual Incentive Plan and target commissions opportunities immediately prior to the Effective Time, (ii) and employee benefits (excluding any equity and long-term cash incentive compensation, defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Contracts of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time that are with any current or former Employees or directors of the Company or any Company Subsidiary, including the Company’s change in control severance plan and arrangements.

(b) Parent shall use commercially reasonable efforts to cause Employees to receive service credit for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary, any Affiliated Practice and all Affiliates for purposes of eligibility to participate, vesting and benefit accrual (but excluding benefit accruals under any defined benefit pension plan and excluding for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time (each, a “Parent Plan”) to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit for the same period of service. In addition, Parent shall use

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commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions, exclusions, actively-at work requirements and waiting periods under any Parent Plan, except to the extent such condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and the Company Subsidiaries prior to the Effective Time and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Employees and their covered dependents in the calendar year in which the Effective Time occurs.

(c) If requested by Parent in writing no later than ten (10) calendar days prior to the Effective Time, the Company shall, or shall cause its applicable Affiliate to, (i) adopt resolutions to terminate the Company 401(k) Plans, effective no later than the day immediately preceding the Effective Time and (ii) provide Parent with evidence that the Company 401(k) Plans have been terminated, with the termination of the Company 401(k) Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time. Parent shall take all commercially reasonable steps necessary to permit each eligible Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company 401(k) Plans, if any, to roll such eligible rollover distribution (including any associated plan loans) into an account under the Parent 401(k) Plan, in accordance with and subject to the terms of the Parent 401(k) Plan and the Code.

(d) Parent shall honor the payments set forth on Section 6.05(d) of the Company Disclosure Schedule.

(e) Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Company or any Company Subsidiary or Affiliated Practice or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Company or any Company Subsidiary or Affiliated Practice or any of their respective Affiliates to terminate the employment or service of any Service Provider at any time and for any reason.

SECTION 6.06 Further Action.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) using reasonable best efforts to promptly obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement, (ii) cooperating fully with the other party in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, permits and waivers, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith and (iv) using reasonable best efforts to give any notices to non-Governmental Authority third parties and to obtain any consents, approvals or waivers from non-Governmental Authority third parties that are necessary, proper or advisable to consummate the Transactions or disclosed as such in the Company Disclosure Schedule, in each case, as promptly as reasonably practicable following the date hereof (it being understood and agreed that the parties shall coordinate and cooperate in determining which of such notices to non-Governmental Authority third parties they shall give and

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which consents, approvals or waivers from non-Governmental Authority third parties they will seek to obtain); provided that, notwithstanding the foregoing, none of the Company, any Company Subsidiary, Affiliated Practice or Parent or any Subsidiary of Parent shall be required to make any payments or concessions in connection with the fulfillment of its obligations under this Section 6.06(a)(iv) and that neither the Company nor any Company Subsidiary or Affiliated Practice shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent. Each of the parties shall, upon reasonable request by the other party, use reasonable best efforts to furnish the other party with all material information concerning itself, its Subsidiaries, its business and operations as may be reasonably necessary or advisable in connection with obtaining any such non-Governmental Authority third party consent, approval or waiver identified in the foregoing sentence; provided that if such disclosure (x) is prohibited by applicable Law, the parties shall use their respective reasonable best efforts to provide such information in a manner that does not violate Law or (y) would result in a loss of such privilege, parties shall use their respective reasonable best efforts to allow for such disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege. No later than ten (10) Business Days following the date of this Agreement (unless a longer period is considered advisable and agreed to by Parent and the Company), each party shall make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable after the date of this Agreement its respective filings and notifications, if any, under any other applicable Healthcare Law or Permit, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Healthcare Law. Each party will promptly notify the other of any notice from any person or Governmental Authority alleging that the consent of such person is or may be required in connection with the Transactions.

(b) Without limiting the generality of the undertaking of the parties pursuant to Section 6.06(a), each party hereto shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts, and take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Healthcare Law that may be asserted by any Governmental Authority so as to enable the parties hereto to consummate the Transactions prior to the Outside Date; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, (i) neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner or to agree to any restriction or condition with respect thereto, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement or to agree to any restriction or condition, in each case, with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates (provided that the Company shall agree to take (and shall take) any such action with respect to the Company and the Company Subsidiaries and the Company’s Affiliates to the extent (x) the Company is requested in writing to do so by Parent and (y) such action is only binding on or otherwise applicable to the Company from and after the Effective Time and in the event that the Closing occurs) and (ii) Parent shall not be required to commit to provide prior notice to, or seek prior approval from, any Governmental Authority with respect to any future transaction. In addition, the parties hereto shall defend through litigation on the merits any claim asserted in court by any Governmental Authority or any other person under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date.

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(c) Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable Antitrust Laws and shall permit the other parties to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. None of the parties hereto shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties hereto will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. The parties hereto shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Notwithstanding anything to the contrary contained in this Agreement, Parent shall, after consultation with the Company and consideration of the Company’s views in good faith, have the right to direct, devise, and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such filings or responses), for the determination of any actions to be taken under Section 6.06(b), and for leading all meetings and communications with any Governmental Authority that has authority to enforce any Antitrust Law, including with respect to any determination to (i) commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or (ii) withdraw and refile any Notification and Report forms pursuant to the HSR Act (i.e., “pull and refile”).

SECTION 6.07 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

SECTION 6.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter until the Effective Time, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or make any other public announcement or public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent (i) the press release, public announcement or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public announcements or public statements, except with respect to the matters described in, and subject to the requirements of, Section 2.08, Section 6.03 (solely in the event of an Adverse Recommendation Change), Section 8.01 and Section 8.03 or in connection with any dispute between the parties hereto regarding this Agreement.

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SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10 Stock Exchange De-Listing. Parent shall cause the Surviving Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent in connection therewith.

SECTION 6.11 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to, or other actions intended to moot, such Action, and the Company will in good faith take such comments into account, and, no such settlement or mooting action shall be proposed or agreed to without Parent’s prior written consent (which, except in the case of a settlement that includes an admission of fault, shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

SECTION 6.12 Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) (“Takeover Laws”) becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 6.13 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority or NASDAQ (or any other securities market) in connection with the Transactions; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition set forth in Article VII to be satisfied. The Company shall use commercially reasonable efforts to provide Parent with prompt written notice following the knowledge of any Company officer of the occurrence of any of the events set forth on Section 6.13 of the Company Disclosure Schedule arising after the date of this Agreement. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty or to be deemed to be making any representation or warranty.

SECTION 6.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with

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respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.15 Unsecured Loans. During the Pre-Closing Period, Parent shall provide the Company with senior unsecured loans from time to time in an amount no greater than the maximum amount set forth on Section 6.15 of the Company Disclosure Schedule and otherwise on the terms set forth in Section 6.15 of the Company Disclosure Schedule and such other terms as the parties mutually agree (the “Unsecured Loans”). Promptly following the date of this Agreement (and in any event no later than November 15, 2022), the parties shall use their respective commercially reasonable efforts to negotiate and finalize definitive documentation evidencing the Unsecured Loans reflecting the terms set forth on Section 6.15 of the Company Disclosure Schedule and such other terms as the parties mutually agree (the “Definitive Financing Documentation”).

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any voluntary agreement with the Department of Justice Antitrust Division or the Federal Trade Commission not to consummate the Transactions shall have expired or been terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01(a) and (b), Section 3.02, Section 3.03, Section 3.04, Section 3.22, Section 3.23, Section 3.24, Section 3.25 and Section 3.26 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (x) Section 3.03(a), which shall be true and correct in all respects, and (y) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and (ii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such

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representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not have or be reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the Transactions or have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before July 20, 2023 (the “Outside Date”); provided, however, that if on the Outside Date any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c)) or Section 7.01(c) shall not have

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been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended to January 22, 2024; provided further that if on such extended Outside Date any of the conditions set forth in Section 7.01(b) (to the extent relating to the matters set forth in Section 7.01(c)) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended one additional time to July 22, 2024. The right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or directly resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party whose failure to fulfill any agreements or covenants under Section 6.06 has been the principal cause of, or directly resulted in, such Law or Order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

(d) by either Parent or the Company if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement;

(e) by Parent, prior to the Company’s receipt of the Company Stockholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(f) by the Company, at any time prior to the time at which the Company receives the Company Stockholder Approval, if the Company Board determines to enter into a definitive Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03(e)(i); provided that, (i) the Company shall have complied with Section 6.03(e)(i) and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee;

(g) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company and (B) the Outside Date as it may be extended; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if either Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions in Section 7.03(a) or Section 7.03(b) are not satisfied; or

(h) by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) is incapable of being cured prior to the Outside Date as it may be extended or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent and (B) the Outside Date as it may be extended; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions in Section 7.02(a) or Section 7.02(b) are not satisfied.

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SECTION 8.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein (including Section 8.03) shall relieve any party from liability for any common law fraud with respect to any representation or warranty contained in this Agreement or intentional breach of any covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “intentional breach” shall mean a material breach, or material failure to perform a covenant in this Agreement, that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause a material breach of this Agreement.

SECTION 8.03 Fees and Expenses.

(a) Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the closing of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred (whether or not billed) at any time (whether before or after the date hereof) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and in the case of Parent, with respect to its due diligence investigation of the Company and any Company Subsidiaries.

(b) If this Agreement shall be validly terminated:

(i) by (x) Parent or the Company pursuant to Section 8.01(d) or (y) by Parent pursuant to Section 8.01(g), then, if (A) prior to the time of termination on the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and not publicly withdrawn as of, in the case of clause (x), the date of the Company Stockholders’ Meeting, and in the case of clause (y), the Termination Date and (B) within twelve (12) months of the Termination Date the Company enters into, or submits to the stockholders of the Company for adoption, a binding written definitive agreement providing for the consummation of an Acquisition Proposal (a “Specified Acquisition Agreement”) or consummates an Acquisition Transaction, then the Company shall pay to Parent or its designee the amount of $136,000,000 (the “Company Termination Fee”) (net of any Expense Reimbursement previously paid), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days following the earliest to occur of the entry by the Company into that Specified Acquisition Agreement, the submission of that Specified Acquisition Agreement to the stockholders of the Company for adoption or the consummation by the Company of that Acquisition Transaction, in each case, as referred to in clause (B) of this Section 8.03(b)(i).

(ii) by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent or its designee the Company Termination Fee, which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after the termination of this Agreement.

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(iii) by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent or its designee the Company Termination Fee, which payment shall be made by wire transfer of immediately available funds prior to or substantially concurrently with the termination of this Agreement.

(iv) by:

(A) Parent or the Company pursuant to Section 8.01(b), if (x) at the time of the termination of this Agreement, the conditions set forth in Section 7.01(b) (in respect of a matter involving Antitrust Laws) or Section 7.01(c) were not satisfied or waived by Parent; and (y) at the time of the termination of this Agreement, each of the conditions in Article VII, other the condition set forth in Section 7.01(b) (in respect of a matter involving Antitrust Laws) or Section 7.01(c), was satisfied (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination and other than those conditions set forth in Section 7.03);

(B) Parent or the Company pursuant to Section 8.01(c) in respect of a matter involving Antitrust Laws; or

(C) the Company pursuant to Section 8.01(h) because of a breach of Section 6.06 by Parent;

then an amount equal to $195,000,000 (the “Parent Termination Fee”) shall be paid by Parent to the Company by wire transfer of immediately available funds within two (2) Business Days following the Termination Date to an account or accounts designated in writing by the Company. Upon satisfaction of the Parent Termination Fee pursuant to this Section 8.03(b)(iv) and any payments required to be paid by Parent under Section 8.03(f) and subject to Section 8.02(b)(ii) and Section 9.07, neither Parent nor Merger Sub shall have any further liability to the Company, and, except and subject to Section 8.02(b)(ii), the Parent Termination Fee shall be the sole and exclusive remedy of the Company for any loss with respect to this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties, the amount of any Parent Termination Fee payable pursuant to this Section 8.03(b) (iv)shall be automatically reduced by the aggregate amount of cash outstanding under the Unsecured Loans issued pursuant to Section 6.15 plus all accrued and unpaid interest thereon (provided that the amount of such reduction shall not exceed the amount of the Parent Termination Fee). After giving effect to the reduction of the Parent Termination Fee as described in the immediately preceding sentence, the Company’s outstanding obligations under the Definitive Financing Documentation shall be correspondingly reduced by the amount of such reduction.

(c) In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(d), the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, all of the reasonable and documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent and Merger Sub in connection with this Agreement and the other transactions contemplated by this Agreement, in an amount not to exceed $20,000,000 (the “Expense Reimbursement”), within two (2) Business Days after the date following such termination. To the extent any portion of the Expense Reimbursement is paid by the Company to Parent, such amount paid shall be deducted from the amount of any Company Termination Fee owed or that becomes payable.

(d) The right of Parent or its designees to payment of the Company Termination Fee, the payment of any Expense Reimbursement and any payments required to be paid by the Company under Section 8.03(f) from the Company shall, subject always to Section 8.02(b)(ii), be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates (collectively, the “Parent Related Parties”) for, any and all losses suffered by the Parent Related Parties in connection with this Agreement (including the termination hereof), the Transactions or any matter forming the basis for the termination hereof, and to the extent the Company Termination Fee and any payments required to be paid by the Company under Section 8.03(f) are paid, upon such payment in

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accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement (or the termination hereof) or the Transactions or any matter forming the basis for the termination hereof, except as set forth in Section 8.02(b)(ii).

(e) For purposes of Section 8.03(b)(i)(B), Acquisition Proposal and Acquisition Transaction shall have the meaning assigned to such terms in Section 6.03(g)(i), except that references to 20% in the definitions thereof shall be deemed to be references to 50%.

(f) The parties hereto acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay when due any amount pursuant to this Section 8.03, then the party that failed to make such payment shall also (i) reimburse the other party for all reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.03, and (ii) pay to the other party interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be required to pay the Company Termination Fee in connection with the termination of this Agreement or the Transactions more than once, and in no event shall Parent be required to pay the Parent Termination Fee in connection with the termination of this Agreement or the Transactions more than once.

(g) Each of the parties acknowledges that no amounts payable by the Company or Parent pursuant to this Section 8.03, including the Company Termination Fee and the Parent Termination Fee, shall constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement, the Company Disclosure Schedule, and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, and this Article IX shall survive the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email transmission and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

Amazon.com, Inc.
410 Terry Avenue
North Seattle, WA 98109

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Attention: General Counsel
Email: with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 6th Avenue
New York, NY 10019
Attention: Krishna Veeraraghavan
Kyle Seifried
Email: kveeraraghavan@paulweiss.com
kseifried@paulweiss.com

(b)	if to the Company:

1Life Healthcare, Inc.
One Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attention: Lisa Mango, General Counsel and Secretary
Email: lmango@onemedical.com with a copy (which shall not constitute notice) to:

Cooley LLP 3175 Hanover Street
Palo Alto, CA 94304
Attention: Steven Tonsfeldt
Matthew Hemington
Anne Lieberman
Email: stonsfeldt@cooley.com
hemingtonmb@cooley.com alieberman@cooley.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from complying with, or making any of the disclosures required to be made by, Section 6.03 or any other provision of this Agreement and (ii) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar business combination agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliated Practice Documents” means any and all: (i) professional services, management services, administrative services or business support services agreements between an Affiliated Practice and the Company or Company Subsidiary pursuant to which the Company or Company Subsidiary provides administrative and business support services to the Affiliated Practice; (ii) membership interest transfer restriction agreement, stock or securities transfer restriction agreement, transfer cooperation agreement, or

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other similar agreement among the Affiliated Practice, the Company or Company Subsidiary, and the persons that hold the Equity Interests in the Affiliated Practice, and any other agreements such as option agreements between an Affiliated Practice and applicable persons holding the Equity Interests in the Affiliated Practice; and (iii) any other affiliated or associated agreements between an Affiliated Practice or persons that hold Equity Interests in the Affiliated Practice and the Company or a Company Subsidiary.

“Affiliated Practices” means all of the professional medical organizations and professional limited liability companies and other entities and any and all of their Subsidiaries, to which the Company or any Company Subsidiary provides administrative and business support services under a management services agreement or administrative services agreement, including those entities listed on Section 3.01(c) of the Company Disclosure Schedule.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended.

“CMS” means the Centers for Medicare and Medicaid Services.

“CMS ACO REACH Model” means that certain ACO Realizing Equity, Access, and Community Health (REACH) Model established by CMS under Section 1115A of the Social Security Act whereby participants contract with CMS and share in financial risk associated with attributed Medicare beneficiaries.

“CMS Direct Contracting Model” means a voluntary risk-sharing program established by CMS under Section 1115A of the Social Security Act whereby Medicare fee-for-service providers can contract with CMS and share in financial risk associated with attributed Medicare beneficiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plans” means the 1Life Healthcare, Inc. 401(k) Plan.

“Company Group” means the Company, each Company Subsidiary and any Affiliated Practice.

“Company Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.

“Company IP Agreements” means all Contracts granting rights under Intellectual Property to which the Company or a Company Subsidiary is a party, including all Contracts pursuant to which (i) the Company or a Company Subsidiary licenses, grants a covenant not to sue, enters into a co-existence arrangement, permits or agrees to license or grant a covenant not to sue or permit any other person to use any Company Intellectual Property, (ii) any person licenses, grants a covenant not to sue, permits or agrees to license or grant a covenant not to sue or permit the Company or a Company Subsidiary to use any Intellectual Property, or (iii) any Intellectual Property is or has been developed by or for the Company or the Company Subsidiaries, assigned to the Company or a Company Subsidiary by any third party, or assigned by the Company or any Company Subsidiary to any third party (other than any agreements signed by employees and independent contractors assigning to the Company or a Company Subsidiary any Intellectual Property developed in the ordinary course of business), in each case of (i)-(iii), including any Contract under which the rights granted are exclusive or sublicensable.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have, individually or in the aggregate, a

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material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP or required by or any change in applicable Laws after the date hereof, (C) any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, natural disasters or the worsening of any of the foregoing, escalation of or acts of armed hostility or terrorism or escalation or worsening of war, or any similar force majeure events, (D) the announcement of the execution of this Agreement or the pendency of the Transactions provided that the exceptions in this clause (D) shall not apply to any representations or warranties contained in Section 3.05 or Section 3.11(j) (or the condition in Section 7.02(a) as it relates to the representations or warranties contained in Section 3.05 or Section 3.11(j)), or (E) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business, unless the Company seeks prior written approval from Parent for an exception to such operation, and Parent denies such approval) or the taking of any action requested in writing by Parent prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), or (C) of this clause (i) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries or geographies in which the Company Group operates, then such effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact, or (ii) any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Stock Plans” means the 2007 Equity Incentive Plan, 2017 Equity Incentive Plan, 2020 Equity Incentive Plan and the Iora Third Amended and Restated 2011 Equity Incentive Plan, in each case, as amended from time to time.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

“Contract” means any legally binding: oral or written contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise agreement or other similar instrument, obligation, commitment or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Convertible Notes” means the 3.00% Convertible Senior Notes due June 15, 2025 in an aggregate principal amount of $316,250,000.00 issued under and pursuant to the Indenture.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus and any evolutions or mutations thereof.

“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, judgment, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare (including the CMS Direct Contracting Model and the CMS ACO REACH Model), state Medicaid programs, the Children’s Health Insurance Program, TRICARE and similar or successor programs) and any other health care or payment program administered or financed in whole or in part by any domestic federal, state or local government and any successor program to any of the foregoing.

“Healthcare Laws” means all applicable Laws pertaining to healthcare regulatory matters applicable to the business, products or operations of the Company Group including: (i) applicable Laws relating to Federal Health Care Programs; (ii) any and all applicable state insurance Laws governing, regulating or pertaining to the payment for healthcare related items or services; (iii) Public Health Services Act (42 U.S.C. § 201 et seq.); (iv) applicable Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks and financial relationships between referral sources and referral recipients, including the Stark Law (42 U.S.C. § 1395nn); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the False Claims Act (31 U.S.C. § 3729 et seq.); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); the Exclusion Laws (42 U.S.C. § 1320a-7); the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Federal Health Care Fraud Law (18 U.S.C. § 1347); the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220 et seq.); (v) applicable Laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) applicable Laws pertaining to medical documentation and medical record retention; (vii) any state or federal licensure, permit or authorization for individuals, facilities, or entities, including DEA registration requirements and the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.) and quality, safety and mandated reporting of incidents, occurrences, diseases and events collaborative or supervisory agreements required by applicable Law; (viii) applicable Laws relating to the provision of free goods or sample products to customers, health care professionals or individuals; (ix) applicable Laws relating to utilization review, claims adjudication, care management, public health data collection or reporting, copayment assistance, other patient assistance programs or services, patient charges, billing and coding for health care services, health care coverage reimbursement, public health reporting, advertising and promotion and marketing for health care services, timely repayment of overpayments, recordkeeping and documentation and referrals related to health care services; (x) all applicable Laws concerning the ordering, storage, security or prescribing of controlled substances; (xi) any other applicable Laws concerning the corporate practice of medicine or nursing, the employment or engagement of healthcare professionals by non-professionals, and fee splitting or sharing of revenues, and the licensure of healthcare professionals; (xii) the 21st Century Cures Act and implementing regulations, including regulations issued by the Office of the National Coordinator for Health Information Technology and CMS regarding interoperability, information blocking and patient access (collectively, the “Cures Act”); (xiii) the CMS Promoting Interoperability Program; (xiv) in each case of the foregoing clauses (i) through (xiii), all implementing regulations promulgated thereunder and under all comparable state or local applicable Laws; (xv) all other applicable Laws regarding electronic health records systems and other certified health information technology; and (xvi) all applicable Laws relating to digital health, healthcare professional licensure, or the provision of care via telehealth or telemedicine modalities.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E.

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“Indenture” means the Indenture dated as of May 29, 2020 between the Company, as Issuer, and U.S. Bank National Association, as Trustee, relating to the Convertible Notes.

“Intellectual Property” means intellectual property rights in any jurisdiction worldwide, including rights in any of the following: (i) trademarks, service marks, trade names, trade dress, slogans, logos, corporate names, brand names and other similar indicia of origin (whether registered, arising under common law or statutory law, or otherwise), and any goodwill associated therewith (collectively, “Trademarks”); (ii) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part, extensions, renewals, re-examinations, provisionals, and counterparts thereof), utility models, statutory invention registrations, mask work rights, invention disclosures and industrial designs; (iii) confidential or proprietary information, including trade secrets and know-how; (iv) works of authorship whether or not copyrightable, copyrights (including rights in Software and databases) whether or not registered or sought to be registered, moral rights, and design rights; (v) Internet domain names; and (vi) social media accounts, identifiers, and designations.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule, in each case, including the knowledge that any such individual would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, licensee, or other interest, respectively) by any member of the Company Group under any Company Leases.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first offer or refusal, leases, subleases, conditions, covenants, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever; provided that Liens does not include non-exclusive licenses of Intellectual Property.

“Material Affiliated Practice Documents” means all (i) Management Services Agreements and Administrative Services Agreements between or among members of the Company Group for Affiliated Practices with revenues for the fiscal quarter ended March 31, 2022 in excess of $10,000,000 (“Material Affiliated Practices”); and (ii) membership interest transfer restriction agreements, stock or securities transfer restriction agreements, transfer cooperation agreements, or other similar agreements among any Material Affiliated Practice, the Company or Company Subsidiary, and the persons that hold the Equity Interests in a Material Affiliated Practice.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth in Section 1395, et seq. of Title 42 of the United States Code.

“NASDAQ” means the NASDAQ Global Select Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License, and including any adaptation or modification (e.g., adding the Commons Clause) of or exception to any such license. For the avoidance of doubt, Open Source Licenses include “copyleft” open source licenses.

“Open Source Materials” means any Software or content subject to an Open Source License.

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“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Parent 401(k) Plan” means a defined contribution plan sponsored by Parent or any of its Affiliates, as may be designated by Parent.

“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease and which are not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Leased Real Property which are not violated in any material respect by the current occupancy, operation or use of any Leased Real Property by any member of the Company Group, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, and other similar non-monetary encumbrances and matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Leased Real Property by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) non-exclusive licenses of Intellectual Property, and (h) any statutory Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Leased Real Property by any member of the Company Group.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any data or information maintained by or on behalf of the Company Group that concerns or relates to an identified or identifiable individual, as well as all information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Privacy Laws or any information that is governed, regulated or protected by one or more Privacy Laws concerning information relating to an identified or identifiable individual natural person.

“Plan” means any benefit and compensation plan, including “employee benefit plan” as defined in Section 3(3) of ERISA, whether written or unwritten, formal or informal, and whether or not subject to ERISA, including all employment, consulting (to the extent relating to a natural person), bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, equity-based award, incentive, deferred compensation, retirement, profit sharing, retiree medical or life insurance, defined benefit pension, medical, welfare, supplemental retirement, termination, severance, change in control, retention, or other plans, programs, arrangements, agreements or contracts to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any current obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former Service Provider, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Privacy Laws” means all applicable Laws that govern: (a) the privacy, security or confidentiality of Personally Identifiable Information or (b) the purposes for which Personally Identifiable Information may be collected, accessed, stored, used or disclosed. Without limiting the generality of the foregoing, “Privacy

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Laws” may include as and to the extent applicable to the Company Group: (i) HIPAA; (ii) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (iii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et seq.; (iv) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (v) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (vi) all State law equivalents of the foregoing (i)-(v); (vii) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended; (viii) all Personally Identifiable Information breach notification laws; and (ix) regulations implementing such Laws.

“Proxy Statement Clearance Date” means (i) in the event the Company does not receive comments from the SEC on the preliminary Proxy Statement, the earlier of (A) the first (1st) Business Day after the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, or (B) the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement prior to such date and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Purchase Plan” means the Company’s 2020 Employee Stock Purchase Plan.

“Registered” means registrations, recordations, filings, renewals and applications for any of the foregoing with, granted by or pending before a Governmental Authority, or, in the case of Internet domain names, a domain name registrar.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each Company Subsidiary and Affiliated Practice.

“Standard Agreements” means: (a) non-exclusive licenses granted by the Company Group to its products and services in connection with the licensing and other distribution thereof in the ordinary course of business; (b) non-exclusive licenses to the Company Group for standard, generally commercially available, unmodified “off-the-shelf” third-party software and products; (c) Open Source Licenses; (d) nondisclosure agreements; (e) any incidental non-exclusive licenses granted to a service provider in support of the services provided to the Company Group; (f) employee and independent contractor confidentiality and invention assignment agreements entered into in the ordinary course of business; and (g) other non-exclusive licenses granted pursuant to the Company Group’s standard form Contracts in the ordinary course of business.

“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and (b) developer documentation contained within the Company Group’s source code or knowledge repository relating to any of the foregoing.

“Source Code” means Software in human-readable form.

“Stimulus Funds” means any grant or other funds received by any member of the Company Group from any CARES Act (as amended), Families First Coronavirus Response Act and Health Care Enhancement Act stimulus fund programs, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program or from the U.S. Department of Health and Human Services Provider Relief Fund.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (ii) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and

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affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, the Affiliated Practices are not Subsidiaries of the Company or any Company Subsidiary.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder, or any similar state or local Law.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.22
Agreement	Preamble
BAA	§ 3.21(k)
Book-Entry Shares	§ 2.02(b)
Care Professional	§ 3.21(d)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(b)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.23(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.03(a)
Company Disclosure Schedule	Article III
Company Leases	§ 3.13(b)
Company Permits	§ 3.06
Company Restricted Stock Unit Award	§ 2.04(d)
Company Stock Option	§ 2.04(a)
Company Stockholder Approval	§ 3.23(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Data Security Requirements	§ 3.19(a)
Definitive Financing Documentation	§ 6.15
DGCL	Recitals
Dissenting Shares	§ 2.07
Effective Time	§ 1.03
Employee	§ 6.05(a)

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Defined Term	Location of Definition
Environmental Laws	§ 3.17(b)
Equity Interest	§ 3.03(b)
Exchange Act	§ 3.05(b)(i)
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
GAAP	§ 3.08(b)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(c)(ii)
HSP Contract	§ 3.15(a)(iii)
HSR Act	§ 3.05(b)(v)
Indemnified Parties	§ 6.04(a)
Intervening Event	§ 6.03(g)(ii)
IRS	§ 3.11(a)
Latest Balance Sheet	§ 3.08(e)
Law	§ 3.05(a)(ii)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Morgan Stanley	§ 3.25
OIG	§ 3.21(c)
Opinion	§ 3.25
Outside Date	§ 8.01(b)
Parent	Preamble
Parent Board	Recitals
party	Preamble
Paying Agent	§ 2.02(a)(i)
Paying Agent Agreement	§ 2.02(a)(ii)
Payment Fund	§ 2.02(a)
Payors	§ 3.21(e)
Phantom Award	§ 2.04(f)
Pre-Closing Period	§ 5.01(a)
Preferred Stock	§ 3.03(a)
Private Programs	§ 3.21(e)
Proxy Statement	§ 3.05(b)(ii)
Purchase Plan Offering Period	§ 2.05
Repurchase Transaction	§ 2.08
SEC	§ 3.05(b)(ii)
SEC Reports	§ 3.08(a)
Securities Act	§ 3.08(a)(i)
Shares	§ 2.01(a)
Secured Loans	§ 6.15
Superior Proposal	§ 6.03(g)(iii)
Surviving Company	§ 1.04
Systems	§ 3.19(c)
Tax or Taxes	§ 3.14(i)(i)
Tax Returns	§ 3.14(i)(ii)
Takeover Laws	§ 6.12

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Defined Term	Location of Definition
Termination Date	§ 8.01
Unvested Option Payment	§ 2.04(b)

SECTION 9.04 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Earth”, which is hosted by https://datasite.com in connection with the transactions contemplated hereby by 5:30 p.m. New York time, on July 19, 2022 or disclosed in an SEC Report filed and publicly available, in each case, prior to 5:30 p.m., New York time, on July 19, 2022. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV, with respect to Parent and Merger Sub, (a) no party makes, and no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in

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connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections or predictions provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties. The representations and warranties by the Company set forth in Article III (including and as qualified by the Company Disclosure Schedule) constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company. In connection with the due diligence investigation of the Company Group by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Group and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against any member of the Company Group, or any of their respective Affiliates, stockholders or Representatives, or any other person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that no member of the Company Group, nor any of their respective Affiliates, stockholders or Representatives, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

SECTION 9.07 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Confidentiality Agreement, and, when entered into, the Definitive Financing Documentation, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 9.09 Parties in Interest. Other than the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: if the Effective Time occurs, and subject to the terms and conditions in Article II: (A) the right of the Company’s stockholders to receive the Merger Consideration and (B) the right of the holders of Company Stock Options, Company Restricted Stock Unit Awards, and Phantom Awards to receive the consideration as applicable pursuant to Section 2.04.

SECTION 9.10 Remedies; Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law

64

or equity, including monetary damages, except as limited by Section 8.03) to (a) seek an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) seek an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 9.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of any jurisdiction other than the State of Delaware to otherwise govern this Agreement, except for all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) of the Definitive Financing Documentation shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02 or in any other manner permitted by applicable Law; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary in this Agreement (including this Section 9.11(b)), each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Parent or any of its Affiliates under the Definitive Financing Documentation, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

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SECTION 9.13 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.14 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.15 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.16 Affiliated Practices. Notwithstanding the representations and warranties of the Company Group with respect to the Affiliated Practices in Article III nor the covenants of the Company Group relating to the Affiliated Practices set forth in Article V (the “Covenants”), nothing contained herein or in any schedules are intended by the Company to, nor shall they be deemed for any purpose to mean, suggest or serve as evidence that the Company is in any way engaged in the practice of medicine or is in violation of any applicable Laws requiring that only duly licensed professionals engage in the practice of medicine. No Company or Company Subsidiary owns or controls the Affiliated Practices. To the contrary, the Affiliated Practices are separate legal entities wholly owned and operated by duly licensed physicians who are solely responsible for the Affiliated Practices’ own conduct and actions. Notwithstanding the foregoing, in no event shall this Section be construed to limit or otherwise modify any of the representations, warranties, covenants or agreements contained in this Agreement or any of the rights or remedies of the Parent and Merger Sub hereunder.

SECTION 9.17 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

1LIFE HEALTHCARE, INC.

By	/s/ Amir Dan Rubin
Name: Amir Dan Rubin Title: Chief Executive Officer and President

AMAZON.COM, INC.

By	/s/ Peter Krawiec
Name: Peter Krawiec Title: Senior Vice President, Worldwide Corporate Development

NEGRONI MERGER SUB, INC.

By	/s/ Peter Krawiec
Name: Peter Krawiec Title: President

[Signature Page to Agreement and Plan of Merger]

Annex B

July 20, 2022

Board of Directors

1Life Healthare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

Members of the Board:

We understand that 1Life Healthcare, Inc. (the “Company”), Amazon.com, Inc. (the “Buyer”) and Negroni Merger Sub, Inc., an indirect wholly owned subsidiary of the Buyer (“Acquisition Sub”), have entered into an Agreement and Plan of Merger, dated as of July 20, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares (i) held in the treasury of the Company, (ii) owned by any direct or indirect wholly owned subsidiary of the Company, (iii) owned by the Acquisition Sub, the Buyer or any direct or indirect wholly owned subsidiary of the Buyer or (iv) as to which dissenters’ rights have been perfected under Section 262 of the Delaware General Corporation Law (clauses (i), (ii), (iii) and (iv), collectively, the “Excluded Shares”), will be converted into the right to receive $18.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will have sufficient immediately available funds to consummate the Merger. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion does not address the relative merits of the Merger as compared to any other alternatives available to the Company, or whether or not such alternatives could be achieved or are available. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and financial advisory and financing services for the Company and have received fees in connection with such services, and we are currently a lender to Buyer, unrelated to the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ari Terry
Ari Terry Managing Director

Annex C

Section 262 of the General Corporate Law of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Preliminary - Subject to Completion]

1LIFE HEALTHCARE, INC.

ONE EMBARCADERO CENTER

SUITE 1900

SAN FRANCISCO, CA 94111

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by          Eastern Time on         . Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ONEM2022SM

You may attend the meeting via live audio webcast on the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by          Eastern Time on         . Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you submit this proxy card by mail, it must be received no later than          Eastern Time on         .

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89699-S51400	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1LIFE HEALTHCARE, INC.	[Preliminary - Subject to Completion]

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:	For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated July 20, 2022 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among 1Life Healthcare, Inc. (“1Life”), a Delaware corporation, Amazon.com, Inc. (“Amazon”), a Delaware corporation, and Negroni Merger Sub, Inc. (“Merger Sub”), a Delaware corporation. Upon the terms and subject to the conditions of the Merger Agreement, Amazon will acquire 1Life via a merger of Merger Sub with and into 1Life, with 1Life continuing as the surviving corporation and an indirect wholly-owned subsidiary of Amazon (the “Merger”).

	☐	☐	☐

2.  To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to 1Life’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

	☐	☐	☐

3.  To adjourn the special meeting of the 1Life stockholders (the “Special Meeting”) to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at www.proxyvote.com.

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D89700-S51400

[Preliminary - Subject to Completion] 1LIFE HEALTHCARE, INC. Special Meeting of Stockholders , Pacific Time This proxy is solicited by the Board of Directors

The undersigned stockholder of 1LIFE HEALTHCARE, INC. (“1Life”), a Delaware corporation, hereby appoints Amir Dan Rubin, Bjorn Thaler and Lisa A. Mango, or any of them, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the special meeting of the 1Life stockholders to be held on          at          Pacific Time (the “Special Meeting”), via live audio webcast on the Internet at www.virtualshareholdermeeting.com/ONEM2022SM, and any adjournments, continuations, or postponements thereof, and to vote all shares of 1Life common stock that the undersigned would be entitled to vote if virtually present upon such business as may properly come before the Special Meeting, including the items on the reverse side of this form. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not provide any direction, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned stockholder may revoke this proxy at any time before it is voted by re-voting at a subsequent time by Internet or by telephone, by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on this proxy card, by delivering a signed revocation letter to the Corporate Secretary before the Special Meeting or by attending the Special Meeting via live audio webcast on the Internet and voting virtually at the Special Meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting of stockholders accompanying the proxy statement.

Continued and to be signed on reverse side